Exhibit 4.27

Confidential	Execution Version
YIC/1001254848
EUR 425m Facility Agreement

Dated 22 December 2023

THE ENTITIES LISTED IN SCHEDULE 1

as Borrowers

DNB BANK ASA
BANCO SANTANDER, S.A.
COÖPERATIEVE RABOBANK U.A.
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK
CRÉDIT INDUSTRIEL ET COMMERCIAL SINGAPORE BRANCH
THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH
KFW IPEX-BANK GMBH
OVERSEA-CHINESE BANKING CORPORATION LIMITED
SOCIETE GENERALE
SPAREBANK 1 SR-BANK ASA
STANDARD CHARTERED BANK (SINGAPORE) LIMITED
as Mandated Lead Arrangers

with

DNB BANK ASA
as Agent

DNB BANK ASA
as Security Agent

DNB BANK ASA
as Sinosure Agent

guaranteed by

CADELER A/S

FACILITY AGREEMENT
for Sinosure-backed Green Term Loan Facility of up to

€425,000,000

Contents

Clause		Page
Section 1 - Interpretation		1
1	Definitions and interpretation	1
Section 2 - The Facility		37
2	The Facility	37
3	Purpose	40
4	Conditions of Utilisation	40
Section 3 - Utilisation		42
5	Utilisation	42
6	Ancillary Facilities	44
Section 4 - Repayment, Prepayment and Cancellation		48
7	Repayment	48
8	Illegality, prepayment and cancellation	49
9	Restrictions	53
Section 5 - Costs of Utilisation		56
10	Interest	56
11	Interest Periods	58
12	Changes to the calculation of interest	59
13	Fees	61
Section 6 - Additional Payment Obligations		63
14	Tax gross-up and indemnities	63
15	Increased Costs	67
16	Other indemnities	68
17	Mitigation by the Lenders	71
18	Costs and expenses	72
Section 7 - Guarantee		74
19	Guarantee and indemnity	74
Section 8 - Representations, Undertakings and Events of Default		79
20	Representations	79
21	Information undertakings	86
22	Financial covenants	93
23	General undertakings	96
24	Construction period	101
25	Dealings with Ship	101
26	Condition and operation of Ship	107
27	Insurance	110
28	Minimum security value	114
29	Chartering undertakings	117

30	Bank accounts	119
31	Business restrictions	120
32	Hedging Contracts	124
33	Events of Default	128
34	Position of Hedging Providers	134
Section 9 - Changes to Parties		136
35	Changes to the Lenders	136
36	Changes to the Obligors	141
Section 10 - The Finance Parties		145
37	Roles of Agent, Security Agent, Sinosure Agent and Arranger	145
38	Trust and security matters	157
39	Enforcement of Transaction Security	162
40	Application of proceeds	163
41	Reference Banks	166
42	Finance Parties tax affairs	167
43	Finance Parties acting together	167
44	Sharing among the Finance Parties	168
Section 11 - Administration		171
45	Payment mechanics	171
46	Set-off	174
47	Notices	174
48	Calculations and certificates	176
49	Partial invalidity	177
50	Remedies and waivers	177
51	Amendments and waivers	177
52	Confidential Information	182
53	Confidentiality of Funding Rates and Reference Bank Quotations	185
54	Counterparts	186
55	Contractual recognition of bail-in	186
Section 12 - Governing Law and Enforcement		188
56	Governing law	188
57	Enforcement	188
Schedule 1 The original parties		189
Schedule 2 Ship information		205
Schedule 3 Conditions precedent		207
Part 1 Initial conditions precedent		207
Part 2 Conditions precedent on each Delivery		210
Part 3 Conditions Precedent for Additional Guarantors		215
Schedule 4 Utilisation Request		217

Schedule 5 Form of Disbursement and Repayment Report to Sinosure	218
Schedule 6 Selection Notice	221
Schedule 7 Original Schedule of Repayment Amounts	222
Schedule 8 Form of Accession Deed	224
Schedule 9 Form of Transfer Certificate	226
Schedule 10 Form of Compliance Certificate	229
Schedule 11 Form of Green Loan Compliance Certificate	230
Schedule 12 Forms of Notifiable Debt Purchase Transaction Notice	231
Part 1 Form of Notice on Entering into Notifiable Debt Purchase Transaction	231
Part 2 Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Parent Affiliate	232

THIS AGREEMENT is dated 22 December 2023 and made between:

(1)	THE ENTITIES listed in Schedule 1 (The original parties) as borrowers and hedging guarantors (the Borrowers);
(2)	CADELER A/S (the Parent) details of which are specified in Schedule 1 (The original parties);
(3)

DNB BANK ASA, BANCO SANTANDER, S.A., COÖPERATIEVE RABOBANK U.A., CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, CRÉDIT INDUSTRIEL ET COMMERCIAL SINGAPORE BRANCH, THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH, KFW IPEX-BANK GMBH, OVERSEA-CHINESE BANKING CORPORATION LIMITED, SOCIETE GENERALE, SPAREBANK 1 SR-BANK ASA, STANDARD CHARTERED BANK (SINGAPORE) LIMITED as mandated lead arrangers (whether acting individually or together the Arrangers);

(4)	DNB BANK ASA as bookrunner and co-ordinator (the Bookrunner);
(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) as lenders (the Original Lenders);
(6)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) as hedging providers (the Original Hedging Providers);
(7)	DNB BANK ASA as agent of the other Finance Parties (other than the Security Agent) (the Agent);
(8)	DNB BANK ASA as Sinosure agent of the Lenders (the Sinosure Agent); and
(9)	DNB BANK ASA as security agent and trustee for the other Finance Parties (the Security Agent).

IT IS AGREED as follows:

Section 1 -  Interpretation

1	Definitions and interpretation
1.1	Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Acceptable Bank means:

(a)

a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of “A-” or higher by Standard & Poor's Rating Services or Fitch Ratings Ltd or “Baa1” or higher by Moody's Investor Services Limited or a comparable rating from another internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Majority Lenders and Sinosure,

and which is approved by the Borrowers.

Accession Deed means a document substantially in the form set out in Schedule 8 (Form of Accession Deed).

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 30 (Bank accounts).

Account Bank means, in relation to any Account, the bank or financial institution specified as such in Schedule 1 (The original parties), any Lender, or another bank or financial institution approved by the Majority Lenders and Sinosure at the request of the Borrowers.

Account Holder(s) means, in relation to any Account, each Obligor in whose name that Account is held.

Account Security means, in relation to an Account, a deed or other instrument executed by the relevant Account Holder(s) in favour of the Security Agent or any other Finance Party in an agreed form conferring a Security Interest over that Account.

Accounting Reference Date means 31 December or such other date as may be approved by the Majority Lenders.

Active Facility means, at any relevant time, such part of the Total Commitments (whether drawn or undrawn) as is then available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Commitments is not cancelled or reduced under this Agreement.

Additional Guarantor means a legal entity which becomes or is to become a guarantor under this Agreement (on a joint and several basis with the Parent and any other Guarantor) in accordance with, and defined as such in, clause 36.5 (Additional Guarantors) and Additional Guarantors means any or all of them.

Advance A means a borrowing of a part of the Total Commitments by the Borrowers up to the Ship Commitment in respect of Ship A, which is to be made available in relation to Ship A, or (as the context may require) the outstanding principal amount of such borrowing.

Advance B means a borrowing of a part of the Total Commitments by the Borrowers up to the Ship Commitment in respect of Ship B, which is to be made available in relation to Ship B, or (as the context may require) the outstanding principal amount of such borrowing.

Advances means Advance A and Advance B, and:

(a)	in relation to Ship A, it means Advance A; and
(b)	in relation to Ship B, it means Advance B,

and Advance means any of them.

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as such under the Finance Documents and includes any separate trustee or co-trustee appointed under clause 38.8 (Additional trustees).

Ancillary Commencement Date means, in relation to an Ancillary Facility, the date on which that Ancillary Facility is first made available, which date shall be a Business Day within the Ancillary Facility Availability Period.

Ancillary Commitment means, in relation to an Ancillary Lender and an Ancillary Facility, the maximum amounts in euro (or the equivalent in euro of any other currency) which that Ancillary Lender has agreed (whether or not subject to satisfaction of conditions precedent) to make available from time to time under an Ancillary Facility in accordance with the terms of clause 6 (Ancillary Facilities), to the extent that amount is not cancelled or reduced under this Agreement or the Ancillary Documents relating to that Ancillary Facility.

Ancillary Document means each document relating to or evidencing the terms of an Ancillary Facility.

Ancillary Facility means any ancillary facility made available by an Ancillary Lender in accordance with clause 6 (Ancillary Facilities) and Ancillary Facilities means any or all of them.

Ancillary Facility Availability Period means, in relation to an Ancillary Facility, the period starting on the first Utilisation Date and ending on the earlier of (a) the latest Final Repayment Date under this Agreement and (b) the date specified as such in the relevant Ancillary Facility.

Ancillary Lender means each Lender which makes available an Ancillary Facility in accordance with clause 6 (Ancillary Facilities) and Ancillary Lenders means any or all of them.

Ancillary Outstandings means, at any time, in relation to an Ancillary Lender and an Ancillary Facility then in force the aggregate of the equivalents (as calculated by that Ancillary Lender) in euro of the face amount of each guarantee, bond and letter of credit under that Ancillary Facility, as determined by such Ancillary Lender, acting reasonably in accordance with its normal banking practice and in accordance with the relevant Ancillary Document.

Annex VI means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

Approved Flag State means Denmark, Norway, the Republic of Cyprus, the Republic of Panama, the United Kingdom or any other flag state approved by the Majority Lenders.

Approved Shareholder means any legal entity (other than a Borrower or the Parent) which:

(a)	is a wholly-owned direct or indirect Subsidiary of the Parent; and
(b)	is incorporated, registered or formed under the laws of a jurisdiction in all respects acceptable to all the Lenders and Sinosure.

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Auditors means EY Godkendt Revisionspartnerselskab or any other “Big Four” accounting firm appointed by the Parent to act as its or their statutory auditors.

Authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration.

Available Commitment means a Lender's Commitment minus the amount of its participation in the Loan.

Available Facility means the aggregate for the time being of all the Lenders' Available Commitments.

Backstop Date means, in relation to a Ship, the date identified as such in Schedule 2 (Ship information) or such other later date approved by all the Lenders and Sinosure resulting from any delay in the Scheduled Delivery Date as a result of permissible delays under the relevant Building Contract.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)

in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b)	in relation to the United Kingdom, the UK Bail-In Legislation; and

(c)

in relation to any other state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

Bareboat Charter means, in relation to each Ship, a bareboat charter for that Ship between the relevant Owner as owner and a Bareboat Charterer as charterer in the agreed form (and includes an Initial Bareboat Charter and a JV Bareboat Charter) and Bareboat Charters means any or all of them.

Bareboat Charterer means the Parent or any other Group Member which becomes a bareboat charterer under a Bareboat Charter of a Ship pursuant to the terms of clause 25.8 (Chartering).

Basel Accords means the Basel II Accord, Basel III Accord and Reformed Basel III.

Basel Regulation means either a Basel II Regulation or a Basel III Regulation.

Basel II Accord means the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord or Reformed Basel III.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel Accords.

Basel II Regulation means:

(a)

any law or regulation in force as at the date hereof implementing the Basel II Accord, (including the relevant provisions of CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord or Reformed Basel III; and

(b)	any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:

(a)

the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)

the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III” including Reformed Basel III.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates) and includes a CRR Increased Cost.

Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRR) save to the extent that such law or regulation re-enacts a Basel II Regulation.

Break Costs means the amount (if any) by which:

(a)

the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in an Advance or relevant part of it or Unpaid Sum to the last day of the current Interest Period in respect of that Advance or relevant part of it or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)

the amount which that Lender would be able to obtain by placing an amount equal to the relevant principal amount or Unpaid Sum received by it on deposit with a leading bank for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.

Builder means, in relation to a Ship, the person specified as such in Schedule 2 (Ship information).

Building Contract means, in relation to a Ship, the shipbuilding contract specified in Schedule 2 (Ship information) between its Builder and the relevant Owner relating to the construction of such Ship.

Building Contract Documents means in relation to a Ship, the Building Contract for that Ship and any guarantee or security given by any person to the relevant Owner for the Builder's obligations under the relevant Building Contract.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in Beijing, London, Madrid, Paris, Oslo and Singapore, and (in relation to any date for payment or purchase of euro) any TARGET Day.

BW Group means BW Altor Pte. Ltd. of the Republic of Singapore and its Subsidiaries from time to time.

Change of Control occurs if, at any time and without the prior written approval of all the Lenders and Sinosure:

(a)

any Borrower ceases to be a wholly-owned direct Subsidiary of the Parent, unless (subject to the proviso at the end of this definition) that Borrower has become a wholly-owned direct Subsidiary of an Approved Shareholder; or

(b)

any Borrower that (subject to the proviso at the end of this definition) has become a wholly-owned direct Subsidiary of an Approved Shareholder ceases to be a wholly-owned direct Subsidiary of that Approved Shareholder unless (subject to the proviso at the end of this definition) that Borrower has become a wholly-owned direct Subsidiary of the Parent or another Approved Shareholder; or

(c)	any Approved Shareholder that (subject to the proviso at the end of this definition) owns shares in a Borrower ceases to be a wholly-owned direct or indirect Subsidiary of the Parent; or
(d)

the Parent ceases to have the right or ability to control the affairs, or the composition of the majority of the board of directors, of any Borrower and/or any Bareboat Charterer, and/or any Approved Shareholder that (subject to the proviso at the end of this definition) owns shares in a Borrower; or

(e)	any Bareboat Charterer ceases to be the Parent or a direct or indirect (and wholly-owned, unless it is a Bareboat Charterer under a JV Bareboat Charter) Subsidiary of the Parent; or
(f)

any person or group of persons acting in concert (other than Swire Pacific or the BW Group) hold legally and beneficially more than 25% of each of (i) the issued and outstanding share capital and/or (ii) the issued and outstanding voting share capital, of the Parent,

Provided however that it shall not constitute a Change of Control under paragraph (a) or (b) above if all (but not part of) the shares in a Borrower are transferred from the Parent to an Approved Shareholder, or from an Approved Shareholder to another Approved Shareholder, provided that at the time of such transfer:

(i)

such Approved Shareholder has delivered to all Finance Parties and Sinosure any “know your customer” and other similar documents as required by any of them and the relevant Finance Parties and Sinosure are satisfied with the same and their relevant internal checks; and

(ii)

such Approved Shareholder becomes an Additional Guarantor pursuant to the terms of clause 36.5 (Additional Guarantors) and grants a Security Interest over the shares of the relevant Borrower on terms materially similar to the relevant Share Security and in agreed form (which shall constitute Finance Documents), together with any documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in respect of such Security Interest and the Approved Shareholder; and

(iii)

the Parties have entered into such other amendments and documents (including any amendment to this Agreement) as the Agent (acting reasonably) may require in respect of the above matters (at the cost and expense of the Borrowers); and

(iv)

the entry by such Approved Shareholder into any of the above documents does not otherwise constitute a Default nor would otherwise cause or result in an Event of Default (and the Parent has confirmed the same in writing to the Agent).

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Transaction Security.

Charter means, in relation to a Ship, any charter commitment in relation to that Ship (other than a Bareboat Charter), which is entered into during the Facility Period between (a) either the Owner or the Bareboat Charterer as disponent owner; and (b) any person (other than a Bareboat Charterer or any Group Member or any Affiliate of any of them) as charterer or counterparty of such Owner or (as applicable) such Bareboat Charterer thereunder, and which is capable of lasting in excess of 12 months (without taking into account any options to extend or renew contained therein), and it includes an Initial Charter, and Charters means all of them.

Charter Documents means, in relation to a Ship and a Charter of that Ship, that Charter, any documents supplementing it and any Charter Guarantee.

Charter Guarantee means, in relation to a Ship and a Charter of that Ship, any guarantee or security given by any person for the relevant Charterer’s obligations under it.

Charter Guarantor means, in relation to a Ship and a Charter of that Ship, the guarantor or counterparty of the relevant Owner or Bareboat Charterer under the Charter Guarantee for that Charter.

Charterer means, in relation to a Ship and a Charter of that Ship, the charterer or counterparty of the relevant Owner or Bareboat Charterer under that Charter (and it includes the Initial Charterers).

Classification means, in relation to a Ship, an appropriate classification available to vessels of this type (being on the date of this Agreement the classification specified in respect of such Ship in Schedule 2 (Ship information)) with the relevant Classification Society selected by the Owner.

Classification Society means, in relation to a Ship, the classification society specified in respect of such Ship in Schedule 2 (Ship information), Lloyd’s Register, American Bureau of Shipping or Bureau Veritas or another classification society (being a member of the International Association of Classification Societies (IACS) or, if such association no longer exists, any similar association nominated by the Agent) approved by the Majority Lenders as its Classification Society, at the request of the relevant Owner.

Code means the US Internal Revenue Code of 1986.

Commitment means:

(a)

in relation to an Original Lender, the amount set opposite its name under the heading “Commitment” in Schedule 1 (The original parties) and the amount of any other Commitment assigned to it under this Agreement; and

(b)	in relation to any Lender, the amount of any Commitment assigned to it under this Agreement,

to the extent not cancelled, reduced or assigned by it under this Agreement.

Compliance Certificate means a certificate substantially in the form set out in Schedule 10 (Form of Compliance Certificate) or otherwise approved.

Confirmation shall have, in relation to any Hedging Transaction, the meaning given to that term in the relevant Hedging Master Agreement.

Confidential Information means all information relating to an Obligor, the Group, the Transaction Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any Group Member or any of its advisers; or
(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Member or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)	information that:
(A)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 52 (Confidential Information); or
(B)	is identified in writing at the time of delivery as non-confidential by any Group Member or any of its advisers; or
(C)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)	any Funding Rate or Reference Bank Quotation.

Constitutional Documents means, in respect of an Obligor, such Obligor's memorandum and articles of association, by-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).

Contract Price means, in relation to a Ship, the purchase price of such Ship payable under the Building Contract for such Ship as such purchase price may be varied from time to time pursuant to the terms of the Building Contract for such Ship (including by variation orders for equipment and/or by any liquidated damages unless such liquidated damages relate to delays in the delivery of the relevant Ship).

CRR means either CRR-EU or, as the context may require, CRR-UK.

CRR-EU means regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms and regulation 2019/876 of the European Union amending Regulation (EU) No 575/2013 and all delegated and implementing regulations supplementing that Regulation.

CRR Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with the CRR (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

CRR-UK means CRR-EU as amended and transposed into the laws of the United Kingdom by the European Union (Withdrawal) Act 2018 and the European Union (Withdrawal Agreement) Act 2020 and as amended by the Capital Requirements (Amendment) (EU Exit) Regulations 2019.

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;
(b)	enters into any sub-participation in respect of; or
(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

Debt Service Reserve Account means any account with an Account Bank which is defined as such in any Account Security or which is designated as a "Debt Service Reserve Account" under clause 30 (Bank accounts).

Declassification Date means the date on which the Agent (acting on the instructions of the Majority Lenders) and Sinosure exercise their right to declassify the Loan as a "green loan" in accordance with paragraph (a) of clause 23.16 (Declassification Event).

Declassification Event means:

(a)	if the Agent receives a Declassification Request from the Borrowers;
(b)	the Borrowers cease to be in compliance with the Green Asset Criteria; or
(c)

failure by the Borrowers to comply with the requirements of clause 21.16 (Green Loan Compliance Certificate and Green Loan Report), unless the failure to comply is capable of remedy and it is remedied within 10 Business Days of the earlier of (i) the Agent giving notice to the Borrowers and (ii) the Borrowers becoming aware of the failure to comply.

Declassification Request means a notice signed by the Borrowers requesting that the Loan is no longer to be classified as a “green loan” for the purposes of the “Green Loan Provisions”. Such notice shall:

(a)	be signed by a director of each Borrower;
(b)	state the proposed Declassification Date; and
(c)	set out in reasonable detail the green loan related information demonstrating why the Loan should no longer be a “green loan”.

Deed of Covenant means, in relation to a Ship in respect of which the Mortgage is in account current form and where it is customary to grant a deed of covenant, a first deed of covenant in respect of such Ship by the relevant Owner in favour of the Security Agent in the agreed form.

Default means an Event of Default or any event or circumstance specified in clause 33 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

Defaulting Lender means any Lender:

(a)

which has failed to make its participation in an Advance available (or has notified the Agent or the Borrowers (which has notified the Agent) that it will not make its participation in an Advance available) by the Utilisation Date of that Advance in accordance with clause 5.4 (Lenders' participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or
(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and,

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Delegate means any delegate, agent, attorney, additional trustee or co-trustee appointed by the Security Agent.

Delivery means, in relation to a Ship, the delivery of the Ship by the Builder and acceptance of the Ship by the relevant Owner under the relevant Building Contract.

Delivery Date means, in relation to a Ship, the date on which its Delivery occurs.

Disposal Repayment Date means in relation to:

(a)	a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date; or
(b)

a sale of a Mortgaged Ship by the relevant Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price (and upon or immediately prior to such completion).

Disruption Event means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:
(i)	from performing its payment obligations under the Finance Documents; or
(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Earnings means, in relation to a Ship and a person, all money at any time payable to that person for or in relation to the use or operation of such Ship including freight, hire and passage moneys, money payable to that person for the provision of services by or from such Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment and contributions of any nature whatsoever in respect of general average (including all moneys payable to the Owner and/or a Bareboat Charterer of such Ship under any Charter, Charter Guarantee or Bareboat Charter in respect of such Ship, respectively).

Earnings Account means any account with an Account Bank which is defined as such in any Account Security or which is designated as an "Earnings Account" under clause 30 (Bank accounts).

EBITDA has the meaning given to clause 22.2 (Financial definitions).

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

Eligible Institution means any Lender or other bank, financial institution, trust, fund or other entity selected by the Borrowers and which, in each case, is not a Group Member.

Environmental Claims means:

(a)	enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or
(b)	any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)

any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)	any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

EU Ship Recycling Regulation means Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC (Text with EEA relevance).

EURIBOR means, in relation to an Advance or any part of it and any Unpaid Sum:

(a)	the applicable Screen Rate as of 11:00 a.m. (Brussels time) on the relevant Quotation Day for a period equal in length to the Interest Period of that Advance or relevant part of it or Unpaid Sum; or
(b)	as otherwise determined pursuant to clause 12.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero, EURIBOR shall be deemed to be zero.

Event of Default means any event or circumstance specified as such in clause 33 (Events of Default).

External Reviewer means S&P Global or any replacement external reviewer being a member firm of Deloitte, Ernst & Young Global Limited, KPMG International Limited, PricewaterhouseCoopers International Limited or DNV or any other person approved by the Majority Lenders as may be appointed from time to time by the Parent, provided that any such replacement is:

(a)

an independent professional services firm, environmental consultancy firm or ratings agency which is regularly engaged in the application and monitoring of ESG standards and ESG calculation methodologies; and

(b)	not an Affiliate of an Obligor.

Facility means the term loan facility made available by the Lenders under this Agreement as described in clause 2 (The Facility).

Facility Office means:

(a)

in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for Tax purposes.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been irrevocably and unconditionally and discharged in full.

FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;
(b)

any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)

any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or
(b)

in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letters means any letters entered into between (a) any Finance Parties and (b) any Obligors by reference to this Agreement in relation to any fees payable to any Finance Parties and Fee Letter means any one of them.

Final Repayment Date means, subject to clause 45.7 (Business Days), in relation to an Advance, the date falling 144 Months after the Utilisation Date for that Advance.

Finance Documents means this Agreement, any Accession Deed, any Ancillary Document, any Compliance Certificate, any Green Loan Compliance Certificate, any Fee Letter, any Utilisation Request, any Quiet Enjoyment Agreement in relation to any Ship, the Security Documents, any Transfer Certificate, any Hedging Contracts, any Hedging Master Agreement and any other document designated as such by the Agent and the Borrowers and shall, for the avoidance of doubt, exclude each Sinosure Insurance Policy.

Finance Party means the Agent, the Security Agent, any Arranger, the Bookrunner, the Sinosure Agent, any Hedging Provider, a Lender or any Ancillary Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances at banks or other financial institutions;
(b)	any acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);
(c)	any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;
(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and meet any requirement for de-recognition under GAAP);
(f)

any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)	any amount raised by the issue of shares which are redeemable (other than at the option of the issuer) before the latest Final Repayment Date or are otherwise classified as borrowings under GAAP;
(i)

any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind entering into the agreement is to raise finance or to finance the acquisition or construction of the asset or service in question or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(j)

any amount raised under any other transaction (including any forward sale or purchase, sale and sale back or sale and leaseback agreement) of a type not referred to in any other paragraph of this definition having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

Financial Year means the annual accounting period of the Group ending on or about the Accounting Reference Date in each year.

First Repayment Date means, in relation to an Advance and subject to clause 45.7 (Business Days), the date falling three Months after the Utilisation Date in respect of such Advance.

Flag State means, in relation to a Ship (i) any Approved Flag State in which a Ship is or is to be registered on the Delivery Date, (ii) any other Approved Flag State in which a Ship is or is to be registered at the request of the relevant Owner, subject to the provisions of paragraph (b) of clause 25.2 (Ship’s name and registration) or (iii) such other state or territory as may be approved by the Majority Lenders and Sinosure at the request of the relevant Owner (such approval or, where such state or territory is not approved by the Majority Lenders and Sinosure, such rejection, not to be unreasonably delayed), subject to the provisions of paragraph (b) of clause 25.2 (Ship’s name and registration) as being the “Flag State” of such Ship for the purposes of the Finance Documents.

Fleet Vessel means each Mortgaged Ship and any other vessel owned, operated, managed or crewed by any Group Member.

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of clause 12.4 (Cost of funds).

GAAP means generally accepted accounting principles in Denmark including (without limitation) international account standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

General Assignment means in relation to a Ship and each Owner and each Bareboat Charterer of such Ship, a first assignment of its interest in the Ship's Insurances, Earnings (including Earnings under any Charter and any Charter Guarantee for the Ship, if and to the extent it would not constitute a breach of the relevant Charter or Charter Guarantee (as applicable) for the Ship), Requisition Compensation and, in the case of the Owners only, any Bareboat Charter for such Ship, one such assignment executed by the relevant Owner and each Bareboat Charterer of such Ship in favour of the Security Agent or any other Finance Party in the agreed form.

GLP or the Green Loan Principles means the Green Loan Principles together with the "Guidance on Green Loan Principles", published on 23 February 2023 by the Loan Market Association (LMA), the Loan Syndications and Trading Association (LSTA) and the Asia Pacific Loan Market Association (APLMA) and the accompanying guidance in force as at the date of this Agreement, as may be updated from time to time.

Green Asset Criteria means, at any relevant time:

(a)	the proceeds of the Loan are used for the purpose of financing Green Assets;
(b)

not more than 5% of the aggregate combined annual turnover of the Borrowers attributable to the Green Assets (as shown in the then most recent audited annual financial statements of the Borrowers delivered pursuant to clause 21.3 (Financial statements)) is derived from non-offshore renewable energy activities; and

(c)

the aggregate market value of the Green Assets (as most recently determined by valuations obtained in accordance with clause 28 (Minimum Security Value)) is equal to or exceeds the outstanding amount of the Green Loan, save that paragraphs (b) and (c) shall not apply for the purposes of a Pre-Utilisation Green Loan Compliance Certificate provided pursuant to clause 10.2(b) (Green Loan Margin Adjustment).

Green Assets means the Ships for as long as they both qualify as "green project categories" as defined in the Green Finance Framework.

Green Finance Framework means the green finance framework dated December 2023 and prepared by the Parent on sustainability reporting.

Green Finance Second Party Opinion means the green finance second party opinion dated 1 December 2023 and issued by the External Reviewer as the same may be updated or amended from time to time to confirm, inter alia, the alignment of the Green Finance Framework with the GLP.

Green Loan means the outstanding amount of the Loan until a Declassification Event occurs and is continuing.

Green Loan Compliance Certificate means a certificate substantially in the form set out in Schedule 11 (Form of Green Loan Compliance Certificate) delivered pursuant to clause 21.16 (Green Loan Compliance Certificate and Green Loan Report) (and it also includes a Pre-Utilisation Green Loan Compliance Certificate).

Green Loan Compliance Certificate Inaccuracy has the meaning given to it in clause 21.17 (Green Loan Compliance Certificate Inaccuracy).

Green Loan Information means all information which has been:

(a)	provided by or on behalf of a Group Member to a Finance Party; or
(b)	approved by any Group Member,

solely in connection with, and to the extent it relates to, any Green Loan Compliance Certificate or any Green Loan Report,

Green Loan Provisions means each of paragraph (g) of clause 20.8 (No misleading information), clause 21.16 (Green Loan Compliance Certificate and Green Loan Report) to clause 21.18 (Green Loan Information) (inclusive), clause 23.16 (Declassification Event) and clause 23.17 (Green Loan publicity).

Green Loan Report has the meaning given to that term in clause 21.16 (Green Loan Compliance Certificate and Green Loan Report).

Group means the Parent and its Subsidiaries for the time being and, for the purposes of clause 21.3 (Financial statements) and clause 22 (Financial covenants), any other entity required to be treated as a subsidiary in its consolidated accounts in accordance with GAAP and/or any applicable law.

Group Member means any Obligor and any other entity which is part of the Group.

Guarantee means the obligations of the Guarantors under clause 19 (Guarantee and indemnity).

Guarantor means the Parent or an Additional Guarantor which has become a guarantor under this Agreement pursuant to clause 36.5 (Additional Guarantors) and Guarantors means any or all of them.

Hedging Contract means any Hedging Transaction between one or more of the Borrowers and any Hedging Provider pursuant to any Hedging Master Agreement and includes any Hedging Master Agreement and any Confirmations from time to time exchanged under it and governed by its terms relating to that Hedging Transaction and any contract in relation to such a Hedging Transaction constituted and/or evidenced by them and Hedging Contracts means together all or any of them.

Hedging Contract Security means a deed or other instrument by the Borrowers in favour of the Security Agent in the agreed form conferring a Security Interest over any Hedging Contracts.

Hedging Exposure means, as at any relevant date and in relation to any Hedging Provider, the aggregate of the amount certified by that Hedging Provider to the Agent to be the net amount in euro;

(a)

in relation to all Hedging Contracts with that Hedging Provider that have been closed out on or prior to the relevant date, that is due and owing by the Borrowers or any of them to that Hedging Provider in respect of such Hedging Contracts on the relevant date; and

(b)

in relation to all Hedging Contracts with that Hedging Provider that are continuing on the relevant date, that would be payable by the Borrowers or any of them to that Hedging Provider under (and calculated in accordance with) the early termination provisions of such Hedging Contracts as if an Early Termination Date (under and as defined in the relevant Hedging Master Agreement) had occurred on the relevant date in relation to all such continuing Hedging Contracts.

Hedging Guarantor means, in relation to a Hedging Master Agreement to which a Borrower is a party, the other Borrower, and Hedging Guarantors means together all of them.

Hedging Master Agreement means each agreement made or (as the context may require) to be made between a Borrower and a Hedging Provider comprising an ISDA Master Agreement and the Schedule thereto in the agreed form and Hedging Master Agreements means together all or any of them.

Hedging Provider means:

(a)	any Original Hedging Provider; and
(b)	any entity which has become a Party as a Hedging Provider in accordance with clause 35.13 (Accession of Hedging Providers)

and Hedging Providers means any or all of them.

Hedging Transaction has, in relation to any Hedging Master Agreement, the meaning given to the term "Transaction" in that Hedging Master Agreement and Hedging Transactions means any or all of them.

Holding Company means, in relation to a person, any other person in respect of which it is a Subsidiary.

Impaired Agent means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;
(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or
(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:
(A)	administrative or technical error; or
(B)	a Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question

Increased Costs has the meaning given to that term in clause 15.1 (Increased costs).

Indemnified Person means:

(a)	each Finance Party, Sinosure, each Receiver, any Delegate and any attorney, agent or other person appointed by them under the Finance Documents;
(b)	each Affiliate of those persons; and
(c)	any officers, directors, employees, advisers, representatives or agents of any of the above persons.

Initial Bareboat Charter means, in relation to each Ship, the Bareboat Charter for that Ship the details of which are provided in Schedule 2 (Ship information) under the relevant Ship and Initial Bareboat Charters means all of them.

Initial Charter means, in relation to each Ship, each of the charter commitments for that Ship, details of which are provided in Schedule 2 (Ship information) under the relevant Ship and Initial Charters means all of them.

Initial Charterer means, in relation to each Ship and each of its respective Initial Charters, the charterer under such Initial Charter, whose details are set out in Schedule 2 (Ship information) under the relevant Ship.

Insolvency Event in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);
(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;
(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;
(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation; or
(ii)	is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;
(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);
(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in paragraph (d) above);

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other enforcement action or legal process levied, enforced, taken or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or
(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means, in relation to a Ship, a notice of assignment of Insurances in the form scheduled to any of the Ship's General Assignments or in another approved form.

Insurances means, in relation to a Ship:

(a)	all policies and contracts of insurance; and
(b)	all entries in a protection and indemnity or war risks or other mutual insurance association,

in the name of such Ship's Owner or the joint names of its Owner and any other person in respect of or in connection with such Ship and includes all benefits thereof (including the right to receive claims and to return of premiums), but it excludes loss of hire or Earnings insurances.

Interbank Market means the European interbank market.

Interest Period means, in relation to an Advance, each period determined in accordance with clause 11 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 10.4 (Default interest).

Interpolated Screen Rate means, in relation to EURIBOR for an Interest Period with respect to any Advance or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and
(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period,

each as of 11:00 a.m. (Brussels time) on the relevant Quotation Day.

Inventory of Hazardous Material means, in relation to a Ship, a statement of compliance issued by the relevant Classification Society and which includes a list of any and all materials known to be potentially hazardous utilised in the construction of the Ship and which also may be referred to as a List of Hazardous Material.

JV Bareboat Charter means, in relation to each Ship, a bareboat charter for that Ship entered into pursuant to the terms of, and defined as such in, clause 25.8(c) (Chartering).

Last Availability Date means, in relation to each Advance, the earlier of (a) the Utilisation Date of that Advance, (b) the Delivery Date for the relevant Ship and (c) the Backstop Date for such Ship (or such later date as may be approved by all the Lenders and Sinosure).

Legal Opinion means any legal opinion delivered to the Agent and the Security Agent under clause 4 (Conditions of Utilisation).

Legal Reservations means:

(a)

the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Act 1980 and the Foreign Limitation Periods Act 1984;
(c)	the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;
(d)	similar principles, rights and defences under the laws of any Relevant Jurisdiction; and
(e)	any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.

Lender means:

(a)	any of the Original Lenders; and
(b)	any bank, financial institution, trust, fund or other entity which has become a Party as a Lender in accordance with any provisions of this Agreement,

which in each case has not ceased to be a Party as Lender in accordance with the terms of this Agreement, and Lenders means all of them.

Loan means the loan made or to be made under the Facility or the principal amount outstanding of that loan (and it comprises the Advances).

Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship's Insurances in the form scheduled to any of the Ship's General Assignments or in another approved form.

Losses means any costs, expenses (including, but not limited to, legal fees), payments, charges, losses, demands, liabilities, taxes (including VAT), claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means, in relation to a Ship, the amount specified as such against the name of that Ship in Schedule 2 (Ship information) for such Ship or the equivalent in any other currency.

Majority Lenders means a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction).

Management Agreement means, in relation to a Ship, the agreement between the relevant Owner or Bareboat Charterer (as applicable) of that Ship and a Manager relating to the appointment of that Manager in respect of such Ship.

Manager means, in relation to each Ship, the Bareboat Charterer of such Ship (including where a separate Management Agreement has been entered into between the relevant Owner and the relevant Bareboat Charterer) from time to time as technical manager and commercial manager of such Ship, or another manager appointed by an Owner or Bareboat Charterer (as applicable) of the relevant Ship as the technical and/or commercial manager of such Ship in accordance with clause 25.4 (Manager).

Manager's Undertaking means in relation to a Ship, an undertaking by any manager of the Ship (other than where such manager is also the Bareboat Charterer of such Ship and a Guarantor) to the Security Agent in the agreed form, including pursuant to clause 25.4 (Manager).

Mandatory Declassification Event means a Declassification Event under paragraphs (b) and/or (c) of the definition of Declassification Event.

Margin means:

(a)	(subject to paragraph (b) below) 1.60 per cent per annum; or
(b)	such other rate per annum as may be determined to be the Margin from time to time in accordance with the adjustment provisions of clause 10.2 (Green Loan Margin Adjustment).

Material Adverse Effect means a material adverse effect on:

(a)	the operations, property or condition (financial or otherwise) of the Obligors taken as a whole; or
(b)	the ability of an Obligor to perform its obligations under any of the Finance Documents; or
(c)

the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or any of the rights or remedies of any Finance Party under any of the Finance Documents.

Measurement Period has the meaning given to that term in clause 22.2 (Financial definitions).

Minimum Bareboat Charter Hire means, in relation to a Ship, its Owner, and a Bareboat Charter relevant to it, an amount which, for the entire tenor of that Bareboat Charter is, in the reasonable opinion of all the Lenders, sufficient:

(a)

to allow the Borrowers to pay when they fall due under the Finance Documents all amounts of principal in respect of the Advance relevant to such Ship, interest thereon, all amounts payable under all Hedging Contracts relating to such Advance, any other amounts relating to such Advance and to pay and/or prepay, or otherwise meet all their obligations when they fall due under, the Ancillary Outstandings (multiplied by the Relevant Proportion for such Ship); and

(b)

to allow the Owner of such Ship to pay when they fall due any and all costs and expenses (including operating costs and expenses) of the Ship which are for the account of that Owner under the terms of the Bareboat Charter, including any and all maintenance, management, drydocking, insurance, general and administrative costs, expenses, indemnities and any and all other costs, expenses and Taxes of the Owner in connection with its own and the Ship’s administration, operation, corporate existence, ownership of assets and taxation (as applicable); and

(c)	to allow for an additional amount of 10% of all the above sums under paragraphs (a) and (b) at any given time as contingency for additional payments which the Borrowers may have to make,

in each case, as any such amounts may fall due during the entire tenor of that Bareboat Charter or are otherwise connected with that Bareboat Charter and provided that the charter hire under a Bareboat Charter shall not at any time exceed the maximum amount permitted by transfer pricing regulations applicable to the relevant Bareboat Charterer and/or Owner.

Minimum Value means, at any time, the amount in euro which is at that time 140 per cent of the amount which is the sum of:

(a)	the Loan;

minus

(b)	any amount then credited to any Debt Service Reserve Account;

minus

(c)

the value of any additional security then held by the Security Agent or any other Finance Party provided pursuant to clause 28.13 (Security shortfall) in the form of cash deposit in euros (but always subject to clause 28.14 (Creation of additional security));

minus

(d)

in relation to any Mortgaged Ship which has become a Total Loss but whose Disposal Repayment Date has not then occurred, such part of the Loan as will be required to be prepaid upon such Disposal Repayment Date under clause 8.8 (Sale or Total Loss).

Month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end (if there is one) or on the immediately preceding Business Day (if there is not);

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

Mortgage means, in relation to a Ship, a first priority or (as the case may be) first preferred mortgage of the Ship in the agreed form by the relevant Owner in favour of the Security Agent or any other Finance Party.

Mortgage Period means, in relation to a Mortgaged Ship, the period from the date the Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.

Mortgaged Ship means, at any relevant time, any Ship which has been delivered to the relevant Owner under the relevant Building Contract and is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.

New Lender has the meaning given to that term in clause 35 (Changes to the Lenders).

Notifiable Debt Purchase Transaction has the meaning given to that term in clause 36.3 (Disenfranchisement of Debt Purchase Transactions entered into by Parent Affiliates).

Obligors means the Borrowers, the Guarantors and any Manager (with the exception of any Manager who is not a Group Member) and includes the Hedging Guarantors, and Obligor means any one of them.

Obligors' Agent means the Parent.

Original Financial Statements means the audited consolidated financial statements of the Parent for its Financial Year ended 31 December 2022 and unaudited consolidated financial statements of the Parent for the financial half year ended 30 June 2023.

Original Jurisdiction means, in relation to an Obligor, the jurisdiction under whose laws that Obligor is incorporated as at the date of this Agreement or, in the case of an Additional Guarantor, as at the date on which that Additional Guarantor becomes Party.

Original Obligors means the Borrowers and the Parent and Original Obligor means any of them.

Original Schedule of Repayment Amounts means Schedule 7 (Original Schedule of Repayment Amounts) to this Agreement.

Original Security Documents means:

(a)	the Mortgages over each of the Ships;
(b)	the Deeds of Covenant in relation to each of the Ships in respect of which the Mortgage is in account current form and where it is customary to grant a deed of covenant;
(c)	the General Assignments in relation to each of the Ships, one by each Owner and each Bareboat Charterer of each Ship;
(d)	the Share Security in relation to each Borrower;
(e)	the Account Security in relation to each Account;
(f)	the Hedging Contract Security;

(g)	any Subordination Deed; and
(h)	any Manager’s Undertaking.

Owner means, in relation to a Ship, the person specified against the name of that Ship in Schedule 2 (Ship information).

Parent means the company described as such in Schedule 1 (The original parties).

Parent Affiliate means the Parent, each of its Affiliates, any trust of which the Parent or any of its Affiliates is a trustee, any partnership of which the Parent or any of its Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Parent or any of its Affiliates.

Participating Member State means any member state of the European Union that has the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Permitted Distribution means a dividend or other distribution (in cash or in kind) made by the Parent in respect of a prior Financial Year provided that the Parent confirms to the Finance Parties by submitting a written certificate signed by its Chief Financial Officer or its Chief Executive Officer, that:

(a)

the dividend or other distribution constitutes no more than 50% of the Parent’s consolidated net profit for such prior Financial Year, as the same is shown in the then latest Annual Financial Statements (as defined in clause 21 (Information undertakings)) for the Measurement Period corresponding to such Financial Year; and

(b)	the financial covenants under clause 22 (Financial Covenants) forecasted and calculated on a pro forma basis for the 12 month period starting on the date of the certificate will be complied with.

Permitted Maritime Liens means, in relation to any Mortgaged Ship:

(a)	unless a Default is continuing, any ship repairer's or outfitter's possessory lien in respect of the Ship for an amount not exceeding the Major Casualty Amount for such Ship;
(b)	any lien on the Ship for master's, officer's or crew's wages outstanding in the ordinary course of its trading;
(c)	any lien for master’s disbursements incurred in the ordinary course of trading;
(d)	any lien on the Ship for salvage; and
(e)	any liens arising on the Ship by operation of law in the ordinary course of trading provided they secure obligations not more than 30 days overdue.

Permitted Security Interests means, in relation to any Mortgaged Ship, any Security Interest over it which is:

(a)	granted by the Finance Documents; or
(b)	a Permitted Maritime Lien; or
(c)	approved by the Majority Lenders.

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Poseidon Principles means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 as the same may be amended or replaced to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization from time to time.

Pre-Utilisation Green Loan Compliance Certificate means a Green Loan Compliance Certificate to be provided pursuant to paragraph (b) of clause 10.2 (Green Loan Margin Adjustment) in such form similar to that of Schedule 11 (Form of Green Loan Compliance Certificate) (but adjusted to take into account only those of the Green Asset Criteria applicable to the Pre-Utilisation Green Loan Compliance Certificate) as is acceptable to the Agent (acting reasonably).

Quasi-Security has the meaning given to that term in clause 31.2 (General negative pledge).

Quiet Enjoyment Agreement means, in relation to a Ship, a letter by the Security Agent addressed to, and acknowledged by, a charterer of that Ship (other than a Bareboat Charterer) in the agreed form.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice in the Interbank Market differs, in which case the Quotation Day shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or receiver and manager or administrative receiver of the whole or any part of the Charged Property appointed under any Security Document.

Reference Bank Quotation means any quotation supplied to the Agent by a Reference Bank under any Finance Document.

Reference Bank Rate means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks:

(a)

(other than where paragraph (b) below applies) as the rate at which the relevant Reference Bank believes one prime bank is quoting to another prime bank for interbank term deposits in euro within the Participating Member States for the relevant period; or

(b)

if different, as the rate (if any and applied to the relevant Reference Bank and the relevant period) which contributors to the applicable Screen Rate are asked to submit to the relevant administrator.

Reference Banks means, in relation to EURIBOR, such entities as may be appointed by the Agent in consultation with the Borrowers.

Reformed Basel III means the agreements contained in “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner's title to such Ship and the relevant Mortgage and (if applicable) the relevant Deed of Covenant under the laws of its Flag State.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Jurisdiction means, in relation to an Obligor:

(a)	its Original Jurisdiction;
(b)	any jurisdiction where any Charged Property owned by it is situated;
(c)	any jurisdiction where it conducts its business; and
(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Relevant Proportion means, in relation to a Ship, its Owner, the Ancillary Facilities and the Ancillary Outstandings, a fraction having 1 as its numerator and as its denominator the number which is equal to all Mortgaged Ships (including such Ship) plus, if the relevant Ship is not a Mortgaged Ship, also such Ship.

Repayment Date means, subject to clause 45.7 (Business Days) and in respect of an Advance:

(a)	the First Repayment Date for such Advance;
(b)	each of the dates falling at intervals of three Months thereafter up to but not including the Final Repayment Date for such Advance; and
(c)	the Final Repayment Date for such Advance.

Repeating Representations means each of the representations set out in clauses 20.2 (Status) to 20.7 (Governing law and enforcement), 20.8(b) and 20.8(e) (No misleading information), 20.9(a) to 20.9(c) (Original Financial Statements), 20.10 (Pari passu ranking), 20.11 (Ranking and effectiveness of security), 20.22 (Anti-bribery, anti-corruption and anti-money laundering laws) and 20.23 (Security and Financial Indebtedness).

Replacement Schedule of Repayment Amounts means any replacement Schedule of Repayment Amounts calculated by the Agent in accordance with clause 7 (Repayment).

Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

Restricted Party means a person that is:

(a)	listed on any Sanctions List or targeted by Sanctions (whether designated by name or by reason of being included in a class of person); or
(b)	located in or incorporated under the laws of any Sanctioned Country;
(c)

directly or indirectly owned or controlled by, or acting on behalf, at the direction, or for the benefit, of a person referred to in paragraphs (a) and/or (to the extent relevant under Sanctions) (b) above; or

(d)	otherwise, or will become with the expiry of any period of time, subject to Sanctions.

Sanctioned Country means a country or territory whose government is the target of, or that is subject to, comprehensive, country-wide or territory-wide Sanctions (including, as at the date of this Agreement, Cuba, Syria, Iran, North Korea and Crimea as well as the Donetsk, Luhansk, Zaporizhzhia and Kherson regions of Ukraine).

Sanctions means any applicable (to any Obligor, Group Member, each of their directors, officers and employees and/or Finance Party as the context provides) laws, regulations or orders concerning any trade, economic or financial sanctions or embargoes or other restrictive measures enacted or enforced by a Sanctions Authority.

Sanctions Advisory means the sanctions advisory for the Maritime Industry, Energy and Metals Sectors, and Related Communities issued May 14, 2020 by the US Department of the Treasury, Department of State and Coast Guard, as may be amended or supplemented, and any similar future advisory.

Sanctions Authority means the Norwegian State, the United Nations, the European Union, each of the present or future Member States of the European Union, the United Kingdom, the United States of America, the Monetary Authority of Singapore and the Hong Kong Monetary Authority, and the respective governmental institutions and agencies of the foregoing, including, but not limited to, His Majesty’s Treasury (HMT), the Office of Foreign Assets Control of the US Department of Treasury (OFAC), the United States Department of State, and any of their respective legislative, executive, enforcement and/or regulatory authorities or bodies acting in connection with Sanctions and any governmental authority with jurisdiction over an Obligor.

Sanctions List means:

(a)	the lists of Sanctions designations and/or targets maintained by any Sanctions Authority;
(b)	any other Sanctions designation or target listed and/or adopted by a Sanctions Authority, in all cases, as amended, supplemented or replaced from time to time; and/or
(c)	any similar list maintained by, or any public announcement of Sanctions designation made by, any Sanctions Authority.

Scheduled Delivery Date means, in respect of a Ship, the date referred to in Schedule 2 (Ship information) under such Ship, being the estimated date for Delivery of the relevant Ship under the Building Contract for that Ship as at the date of this Agreement.

Schedule of Repayments Amounts means the Original Schedule of Repayment Amounts or, as the case may be, a Replacement Schedule of Repayment Amounts.

Screen Rate means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers and the Lenders.

Secured Obligations means all indebtedness and obligations at any time of any Obligor to any Finance Party (whether for its own account or as agent or trustee for itself and/or other Finance Parties) under, or related to, the Finance Documents and the Ancillary Documents.

Security Agent includes any person as may be appointed as such under the Finance Documents and includes any separate trustee or co-trustee appointment under clause 38.8 (Additional trustees).

Security Documents means:

(a)	the Original Security Documents;

(b)

any other document (other than each Sinosure Insurance Policy) as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Property means:

(a)	the Transaction Security expressed to be granted in favour of the Security Agent as trustee for the Finance Parties and all proceeds of that Transaction Security;
(b)

all obligations expressed to be undertaken by any Obligor to pay amounts in respect of the Secured Obligations to the Security Agent as trustee for the Finance Parties and secured by the Transaction Security together with all representations and warranties expressed to be given by an Obligor in favour of the Security Agent as trustee for the Finance Parties; and

(c)

any other amounts or property, whether rights, entitlements, choses in action or otherwise, actual or contingent, which the Security Agent is required by the terms of the Finance Documents to hold as trustee on trust for the Finance Parties.

Security Value means, at any time, the amount in euro which, at that time, is the aggregate of:

(a)

the aggregate of the values (or, if less in relation to an individual Ship, the maximum amount capable of being secured by the Mortgage of the relevant Ship) of all of the Mortgaged Ships which have not then become a Total Loss; and

(b)	the value of any additional security then held by the Security Agent or any other Finance Party provided under clause 28 (Minimum security value),

in each case as most recently determined in accordance with this Agreement (but excluding the value of any additional security then held by the Security Agent or any other Finance Party provided pursuant to clause 28.13 (Security shortfall) in the form of cash deposits in euro).

Selection Notice means a notice substantially in the form set out in Schedule 6 (Selection Notice) given in accordance with clause 11 (Interest Periods).

Share Security means, in relation to each Borrower, the document constituting a first Security Interest by the person(s) described as its shareholder(s) in Schedule 1 (The original parties) in favour of the Security Agent or any other Finance Party in the agreed form in respect of all of the shares in such Borrower.

Ship A means the ship described as such in Schedule 2 (Ship information).

Ship B means the ship described as such in Schedule 2 (Ship information).

Ship Commitment means, in relation to a Ship, the amount specified as such in respect of such Ship in Schedule 2 (Ship information), as cancelled or reduced pursuant to any provision of this Agreement.

Ship Representations means each of the representations and warranties set out in clauses 20.35 (Ship status) and 20.36 (Ship's employment).

Ships means Ship A and Ship B, and Ship means any or all of them.

Sinosure means China Export & Credit Insurance Corporation (中国出口信用保险公司), a state owned enterprise having its registered office at No.11 Fenghuiyuan, Xicheng District, Beijing, the People’s Republic of China.

Sinosure Agent means DNB Bank ASA or any other person who may be appointed as such under the Finance Documents.

Sinosure Insurance Policy means, in relation to each Ship and the relevant Advance, an insurance policy by and between Sinosure, the Sinosure Agent and the Lenders, setting out the terms and conditions of the buyer’s credit insurance, issued or, as the context may require, to be issued by Sinosure in favour of the Lenders, providing cover for each of the political and commercial risks and otherwise setting out the terms and conditions of its insurance of an amount up to ninety per cent (90%) of that Advance plus estimated interest accruing thereon under the terms of this Agreement (such estimate to be based on calculations made between the Sinosure Agent and Sinosure) on such terms and conditions acceptable to all the Lenders and the Sinosure Agent and Sinosure Insurance Policies means all of them.

Sinosure Mandatory Prepayment Event shall have the meaning given to that term in clause 8.10(c) (Termination of a Sinosure Insurance Policy).

Sinosure Premium means the amount of premium in respect of an Advance being payable or (as the context may require) paid to Sinosure under the terms of the relevant Sinosure Insurance Policy for such Advance on or prior to the Utilisation Date of that Advance.

Spill means any actual or threatened spill, release or discharge of a Pollutant into the environment.

Statement of Compliance means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

Subordination Deed means, in respect of any Financial Indebtedness owing from any Borrower to any other Group Member, a subordination deed in an agreed form between (inter alios) the Security Agent and the lender and borrower of the relevant Financial Indebtedness providing (inter alia) that:

(a)	such Financial Indebtedness is in all respects subject and subordinate to all amounts owing to the Finance Parties under the Finance Documents; and
(b)

if and for as long as an Event of Default is continuing, the lender of such Financial Indebtedness will not be entitled to demand payment or make any claim in respect of the same, whether for principal, interest or any other amounts in connection with the same;

(c)

such Financial Indebtedness, all contracts and agreements in which it is documented and all rights of the lenders of such Financial Indebtedness arising from such contracts or agreements or in connection with such Financial Indebtedness are assigned and/or pledged in favour of the Security Agent; and

(d)

the lender of such Financial Indebtedness owing by a Borrower will procure and agree to the full release, discharge and forgiveness of such Financial Indebtedness if any Finance Party has exercised any remedies or rights (or attempted to do so) under any Share Security over the shares in that Borrower.

Subsidiary of a person means any other person:

(a)	directly or indirectly controlled by such person; or
(b)	of whose dividends or distributions on ordinary voting share capital such person is beneficially entitled to receive more than 50 per cent,

and a person is a "wholly-owned Subsidiary" of another person if it has no members except that other person and that other person's wholly-owned Subsidiaries or persons acting on behalf of that other person or its wholly-owned Subsidiaries.

Swire Pacific means Swire Pacific Limited of 33/F, One Pacific Place, 88 Queensway, the HKSAR, the People’s Republic of China and its Subsidiaries from time to time.

T2 means the real time gross settlement system operated by the Eurosystem, or any successor system.

TARGET Day means any day on which T2 is open for the settlement of payments in euro.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and Taxation shall be construed accordingly.

Termination Fee Equivalent Hire Period means, in relation to an Initial Charter that has been cancelled, rescinded, terminated or frustrated or where the relevant Ship is withdrawn from service thereunder, in each case as described in clause 33.13(b) (Initial Bareboat Charters and Initial Charters), a period of days (rounded upwards to zero decimal places) that is equal to the sum of the termination fee and/or other compensation paid to the relevant Bareboat Charterer or Owner by the relevant Charterer divided by the daily rate (less the reasonably estimated daily operating expenses saved by the relevant Bareboat Charterer or Owner as a result of the cancellation, rescission, termination or frustration) for the remainder of such Initial Charter (and where such Initial Charter is not subject to a daily rate, the daily rate shall be the amount that is equal to the total contract price for such Initial Charter divided by the total number of days of employment corresponding to such contract price, in each case as applicable before the relevant cancellation, rescission, termination, frustration or withdrawal).

Total Commitments means the aggregate of the Commitments, being €425,000,000 at the date of this Agreement.

Total Loss means, in relation to a vessel, its:

(a)	actual, constructive, compromised, agreed or arranged total loss; or
(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or
(c)	hijacking, piracy, theft, condemnation, capture, seizure, arrest or detention for more than 90 days.

Total Loss Date means, in relation to the Total Loss of a vessel:

(a)	in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;
(b)	in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:
(i)	the date notice of abandonment of the vessel is given to its insurers; or
(ii)	if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or
(iii)	the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel's insurers;
(c)	in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened; and
(d)	in the case of hijacking, piracy, theft, condemnation, capture, seizure, arrest or detention, the date 90 days after the date upon which it happened.

Total Loss Repayment Date means, where a Mortgaged Ship has become a Total Loss after its Delivery, the earlier of:

(a)	the date 180 days after its Total Loss Date; and
(b)	the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Transaction Document means:

(a)	each Building Contract Document for a Ship;
(b)	each Bareboat Charter for a Ship;
(c)	each Charter Document for a Ship; and
(d)	each of the Finance Documents.

Transaction Security means the Security Interests created or evidenced or expressed to be created or evidenced under or pursuant to the Security Documents.

Transfer Certificate means a certificate substantially in the form set out in Schedule 9 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers.

Transfer Date means, in relation to an assignment pursuant to a Transfer Certificate, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and
(b)	the date on which the Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

UK Bail-In Legislation means Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US means the United States of America.

Utilisation means the making of an Advance.

Utilisation Date means the date on which a Utilisation is to be made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means:

(a)	any value added tax imposed by the Value Added Tax Act 1994;
(b)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(c)

any other tax of a similar nature, whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraphs (a) or (b) above, or imposed elsewhere.

Voluntary Declassification Event means a Declassification Event under paragraph (a) of the definition of Declassification Event.

Write-down and Conversion Powers means:

(a)

in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)

in relation to any UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c)	in relation to any other applicable Bail-In Legislation other than the UK Bail-In Legislation:
(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation.
1.2	Construction
(a)	Unless a contrary indication appears, a reference in any of the Finance Documents to:
(i)

Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)

a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)	words importing the plural shall include the singular and vice versa;
(iv)	a time of day are to Central European time (CET);
(v)	any person includes its successors in title, permitted assignees or transferees;
(vi)	shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;
(vii)

two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares, partnership interest or units or limited liability company interest in an entity by any of them, either directly or indirectly, to obtain or consolidate control of that entity;

(viii)	a document in agreed form means:
(A)	where a Finance Document has already been executed by all of the relevant parties to it, such Finance Document in its executed form;
(B)

prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent and the Borrowers as the form in which that Finance Document is to be executed or another form approved at the request of the Borrowers or, if not so agreed or approved, is in the form specified by the Agent;

(ix)

approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent acting on the instructions of the Majority Lenders (on such conditions as the Agent (acting on the instructions of the Majority Lenders) may impose) and approval and approve shall be construed accordingly;

(x)	assets includes present and future properties, revenues and rights of every description;
(xi)	an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;
(xii)

charter commitment means, in relation to a vessel, any charter or other contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any contract of affreightment or any contract for services relating to that vessel and any agreement for pooling or sharing income derived from any such charter or other contract;

(xiii)	control of an entity means:
(A)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(1)	cast, or control the casting of, more than 50 per cent of the maximum number of votes that might be cast at a general meeting of that entity; or
(2)	appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or
(3)	give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or
(B)

the holding beneficially of more than 50 per cent of the issued share capital of that entity (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, any Security Interest over share capital shall be disregarded in determining the beneficial ownership of such share capital), and controlled shall be construed accordingly;

(xiv)

a Lender's cost of funds in relation to its participation in an Advance is a reference to the average cost (determined either on an actual or a notional basis) which that Lender would incur if it were to fund, from whatever source(s) it may reasonably select, an amount equal to the amount of that participation in that Advance for a period equal in length to the relevant Interest Period;

(xv)

the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xvi)

the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11.00 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent's spot rate of exchange);

(xvii)	a government entity means any government, state or agency of a state;
(xviii)	a group of Lenders or a group of Finance Parties includes all the Lenders or (as the case may be) all the Finance Parties;
(xix)

a guarantee means (other than in clause 19 (Guarantee and indemnity) and in clause 32.6 (Guarantee and indemnity – Hedging Guarantors)) any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xx)	indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;
(xxi)	an obligation means any duty, obligation or liability of any kind;
(xxii)

something being in the ordinary course of business of a person means something that is in the ordinary course of that person's current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xxiii)	pay, prepay or repay in clause 31 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;
(xxiv)

a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium, partner ship or other entity (whether or not having separate legal personality);

(xxv)

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Lender, includes (without limitation) any Basel Regulation which is applicable to that Lender;

(xxvi)

right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxvii)	trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;
(xxviii)

(i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors; and

(xxix)	a provision of law is a reference to that provision as amended or re-enacted from time to time.
(b)

The determination of the extent to which a rate is "for a period equal in length" to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)

Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(d)	Section, clause and Schedule headings are for ease of reference only.
(e)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)

The Borrower providing cash cover for an Ancillary Facility means the Borrowers or any of them paying an amount in the currency of the Ancillary Facility to an account and the following conditions being met:

(i)	either:
(A)

the account is in the name of the Borrowers or any of them and is with the Ancillary Lender for which that cash cover is to be provided and, until no amount is or may be outstanding under that Ancillary Facility, withdrawals from the account may only be made to pay the relevant Finance Party amounts due and payable to it under this Agreement in respect of that Ancillary Facility; or

(B)	the account is in the name of the Ancillary Lender for which that cash cover is to be provided; and
(ii)

the Borrowers have executed documentation in form and substance satisfactory to the Finance Party for which that cash cover is to be provided, creating a first ranking security interest or other collateral arrangement, in respect of the amount of that cash cover.

(g)	A Default (other than an Event of Default) is continuing if it has not been remedied (if capable of being remedied) or waived and an Event of Default is continuing if it has not been waived.
(h)

Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

(i)	The Borrowers repaying or prepaying Ancillary Outstandings means:
(i)	the Borrowers or any of them providing cash cover in respect of the Ancillary Outstandings;
(ii)	the maximum amount payable under the Ancillary Facility being reduced or cancelled in accordance with its terms; or

(iii)	the Ancillary Lender being satisfied that it has no further liability under that Ancillary Facility,

and the amount by which Ancillary Outstandings are, repaid or prepaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover, reduction or cancellation.

(j)	An amount borrowed includes any amount utilised under an Ancillary Facility.
1.3	Currency symbols and definitions
(a)	€, EUR and euro denote the lawful currency of the Participating Member States.
(b)	dollar, $ and USD mean the lawful currency of the United States of America;
1.4	Third party rights
(a)

Except for a provision expressed to be in favour of Sinosure, rights expressed to be for the benefit of or exercisable by Sinosure under a Finance Document or, unless expressly provided to the contrary in a Finance Document, a provision expressed to be for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or to enjoy the benefit of any term of the relevant Finance Document.

(b)

Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it (unless otherwise provided by this Agreement, including in respect of Sinosure and without prejudice to the provisions of any Sinosure Insurance Policy).

(c)

An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

(d)

Each party agrees that (i) Sinosure shall not have any obligations or liabilities under this Agreement unless and until it becomes a Lender in accordance with the terms of this Agreement and (ii) this Agreement may not be amended to limit, modify or eliminate any rights of Sinosure without its prior written consent.

1.5	Finance Documents

Where any other Finance Document provides that this clause 1.5 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.6	Conflict of documents
(a)

The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

(b)

In case of any conflict between any provision of a Finance Document and a Sinosure Insurance Policy, the provisions of the Sinosure Insurance Policy shall, as between the Finance Parties and Sinosure, prevail, and to the extent of such conflict or inconsistency, none of the Finance Parties shall assert to Sinosure the terms of the relevant Finance Documents.

1.7	Independence of the Finance Documents

Each Obligor acknowledges that its obligations under the Finance Documents:

(a)	are independent and separate from each Building Contract and any other document or agreement (other than any Finance Document);
(b)

are not subject to, or dependent upon, the execution or performance by any Builder or any other person of its obligations under any Building Contract or any other document, contract or arrangement related to it; and

(c)	will not be affected or discharged by:
(i)	any matter affecting any Builder or any other person or any Building Contract or any other document, contract or arrangement related to them;
(ii)

non-performance, breach, frustration or invalidity of, or the destruction, non-completion or non-functioning of any of the goods and services to be supplied, or rendered, under, any Building Contract or any other document, contract or arrangement related to it;

(iii)

any dispute under any Building Contract or any other document, contract or arrangement related to it, or any claim which any Borrower, any Builder or any other person may have against, or consider that it has against or any other person under or in relation to any Building Contract or any other document, contract or arrangement related to it;

(iv)

any administration, bankruptcy, insolvency, liquidation or similar proceedings commenced against the Builder or any other person party to any Export Contract, or being applicable to any transactions contemplated thereunder, or any Exporter or any other person party to any Building Contract or any transactions contemplated thereunder being insolvent; or

(v)	any unenforceability, illegality or invalidity of any obligation of any Builder or any other person under any Building Contract or any other document, contract or arrangement related thereto.
1.8	Instructions of Sinosure
(a)

The Parties acknowledge and agree that, in accordance with the terms of any Sinosure Insurance Policy, Sinosure may, at any time, instruct a Lender (whether directly or by notice to the Sinosure Agent) to suspend or to cease to perform any or all of its obligations under this Agreement or any other Finance Document.  That Lender will be required to comply with any such instruction.  Each Party agrees that it will not hold any Lender responsible for complying with any such instruction.

(b)	Each Obligor acknowledges and agrees that:
(i)

a Lender may be required to exercise, or to refrain from exercising, its rights, powers, authorities and discretions under, and performing its obligations under, or in connection with, the Finance Documents, in accordance with any instructions given to it by Sinosure (through the Sinosure Agent or otherwise) in accordance with the provisions of the relevant Sinosure Insurance Policy; and

(ii)

a Lender will not be acting or making any determination unreasonably if such action or such determination is made in accordance with the relevant Sinosure Insurance Policy or any instructions given to it by Sinosure (through the Sinosure Agent or otherwise) in accordance with the provisions of the relevant Sinosure Insurance Policy.

1.9	Sanctions – Restricted Lender

(a)	In relation to:
(i)	KfW IPEX-Bank GmbH; and
(ii)	each other Lender that notifies the Agent to this effect,

(each a Restricted Lender), clause 20.34 (Sanctions), clause 23.13 (Sanctions), paragraphs (b), (c) or (d) of clause 26.16 (Lawful use), clause 33.3(c) (Financial covenants; Sinosure Cover; Sanctions) (together, the Sanctions Provisions) shall only apply for the benefit of that Restricted Lender to the extent that the Sanction Provisions would not result in any violation of, conflict with or liability under:

(A)	Council Regulation (EC) 2271/1996; or
(B)	section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no.3 of the German Foreign Trade Act (Außenwirtschaftsgesetz)); or
(C)	any similar applicable anti-boycott law or regulation imposed by the European Union or any of its member states,

in each case protecting against the effects of the extra-territorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom (together, the Anti-Boycott Regulations). For the avoidance of doubt, Sanctions imposed by the Security Council of the United Nations, the European Union and/or any of its member states shall be deemed not to result in any violation of the Anti-Boycott Regulations.

(b)

A Restricted Lender must notify the Agent (each such notice, an Exclusion Notice) if the Commitments, Ancillary Commitments and/or consent and/or approval, as applicable, of that Restricted Lender shall be excluded in connection with any actual or potential amendment, waiver, determination or direction relating to any part of a Sanction Provision of which such Restricted Lender does not have the benefit pursuant to paragraph (a) above for the purpose of determining whether the consent and/or approval of the Majority Lenders (or, as the case may be, all the Lenders or a specific group of Lenders or such other relevant Lender) has been obtained or whether the determination or direction by the Majority Lenders (or, as the case may be, all the Lenders or a specific group of Lenders or such other relevant Lender) has been made. Absent an Exclusion Notice by a Restricted Lender the Agent is not permitted to exclude that Restricted Lender for the purpose of determining whether the consent and/or approval of the Majority Lenders (or, as the case may be, all the Lenders or a specific group of Lenders or such other relevant Lender) has been obtained or whether the determination or direction by the Majority Lenders (or, as the case may be, all the Lenders or such other relevant Lender) has been made.

Section 2 - The Facility

2	The Facility
2.1	The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Commitments.

2.2	Finance Parties' rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor is a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any Advance (or any relevant part of it) or any other amount owed by an Obligor which relates to a Finance Party's participation in the Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) is a debt owing to that Finance Party by that Obligor.

(c)

A Finance Party may, except as specifically provided in the Finance Documents (including clause 43 (Finance Parties acting together)), separately enforce its rights under or in connection with the Finance Documents.

2.3	Borrowers' rights and obligations
(a)	The obligations of each Borrower under this Agreement are joint and several. Failure by a Borrower to perform its obligations under this Agreement shall constitute a failure by all of the Borrowers.
(b)	Each Borrower irrevocably and unconditionally jointly and severally with each other Borrower:
(i)	agrees that it is responsible for the performance of the obligations of each other Borrower under this Agreement;
(ii)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Borrowers under this Agreement; and
(iii)

agrees with each Finance Party that, if any obligation of another Borrower under this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all Losses it incurs as a result of another Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that other Borrower under this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

(c)

The obligations of each Borrower under the Finance Documents shall continue until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

(d)

If any discharge, release or arrangement (whether in respect of the obligations of a Borrower or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Borrowers under this Agreement will continue or be reinstated as if the discharge, release or arrangement had not occurred.

(e)

The obligations of each Borrower under the Finance Documents shall not be affected by an act, omission, matter or thing which, but for this clause (whether or not known to it or any Finance Party), would reduce, release or prejudice any of its obligations under the Finance Documents including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;
(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(v)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security;
(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(vii)	any insolvency or similar proceedings.
(f)

Each Borrower waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Borrower under any Finance Document. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

(g)

After cancellation of the Total Commitments in accordance with clauses 8.1 (Illegality) and 8.9 (Automatic cancellation) or the giving of notice under paragraph (a) of clause 33.21 (Acceleration), then, until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, each Finance Party (or any trustee or agent on its behalf) may:

(i)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Borrower will be entitled to the benefit of the same; and

(ii)	hold in an interest-bearing suspense account any money received from any Borrower or on account of any Borrower's liability under any Finance Document.
(h)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs (on such terms as it may require), no Borrower shall exercise any rights (including rights of set-off) which it may have by reason of performance by it of its obligations under the Finance Documents:

(i)	to be indemnified by another Obligor; and/or
(ii)	to claim any contribution from any other Obligor or any guarantor of any Obligor's obligations under the Finance Documents; and/or
(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party; and/or

(iv)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which that Borrower is liable under this Agreement or any of the other Finance Documents; and/or

(v)	to exercise any right of set-off against any other Obligor; and/or
(vi)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.
(i)

If a Borrower receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 45 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

2.4	Obligors’ Agent
(a)

Each Obligor (other than the Parent) by its execution of this Agreement or an Accession Deed irrevocably appoints the Parent (acting through one or more authorised signatories) to act on its behalf as its agent in relation to the Finance Documents and irrevocably authorises:

(i)

the Parent on its behalf to supply all information concerning itself contemplated by this Agreement to the Finance Parties and to give all notices and instructions (including, in the case of a Borrower, Utilisation Requests), to make such agreements and to effect the relevant amendments, supplements and variations capable of being given, made or effected by any Obligor notwithstanding that they may affect the Obligor, without further reference to or the consent of that Obligor; and

(ii)	each Finance Party to give any notice, demand or other communication to that Obligor pursuant to the Finance Documents to the Parent,

and in each case the Obligor shall be bound as though the Obligor itself had given the notices and instructions (including, without limitation, any Utilisation Requests) or executed or made the agreements or effected the amendments, supplements or variations, or received the relevant notice, demand or other communication.

(b)

Every act, omission, agreement, undertaking, settlement, waiver, amendment, supplement, variation, notice or other communication given or made by the Obligors' Agent or given to the Obligors' Agent under any Finance Document on behalf of another Obligor or in connection with any Finance Document (whether or not known to any other Obligor and whether occurring before or after such other Obligor became an Obligor under any Finance Document) shall be binding for all purposes on that Obligor as if that Obligor had expressly made, given or concurred with it. In the event of any conflict between any notices or other communications of the Obligors' Agent and any other Obligor, those of the Obligors' Agent shall prevail.

3	Purpose
3.1	Purpose

The Borrowers shall apply all amounts borrowed under the Facility in accordance with this clause 3.

3.2	Use on Delivery

The Ship Commitment for each Ship shall be made available to the Borrowers solely for the purpose of assisting the relevant Owner to finance the part of the Contract Price of that Ship falling due on its Delivery by paying the same to the relevant Builder or, if and to the extent that there is a surplus after such payment to the Builder because the Ship Commitment (and the Advance) for such Ship is more than the part of the Contract Price which it is intended to finance on its Delivery, the balance shall be paid to the Borrowers or their order.

3.3	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	Conditions of Utilisation
4.1	Initial conditions precedent

The Borrowers (or the Parent on their behalf) may not deliver a Utilisation Request unless the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent) in form and substance satisfactory to the Agent.

4.2	Conditions precedent on Delivery

The Ship Commitment in respect of a Ship may only be borrowed under this Agreement if, on or before the Utilisation of such Advance, the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Part 2 of Schedule 3 (Conditions precedent) in relation to such Ship in form and substance satisfactory to the Agent.

4.3	Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders' participation) if:

(a)	on the date of each Utilisation Request and on the proposed Utilisation Date, no Default is continuing or would result from the proposed Utilisation;
(b)	on the date of each Utilisation Request and on the proposed Utilisation Date, no Sinosure Mandatory Prepayment Event has occurred or would result from the proposed Utilisation;
(c)

in relation to each Utilisation, on the date of the Utilisation Request and on the proposed Utilisation Date, all of the representations set out in clause 20 (Representations) (except the Ship Representations and the representations set out in clauses 20.14 (No filing or stamp taxes) to 20.17 (Other Tax matters) and clause 20.28 (No adverse consequences)) are true in all material respects;

(d)

no events, facts, conditions or circumstances shall exist or have arisen or occurred (and neither the Agent nor any Lender shall have become aware of other events, facts, conditions or circumstances not previously known to it), which the Agent (acting on the instructions of the Majority Lenders) shall determine, have had or could reasonably be expected to have, a Material Adverse Effect;

(e)	where the proposed Utilisation Date is to be the first day of the Mortgage Period for a Ship, the Ship Representations for such Ship are true on the proposed Utilisation Date; and
(f)

neither the Agent nor the Sinosure Agent have received any notice from Sinosure requesting the Lenders or any other Finance Party to suspend the Utilisation of the Facility, and the Sinosure Agent is satisfied that the relevant Sinosure Insurance Policy:

(i)	is in full force and effect; and
(ii)	provides cover, in accordance with its terms, in respect of the proposed Advance and related interest, for the percentage of political and commercial risks expected by the Lenders.
4.4	Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders and Sinosure.

4.5	Notification regarding Advances

The Agent shall deliver to the Sinosure Agent and the Sinosure Agent shall deliver to Sinosure (with a copy to the Lenders):

(a)	promptly and in any event not less than 5 Business Days before a proposed Utilisation Date:
(i)	notice of receipt of a Utilisation Request;
(ii)	details of each Lender’s participation in the relevant Advance; and
(iii)	the proposed Utilisation Date.
(b)	a written notice substantially in the form set out in Schedule 5 (Form of Disbursement and Repayment Report to Sinosure) within 10 Business Days:
(i)	after each Utilisation Date; and
(ii)	after each Interest Period for the relevant Advance and each Repayment Date;
(c)

as soon as reasonably practicable after being notified of the same and instructed by the Majority Lenders (through the Agent), written notice of any circumstances that will lead to a claim under, or enforcement of, a Sinosure Insurance Policy and any event that may prejudice the rights of a Lender under this Agreement or the relevant Sinosure Insurance Policy;

(d)	as soon as reasonably practicable after being notified of the same and instructed by the Majority Lenders (through the Agent), written notice of the occurrence of any Default; and
(e)

no later than 30 days from (and including) the Utilisation Date in respect of each Advance, a copy of the Schedule of Repayment Amounts for such Advance provided pursuant to clause 7.2(d) (Scheduled repayment of Facility).

Section 3 - Utilisation

5	Utilisation
5.1	Delivery of a Utilisation Request

The Borrowers (or the Parent on their behalf) may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than 10:00 a.m. (Oslo time) five Business Days before the proposed Utilisation Date (or such later date before the proposed Utilisation Date as may be approved by all the Lenders).

5.2	Completion of a Utilisation Request
(a)	A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:
(i)	the proposed Utilisation Date in respect of an Advance is a Business Day falling not later than the Last Availability Date for that Advance;
(ii)	the currency and amount of the Utilisation comply with clause 5.3 (Currency and amount);
(iii)	the proposed Interest Period complies with clause 11 (Interest Periods); and
(iv)	it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose) and it identifies the relevant Ship Commitment and the Advance to which it relates.
(b)	Only one Advance may be requested in each Utilisation Request.
(c)	The Ship Commitment for a Ship may only be borrowed in one Advance and in a single amount.
5.3	Currency and amount
(a)

The currency specified in a Utilisation Request must be euro but the Borrowers (or the Parent on their behalf) may request that, forthwith upon the relevant Utilisation and before disbursement by the Agent at a currency exchange rate and in such manner as is agreed between the Agent and the Borrowers and at the cost and expense of the Borrowers, an Advance or part thereof be converted from euro to USD by the Agent.

(b)	The total amount available and advanced under the Facility shall not exceed the Total Commitments.
(c)	A proposed Advance specified in a Utilisation Request in relation to a Ship and the Advance in relation to that Ship shall not exceed the lower of:
(i)	the Ship Commitment for that Ship;
(ii)

the amount in euro which is equal to 65% of the Contract Price for that Ship (in euro where so denominated and for such part of the Contract Price denominated in other currencies, the equivalent in euro of such part denominated in such other currencies, which conversion shall take place in accordance with the relevant Sinosure Insurance Policy); and

(iii)	the amount in euro which is 65% of the market value of that Ship in euro as shown by the valuation made pursuant to Part 2 of Schedule 3 (Conditions precedent),

and in any event, the amount of such Advance shall not exceed the level of cover provided for principal pursuant to the Sinosure Insurance Policy for such Advance.

(d)	An Advance shall be used for the purpose specified in clause 3 (Purpose) and solely in relation to the Ship to which that Advance relates, namely:
(i)	Advance A shall be made available under the Ship Commitment for Ship A and shall be used solely in relation to Ship A; and
(ii)	Advance B shall be made available under the Ship Commitment for Ship B and shall be used solely in relation to Ship B.
5.4	Lenders' participation
(a)

If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Advance available by 11:00 am (CET time) on the relevant Utilisation Date through its Facility Office.

(b)	The amount of each Lender's participation in an Advance will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the relevant Advance.
(c)

The Agent shall promptly notify each Lender of the amount of each Advance and the amount of its participation in the relevant Advance, in each case by 11:00 a.m. (CET time) on the date falling two Business Days before the relevant Quotation Day.

(d)

The Agent shall pay all amounts received by it in respect of each Advance (and its own participation in it, if any) to the Borrowers or the account of any of them or the Builder, in each case in accordance with the instructions contained in the Utilisation Request.

5.5	Pre-placement of Advances
(a)

Notwithstanding that the Borrowers may have not yet satisfied all of the conditions precedent set out in Schedule 3 (Conditions precedent), in order to facilitate compliance by any Owner with a Building Contract for a Ship, and provided that:

(i)	the Borrowers (or the Parent on their behalf) have submitted a Utilisation Request in respect of an Advance for that Ship in accordance with this clause 5;
(ii)

the Borrowers have satisfied the conditions precedent set out in Part 1 of Schedule 3 and (in relation to that Advance) in paragraphs 1, 2(d), 8, 9(a) to (c), 10, 12, 13, 14, 15, 16 and 17 of Part 2 of Schedule 3 (Conditions precedent on each Delivery); and

(iii)

in the reasonable opinion of the Agent the Borrowers are reasonably likely to satisfy all remaining and outstanding conditions precedent set out in Part 2 of Schedule 3 (Conditions precedent) in relation to the Ship to which such Advance relates within five Business Days from the Utilisation Date for such Advance and in any event on or before the Release for such Advance (as defined below in clause 5.5(b)), the Lenders shall, subject to the other terms and conditions of this clause 5.5 and the other provisions of this Agreement, make such Advance available on the date specified in the relevant Utilisation Request, being a date not earlier than three Business Days prior to the expected Delivery Date of the relevant Ship, to facilitate the deposit of the final instalment of the relevant Contract Price in accordance with the relevant Building Contract with a bank required by the relevant Builder and at all times acceptable to all the Lenders (acting reasonably) (a Builder’s Bank).

(b)

An Advance utilised pursuant to this clause 5.5 (or such part of such Advance as shall be required to ensure that all payments due under the relevant Building Contract on Delivery of such Ship are made) (a Pre-placed Advance) shall (subject to the other provisions of this

Agreement) be remitted by the Agent to the relevant Builder’s Bank as a cash deposit in the Agent’s name, on condition that it will be held by the relevant Builder’s Bank to the order of the Agent for release by the Agent to the relevant Builder (a Release) and only subject to such irrevocable instructions addressed from the Agent to the relevant Builder’s Bank as are acceptable to the Agent (Irrevocable Instructions).

(c)

Any such Irrevocable Instructions in relation to a Pre-placed Advance shall in any event provide (inter alia) that the relevant Pre-placed Advance shall be returned to the Agent (in euro, at the Borrowers’ cost and expense) within seven Business Days if not released to the Builder or its order. The Finance Parties and the Obligors hereby agree that the relevant Pre-placed Advance shall not be released to the Builder or to its order, and the Agent (and the authorised representatives of the Agent specified in the Irrevocable Instructions) shall not release or agree to release (whether by countersigning the “Protocol of Delivery and Acceptance” in respect of the relevant Ship or otherwise) the relevant Pre-placed Advance to the relevant Builder or its order, unless and until:

(i)	the “Protocol of Delivery and Acceptance” in respect of that Ship has been signed, dated and timed by the relevant Builder and the relevant Owner; and
(ii)

the Agent is satisfied that all the conditions precedent set out in Part 1 of Schedule 3 (Initial conditions precedent) and Part 2 of Schedule 3 (Conditions precedent on each Delivery) in relation to such Ship and such Advance and in clause 4.3 (Further conditions precedent), have been (or will be concurrently with such release) satisfied in full or otherwise waived in accordance with the provisions of this Agreement.

(d)

Each Borrower hereby irrevocably and unconditionally undertakes that it shall not give any instructions to a relevant Builder’s Bank in respect of a Pre-placed Advance that are inconsistent with any Irrevocable Instructions in respect of that Pre-placed Advance.

(e)

The Borrowers shall immediately prepay a Pre-placed Advance in euro, together with interest thereon (calculated in accordance with clause 10.1 (Calculation of interest)), on the date on which the relevant Builder’s Bank is required to return the moneys funded by that Pre-placed Advance to the Agent in accordance with the relevant Irrevocable Instructions (and regardless of whether the relevant Builder’s Bank has then carried out such instructions), provided that any moneys (including interest, if any) actually returned to the Agent from the relevant Builder’s Bank shall, following (if required) conversion by the Agent of any part of it previously converted into USD pursuant to clause 5.3(a) (Currency and amount) from USD to euro at the Agent’s spot rate of exchange and otherwise at the Borrowers’ cost and expense, be applied by the Agent in satisfaction of such prepayment obligation of the Borrowers and in payment of any amounts payable by the Borrowers under clause 9 (Restrictions) as a result of such prepayment.

(f)

In case of application of this clause 5.5 in respect of any Pre-placed Advance, each Pre-placed Advance shall accrue interest in accordance with the terms of clause 10.1 (Calculation of interest) from the Utilisation Date for that Advance.

(g)

Any amount prepaid under clause 5.5(e) in respect of an Advance shall be, subject to the other terms of this Agreement, available to be redrawn by the Borrowers where Delivery of the relevant Ship has been delayed, in again assisting the relevant Owner to satisfy its obligations under the relevant Building Contract, provided that no more than one prepayment under clause 5.5(e) in respect of that Advance shall have occurred previously.

6	Ancillary Facilities
6.1	Type of Facility
(a)

An Ancillary Facility may be by way of a guarantee, bonding, documentary or stand-by letter of credit facility, in connection with the business of the Group and which is agreed by the Parent with an Ancillary Lender.

(b)

The Lenders shall have the right of first refusal to enter into any a guarantee, bonding, documentary or stand-by letter of credit facility (through Ancillary Facilities) for which any Group Member is considering to enter into such facility for the purpose of procuring the issuance of guarantees, bonds, letters of credit in relation to the trading of the Ships and/or otherwise in connection with this Facility.

6.2	Availability
(a)

An Ancillary Facility shall not be made available unless, not later than five Business Days prior to the Ancillary Commencement Date for an Ancillary Facility, the Agent has received from the Borrowers (or the Parent on their behalf):

(i)	a notice in writing of the establishment of an Ancillary Facility and specifying:
(A)	that the Borrowers will be the obligors (on a joint and several basis) that may use the Ancillary Facility on a joint and several basis;
(B)	the proposed Ancillary Commencement Date and expiry date of the Ancillary Facility;
(C)	the proposed Ancillary Lender (being a Lender);
(D)	the proposed Ancillary Commitment and the maximum amount of the Ancillary Facility; and
(E)	the proposed currency of the Ancillary Facility (if not denominated in euro); and
(ii)	any other information which the Agent may reasonably request in connection with the Ancillary Facility.
(b)	The Agent shall promptly notify the Ancillary Lender and the other Lenders of the establishment of an Ancillary Facility.
(c)	Subject to compliance with paragraph (a) above:
(i)	the Lender concerned will be the Ancillary Lender in respect of the relevant Ancillary Facility; and
(ii)	the Ancillary Facility will be available,

with effect from the date agreed by the Borrowers and the Ancillary Lender.

6.3	Terms of Ancillary Facilities
(a)	Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Borrowers.
(b)	Those terms:
(i)	must be based upon normal commercial terms at that time (except as varied by this Agreement);
(ii)	may allow only the Borrowers to use the Ancillary Facility on a joint and several basis;
(iii)	may not allow the Ancillary Outstandings for that Ancillary Facility to exceed the Ancillary Commitment for that Ancillary Facility;

(iv)

must require that the Ancillary Commitment for that Ancillary Facility is reduced to zero, and that all Ancillary Outstandings for the same are repaid not later than the latest Final Repayment Date applicable to the Facility (or such earlier date as the Commitment of the relevant Ancillary Lender (or its Affiliate) is reduced to zero).

(c)	If there is any inconsistency between any term of an Ancillary Facility and any term of this Agreement, this Agreement shall prevail except for:
(i)	clause 48.3 (Day count convention) which shall not prevail for the purposes of calculating fees, interest or commission relating to an Ancillary Facility;
(ii)	an Ancillary Facility comprising more than one account where the terms of the Ancillary Documents shall prevail; and
(iii)	where the relevant term of this Agreement would be contrary to, or inconsistent with, the law governing the relevant Ancillary Document, in which case that term of this Agreement shall not prevail.
(d)	Interest, commission and fees on Ancillary Facilities are dealt with in clause 13.5 (Interest, commission and fees on Ancillary Facilities).
6.4	Repayment of Ancillary Facility
(a)

An Ancillary Facility shall cease to be available on the latest Final Repayment Date applicable to the Facility or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement.

(b)	If an Ancillary Facility expires in accordance with its terms, the Ancillary Commitment of the Ancillary Lender shall be reduced to zero and all Ancillary Outstandings shall be repaid in full.
(c)	No Ancillary Lender may demand repayment or prepayment of the Ancillary Outstandings of the relevant Ancillary Facility prior to the expiry date of the relevant Ancillary Facility unless:
(i)	the Total Commitments have been cancelled in full or all outstanding Advances under the Facility have become due and payable in accordance with the terms of this Agreement; or
(ii)

it becomes unlawful in any applicable jurisdiction for the Ancillary Lender to perform any of its obligations as contemplated by this Agreement or to fund, issue or maintain its participation in its Ancillary Facility.

6.5	Limitation on Ancillary Outstandings

The Borrowers shall procure the Ancillary Outstandings under any Ancillary Facility shall not exceed the Ancillary Commitment applicable to that Ancillary Facility.

6.6	Information

Each Borrower and each Ancillary Lender shall, promptly upon request by the Agent, supply the Agent with any information relating to the operation of an Ancillary Facility (including the relevant Ancillary Outstandings) as the Agent may reasonably request from time to time. Each Borrower consents to all such information being released to the Agent, the other Finance Parties and Sinosure.

6.7	Amendments and Waivers – Ancillary Facilities

No amendment or waiver of a term of any Ancillary Facility shall require the consent of any Finance Party other than the relevant Ancillary Lender unless such amendment or waiver itself relates to or gives rise to a matter which would require an amendment of or under this Agreement

(including, for the avoidance of doubt, under this clause 6). In such a case, clause 51 (Amendments and Waivers) will apply.

Section 4 - Repayment, Prepayment and Cancellation

7	Repayment
7.1	Repayment
(a)	The Borrowers shall on each Repayment Date for an Advance repay such part of such Advance as is required to be repaid on that Repayment Date by clause 7.2 (Scheduled repayment of Facility).
(b)	Subject to clause 5.5(g) (Pre-placement of Advances), the Borrowers may not reborrow any part of the Facility which has been repaid.
7.2	Scheduled repayment of Facility
(a)

To the extent not previously reduced, each Advance shall be repaid by instalments on each Repayment Date in respect of the relevant Advance by the amount specified in Schedule 7 (Original Schedule of Repayment Amounts) (as revised by clause 7.3 (Adjustment of scheduled repayments)).

(b)	On the Final Repayment Date for an Advance (without prejudice to any other provision of this Agreement) that Ship Commitment shall be reduced to zero and that Advance shall be repaid in full.
(c)

If, on its Utilisation Date, an Advance is less than the respective Ship Commitment, the Agent shall prepare a Replacement Schedule of Repayment Amounts as soon as possible, however no later than ten (10) Business Days following that Utilisation Date reflecting the actual amount of the relevant Advance and such Replacement Schedule of Repayment Amounts shall (in the absence of manifest error) replace the Original Schedule of Repayment Amounts and shall be the Schedule of Repayment Amounts for that Advance for all purposes of this Agreement. The Agent shall notify all other Parties of such recalculation and provide to them a copy of the Replacement Schedule of Repayment Amounts.

(d)

The Borrowers shall sign one copy of the relevant Schedule of Repayment Amounts referred to in paragraph (a) or, as the case may be, (c), above and deliver it to the Agent on or prior to the date falling 15 Business Days following the Utilisation Date of such Advance. The Agent will sign such Schedule of Repayment Amounts on behalf of the relevant Lenders.

7.3	Adjustment of scheduled repayments

If the Ship Commitment for a Ship has been partially reduced under this Agreement and/or any part of the relevant Advance is prepaid (other than under clause 7.2 (Scheduled repayment of Facility)) before any Repayment Date in respect of the relevant Advance then the amount of the instalment by which the relevant Advance shall be repaid under clause 7.2 (Scheduled repayment of Facility) on any such Repayment Date for that Advance (as reduced by any earlier operation of this clause 7.3) shall be reduced pro rata to such reduction in the relevant Ship Commitment and/or prepayment of the relevant Advance.

7.4	Consolidation of Repayment Dates

If requested by the Borrowers (or the Parent on their behalf) in writing after the Utilisation of both Advances and subject to approval by the Agent and any related amendments to this Agreement required by the Majority Lenders (and made at the cost of the Borrowers), the Repayment Dates in respect of each Advance may be adjusted in a manner in all respects acceptable to all the Lenders, such that following such adjustments, to the extent possible, there are common Repayment Dates for both Advances, provided always that no Repayment Date shall be extended and there shall be no change to the Final Repayment Date of any Advance.

8	Illegality, prepayment and cancellation
8.1	Illegality

If, in any applicable jurisdiction, it becomes unlawful or contrary to Sanctions for a Lender to perform any of its obligations as contemplated by this Agreement or any of the other Finance Documents, or for any Lender to fund or maintain its participation in any Advance or it becomes unlawful or contrary to Sanctions for any Affiliate of a Lender for that Lender to do so:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;
(b)

upon the Agent notifying the Borrowers, the Available Commitment of that Lender will be immediately cancelled and the Total Commitments shall be reduced correspondingly and the remaining undrawn Ship Commitments shall each be reduced rateably; and

(c)

to the extent that the Lender's participation has not been assigned pursuant to clause 8.7 (Replacement of Lender), the Borrowers shall repay that Lender's participation in the Advances on the last day of the Interest Period for each of the Advances occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law) and that Lender's corresponding Commitment shall be immediately cancelled in the amount of the participation repaid.

8.2	Change of control
(a)	The Borrowers (or the Parent on their behalf) shall promptly notify the Agent upon any Obligor becoming aware of a Change of Control occurring.
(b)	If a Change of Control occurs:
(i)	a Lender shall not be obliged to fund an Advance; and
(ii)

if a Lender so requires and notifies the Agent within 14 days of the Borrowers notifying the Agent of the Change of Control, the Agent shall, by not less than 60 days' notice to the Borrowers, cancel the Available Commitment of that Lender and declare the participation of that Lender in the Loan, together with accrued interest on it, and all other amounts accrued or outstanding in favour of or to such Lender under the Finance Documents, immediately due and payable on such date, whereupon with effect from such date such Available Commitment will be immediately cancelled, the Total Commitments shall be reduced correspondingly and the Commitment of that Lender shall immediately cease to be available for further utilisation and the participation of that Lender in the Loan, and all such accrued or outstanding interest and other amounts shall become immediately due and payable to such Lender on such date.

8.3	Voluntary cancellation
(a)

The Borrowers may, if they give the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of €1,000,000 and a multiple of €100,000) of any part of any Advance which is undrawn at the proposed date of cancellation, such cancellation being applied, at the Borrowers’ option, to reduce one or more Ship Commitments.

(b)	Any cancellation under this clause 8.3 shall reduce the Total Commitments by the same amount and the Commitments of the Lenders rateably.
8.4	Voluntary prepayment

The Borrowers may, if they give the Agent not less than five Business Days' (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of an

Advance (but if in part, being an amount that reduces the amount of that Advance by a minimum amount of €1,000,000 and is a multiple of €100,000), on the last day of an Interest Period in respect of the amount to be prepaid (or any other date subject to payment of any Break Costs).

8.5	Right of cancellation and prepayment in relation to a single Lender
(a)	If:
(i)	any sum payable to any Lender by an Obligor is required to be increased under clause 14.2 (Tax gross-up); or
(ii)	any Lender claims indemnification from the Borrowers under clause 14.3 (Tax indemnity) or clause 15.1 (Increased costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and their intention to procure the repayment of that Lender's participation in the Loan.

(b)

On receipt of a notice referred to in paragraph (a) above, the Available Commitment of that Lender shall immediately be reduced to zero and the Total Commitments shall be reduced correspondingly and the remaining undrawn Ship Commitments shall each be reduced rateably. The Agent shall as soon as practicable after receipt of a notice referred to in clause 8.5(a) above, notify all the Lenders.

(c)

On the last day of each Interest Period which ends after the Borrowers have given notice under paragraph (a) above in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender's participation in the Loan together with all interest and other amounts accrued under the Finance Documents which is then owing to it and that Lender’s corresponding Commitment shall be immediately cancelled in the amount of the participations repaid.

8.6	Right of cancellation in relation to a Defaulting Lender
(a)

If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender give the Agent 10 Business Days' notice of cancellation of the Available Commitment of that Lender.

(b)

On such notice becoming effective, the Available Commitment of the Defaulting Lender shall immediately be reduced to zero and the remaining undrawn Ship Commitments shall each be reduced rateably and the Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.

8.7	Replacement of Lender
(a)	If:
(i)	any Lender becomes a Non-Consenting Lender (as defined in paragraph (d) below); or
(ii)	the Borrowers become obliged to repay any amount in accordance with clause 8.1 (Illegality) to any Lender; or
(iii)	any of the circumstances set out in paragraph (a) of clause 8.5 (Right of cancellation and prepayment in relation to a single Lender) apply to a Lender,

the Borrowers may, on 10 Business Days' prior notice to the Agent and that Lender, replace such Lender by requiring such Lender to assign (and, to the extent permitted by law, such Lender shall assign) pursuant to clause 35 (Changes to the Lenders) all (and not part only) of its rights under this Agreement (and any Security Document to which such Lender is a party in its capacity as a Lender) to an Eligible Institution (a Replacement Lender) which confirms its willingness to assume and does assume all the obligations of the assigning Lender in accordance with clause 35 (Changes to the Lenders) for a purchase price in cash payable at the time of the assignment in an amount equal to the aggregate of:

(A)	the outstanding principal amount of such Lender's participation in each Advance;
(B)	all accrued interest owing to such Lender;
(C)

the Break Costs which would have been payable to such Lender pursuant to clause 12.6 (Break Costs) had the Borrowers prepaid in full that Lender's participation in each Advance on the date of the assignment; and

(D)	all other amounts payable to that Lender under the Finance Documents on the date of the assignment.
(b)	The replacement of a Lender pursuant to this clause 8.7 shall be subject to the following conditions:
(i)	the Borrowers shall have no right to replace the Agent or the Security Agent;
(ii)	neither the Agent nor any Lender shall have any obligation to find a Replacement Lender;
(iii)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 30 Business Days after the date on which that Lender is deemed a Non-Consenting Lender;
(iv)	in no event shall the Lender replaced under this clause 8.7 be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents;
(v)	the new Lender shall be approved by Sinosure and be substituted in each Sinosure Insurance Policy by way of endorsement to each Sinosure Insurance Policy;
(vi)

the Lender shall only be obliged to assign its rights pursuant to paragraph (a) above once each of such Lender and the Agent are satisfied that each has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to that assignment; and

(vii)

the Borrowers shall procure that if the Lender replaced is also a Hedging Provider, no such replacement will take place unless the replaced Lender uses reasonable endeavours to procure that the Replacement Lender at the same time enters into an agreement with that Hedging Provider (who is also the replaced Lender) pursuant to which that Hedging Provider, at the same time as the replacement of the relevant Lender becomes effective, assigns and transfers to such Replacement Lender (in its capacity as Hedging Provider) all of its rights and obligations under all Hedging Contracts and the Hedging Master Agreement to which it is a party, pursuant to the provisions of paragraph (c) of clause 35.2 (Borrower consultation; Sinosure approval; Hedging Providers).

(c)

Each of the Lender and the Agent shall perform the checks described in paragraph (b)(vi) above as soon as reasonably practicable following delivery of a notice referred to in paragraph (a) above and the relevant Lender shall notify the Agent when it is satisfied (and the Agent shall notify the Borrowers when each of that Lender and the Agent is satisfied) that it has complied with those checks.

(d)	In the event that:
(i)

the Borrowers or the Agent (at the request of the Borrowers) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii)	the consent, waiver or amendment in question requires the approval of all the Lenders;
(iii)	all information requested by the Lenders has been provided by the Borrowers to the Lenders to enable them to assess the consent, waiver or amendment in question; and
(iv)	the Majority Lenders have consented or agreed to such waiver or amendment,

then any Lender who does not and continues not to consent or agree to such waiver or amendment shall, after being provided reasonably sufficient time to consider and process the consent, waiver or amendment in question (and in any event, not less than 10 Business Days from the date on which paragraph (iii) above has been complied with) be deemed a Non-Consenting Lender.

8.8	Sale or Total Loss

On a Mortgaged Ship’s Disposal Repayment Date:

(a)

the Borrowers shall prepay in full the Advance for that Ship plus (if required) such additional amount of the other Advance as shall ensure that after such prepayment the Security Value is not less than the Minimum Value; and

(b)

that Ship’s Ship Commitment shall be reduced to zero, the Ship Commitment of the Ship relevant to the other Advance shall be reduced by an amount equal to any prepayment of such Advance under paragraph (a) above and the Total Commitments shall be reduced by an amount equal to the amount of such prepayment pursuant to paragraph (a) above.

8.9	Automatic cancellation

Any part of a Ship Commitment which has not become available by the Last Availability Date for that Ship Commitment shall be automatically cancelled at close of business in London on the Last Availability Date for that Ship Commitment.

8.10	Termination of a Sinosure Insurance Policy

If at any time during the Facility Period:

(a)	any of the obligations of Sinosure under all or part of a Sinosure Insurance Policy is terminated, cancelled, becomes invalid, unenforceable or otherwise ceases to be in full force and effect; or
(b)

it becomes unlawful or impossible for Sinosure to fulfil any of the obligations expressed to be assumed by it in a Sinosure Insurance Policy or for the Agent or the Sinosure Agent or a Lender to exercise the rights or any of them vested in it under a Sinosure Insurance Policy; or

(c)	Sinosure has stated its intention to, repudiate, terminate, cancel or suspend the application of all or part of a Sinosure Insurance Policy,

(each a Sinosure Mandatory Prepayment Event) then as of the time such Sinosure Mandatory Prepayment Event occurs:

(i)	no Lender shall be obliged to fund the relevant Advance;

(ii)	the relevant Advance shall be automatically cancelled; and
(iii)

the relevant Advance together with accrued interest, fees and all other sums payable under this Agreement and any other Finance Document under or in connection with such Advance shall be immediately due and payable.

8.11	Release
(a)	Subject to paragraph (b) below, following a full prepayment of an Advance:
(i)	under clause 8.4 (Voluntary Prepayment); or
(ii)	under clause 8.8 (Sale or Total Loss) and subject to any other prepayments required by clause 8.8 (Sale or Total Loss) having been made,

and further subject to:

A.

the concurrent prepayment by the Obligors of such portion of the Ancillary Outstandings as required by any Ancillary Lender pursuant to the terms of any Ancillary Document (as evidenced to the Agent in a manner satisfactory to it by written confirmation of the relevant Ancillary Lenders);

B.

the concurrent prepayment and/or settlement by the Obligors of such amounts under any Hedging Contract and the closing out of such Hedging Transactions by the Obligors as required by any Hedging Provider pursuant to the terms of any Hedging Contract and clause 32.3 (Unwinding of Hedging Contracts) (as evidenced to the Agent in a manner satisfactory to it by written confirmation of the relevant Hedging Providers); and

C.	the Security Value being equal to or higher than the Minimum Value following such prepayment without taking into account the value of the Ship corresponding to the Advance prepaid,

then the Finance Parties agree to release the Mortgage of such Ship and the other security over or in respect of such Mortgaged Ship pursuant to a deed of release in such form acceptable to the Majority Lenders, after such prepayment and at the cost and expense of the Borrowers, provided that no Event of Default exists at the time of or would result from such release and that, immediately after such release, the Security Value shall continue to be equal to or higher than the Minimum Value.

(b)

In the event that a full prepayment of an Advance pursuant to paragraph (a) above is in respect of the last remaining Mortgaged Ship under this Agreement, any release pursuant to paragraph (a) above shall be subject to the Borrowers repaying all other amounts (not covered in paragraph (a) above) owing pursuant to the Finance Documents, including the prepayment and/or settlement of such amounts under any Ancillary Document and Hedging Contract and the closing out of such Hedging Transactions by the Obligors as required by any Hedging Provider pursuant to the terms of any Hedging Contract and clause 32.3 (Unwinding of Hedging Contracts) (as evidenced to the Agent in a manner satisfactory to it by written confirmation of the relevant Ancillary Lenders and Hedging Providers (as applicable)).

(c)

The Borrowers shall give each Ancillary Lender and each Hedging Provider not less than five Business Days’ notice of a full prepayment of an Advance pursuant to clause 8.4 (Voluntary Prepayment) or clause 8.8 (Sale or Total Loss) and the intended release of security in respect of a Mortgaged Ship pursuant to paragraph (a) above.

9	Restrictions
9.1	Notices of cancellation and prepayment

Any notice of cancellation or prepayment given by any Party under clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment. If any such cancellation or prepayment relates to a particular Ship Commitment and/or Advance, any such notice shall also specify the relevant Ship Commitment and/or Advance.

9.2	Interest and other amounts

Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

9.3	Reborrowing

The Borrowers may not re-borrow any part of the Facility which is prepaid or repaid (except as otherwise permitted by clause 5.5(g) (Pre-placement of Advances)).

9.4	Prepayment in accordance with Agreement

The Borrowers shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

9.5	No reinstatement of Commitments

No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

9.6	Agent's receipt of notices

If the Agent receives a notice under clause 8 it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

9.7	Effect of repayment and prepayment on Commitments

If all or part of any Lender's participation in the Loan is repaid or prepaid, an amount of that Lender's Commitment equal to the amount of the participation which is repaid or prepaid will be deemed to be cancelled on the date of repayment or prepayment.

9.8	Application of cancellations

If the Total Commitments are partially reduced and/or the Loan is partially prepaid under this Agreement (other than under clause 8.1 (Illegality), clause 8.2 (Change of control) and clause 8.5 (Right of cancellation and prepayment in relation to a single Lender)), the Commitments of the Lenders and (other than in relation to a cancellation of all of the Ship Commitment for a Ship) the remaining Ship Commitments shall be reduced rateably.

9.9	Application of prepayments
(a)

Any prepayment required as a result of a cancellation in full of an individual Lender's Commitment under clause 8.1 (Illegality), clause 8.2 (Change of control) or clause 8.5 (Right of cancellation and prepayment in relation to a single Lender) shall be applied in prepaying the relevant Lender's participation in each of the Advances.

(b)	Any other partial prepayment of the Loan shall be applied pro rata to the participation of all the Lenders.
9.10	Reduction in hedging exposure on prepayment

Any prepayment under this Agreement shall be made together with payment to any Hedging Provider of any amount falling due to the relevant Hedging Provider under a Hedging Contract as a result of the termination or close out of that Hedging Contract or any Hedging Transaction, in full or in part, under it in accordance with clause 32.3 (Unwinding of Hedging Contracts) in relation to that prepayment.

9.11	Removal of Finance Parties from security

Upon cancellation and prepayment in full of an individual Lender's Commitment under clause 8.1 (Illegality), clause 8.2 (Change of control) or clause 8.5 (Right of cancellation and prepayment in relation to a single Lender):

(a)

that Lender and the other Parties must promptly take (and the Borrowers shall ensure that any other relevant Obligor promptly takes) whatever action the Agent may, in its reasonable opinion, deem necessary or desirable for the purpose of removing that Lender as a party to and beneficiary of any Security Documents granted in favour of (among others) the Lenders or as an insured, assured or beneficiary of or under any Sinosure Insurance Policy; and

(b)

if that Lender is also a Hedging Provider, following the corresponding prepayment and/or settlement in full of the amounts outstanding under any Hedging Contract entered into with that Hedging Provider and the termination and close out of all Hedging Transactions with that Hedging Provider by the Borrowers (if applicable) pursuant to clause 34.4(b) (Close out of Hedging Contracts), that Hedging Provider and the other Parties must promptly take (and the Borrowers shall ensure that any other relevant Obligor promptly takes) whatever action the Agent may, in its reasonable opinion, deem necessary or desirable for the purpose of removing that Hedging Provider as a party to and beneficiary of any Security Documents granted in favour of (among others) the Hedging Providers.

Section 5 - Costs of Utilisation

10	Interest
10.1	Calculation of interest

The rate of interest on each Advance (or any relevant part of it for which there is a separate Interest Period) for each Interest Period for the relevant Advance is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin; and
(b)	EURIBOR for the relevant Interest Period.
10.2	Green Loan Margin Adjustment
(a)

Subject to clause 23.16 (Declassification Event) and the other paragraphs of this clause 10.2, following the receipt by the Agent of a Pre-Utilisation Green Loan Compliance Certificate under paragraph (b) below and the Green Loan Compliance Certificate in accordance with clause 21.16 (Green Loan Compliance Certificate and Green Loan Report), the Margin applicable to each Advance shall be re-determined as follows (the Green Loan Margin Adjustment):

(i)	if pursuant to the Green Loan Compliance Certificate the Borrowers are in compliance with the Green Asset Criteria, Margin shall be 1.50 per cent per annum; or
(ii)	if pursuant to the Green Loan Compliance Certificate the Borrowers are not in compliance with the Green Asset Criteria, Margin shall be 1.60 per cent per annum;
(b)

At any time prior to the submission of the first Green Loan Compliance Certificate under clause 21.16 (Green Loan Compliance Certificate and Green Loan Report), the Borrowers may deliver a Pre-Utilisation Green Loan Compliance Certificate. In that case, any Green Loan Margin Adjustment shall take effect:

(i)

for the purposes of calculating Margin for an Advance, from the first day of the next Interest Period for the relevant Advance until the earlier of (A) the end of the Interest Period for that Advance immediately following a Declassification Event and (B) the date when the first Green Loan Margin Adjustment is to be made in respect of such Advance due to the submission of a Green Loan Compliance Certificate under clause 21.16 (Green Loan Compliance Certificate and Green Loan Report); and

(ii)

for the purposes of calculating the commitment fee pursuant to clause 13.1 (Commitment fee) in respect of the Ship Commitment relevant to an Advance, from the date of its submission (if submission is on the date of this Agreement) or from the first day falling after the next due date of commitment fee under such clause 13.1 (Commitment fee) following its submission (if submission is made after the date of this Agreement), until the earlier of (A) the end of the Interest Period for the relevant Advance immediately following a Declassification Event and (B) the date when the first Green Loan Margin Adjustment is to be made in respect of such Advance due to the submission of a Green Loan Compliance Certificate under clause 21.16 (Green Loan Compliance Certificate and Green Loan Report).

(c)

Where a Green Loan Compliance Certificate (other than a Pre-Utilisation Green Loan Compliance Certificate) is received in respect of a financial year (a Relevant Year), any Green Loan Margin Adjustment in respect of the Margin for an Advance shall take effect on the first day of the next Interest Period for that Advance which falls within the next financial year after the Relevant Year and shall apply until the end of the Interest Period immediately following the earlier of (i) a Declassification Event and (ii) another Green Loan Margin Adjustment pursuant to this clause 10.2.

(d)	Excluding any Pre-Utilisation Green Loan Compliance Certificate, only one Green Loan Compliance Certificate may be delivered in respect of each financial year.
(e)

If a revised Green Loan Compliance Certificate is received by the Agent pursuant to clause 21.17 (Green Loan Compliance Certificate Inaccuracy), any Green Loan Margin Adjustment which was applied to the Margin for the Loan during a financial year shall:

(i)	be recalculated in accordance with the revised Green Loan Compliance Certificate; and
(ii)

take effect on the first day of the next Interest Period for that Advance which falls within the same financial year and shall apply until the end of the Interest Period for that Advance immediately following the earlier of (i) a Declassification Event and (ii) another Green Loan Margin Adjustment pursuant to this clause 10.2; save that where the relevant Green Loan Compliance Certificate Inaccuracy relates to a Pre-Utilisation Green Loan Compliance Certificate, such recalculation shall take effect:

(A)

for the purposes of calculating Margin for an Advance, from the first day of the next Interest Period for the relevant Advance, until the earlier of (A) the end of the Interest Period for that Advance immediately following a Declassification Event and (B) the date when the first Green Loan Margin Adjustment is to be made in respect of such Advance due to the submission of a Green Loan Compliance Certificate under 21.16 (Green Loan Compliance Certificate and Green Loan Report); and

(B)

for the purposes of calculating the commitment fee pursuant to clause 13.1 (Commitment fee) in respect of the Ship Commitment relevant to an Advance, from the first day falling after the next due date of commitment fee under such clause 13.1 (Commitment fee) following its submission, until the earlier of (A) the end of the Interest Period for the relevant Advance immediately following a Declassification Event and (B) the date when the first Green Loan Margin Adjustment is to be made in respect of such Advance due to the submission of a Green Loan Compliance Certificate under clause 21.16 (Green Loan Compliance Certificate and Green Loan Report).

(f)

If a revised Green Loan Compliance Certificate received by the Agent pursuant to clause 21.17 (Green Loan Compliance Certificate Inaccuracy) shows that a higher Margin or commitment fee pursuant to clause 13.1 (Commitment fee) should have applied during a certain period, then the Borrowers shall promptly pay to the Agent any amounts necessary to put the Agent and the Lenders in the position they would have been had the appropriate rate of the Margin and commitment fee applied during that period.

10.3	Payment of interest

The Borrowers shall pay accrued interest on each Advance (or any relevant part of it) on the last day of each Interest Period for that Advance (or the relevant part of it) (and, if an Interest Period is longer than 3 Months, on the dates falling at 3 Monthly intervals after the first day of that Interest Period).

10.4	Default interest
(a)

If an Obligor fails to pay any amount payable by it under a Finance Document (other than a Hedging Contract) to a Finance Party on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (c) below, is 2.00 per cent per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-

payment, constituted an Advance for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).

(b)	Any interest accruing under this clause 10.4 shall be immediately payable by the Obligor on demand by the Agent.
(c)

If any overdue amount consists of all or part of an Advance (or any relevant part of it) which became due on a day which was not the last day of an Interest Period relating to the Advance or the relevant part of it:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Advance or the relevant part of it; and
(ii)

the rate of interest applying to the overdue amount during that first Interest Period shall be 2.00 per cent per annum higher than the rate which would have applied if the overdue amount had not become due.

(d)

Default interest payable under this clause 10.4 (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

10.5	Notification of rates of interest
(a)	The Agent shall promptly notify the Lenders and the Borrowers (or the Parent on their behalf) of the determination of a rate of interest under this Agreement.
(b)	The Agent shall promptly notify the Borrowers (or the Parent on their behalf) of each Funding Rate relating to each Advance (or any relevant part of it).
11	Interest Periods
11.1	Selection of Interest Periods
(a)

The Borrowers (or the Parent on their behalf) may select an Interest Period for an Advance in the Utilisation Request for that Advance and (after such Advance has been borrowed) may select an Interest Period for the relevant Advance in a Selection Notice.

(b)

Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrowers (or the Parent on their behalf) not later than 11:00 a.m. four Business Days before the last day of the then current Interest Period for the relevant Advance.

(c)

If the Borrowers (or the Parent on their behalf) fail to deliver a Selection Notice to the Agent in accordance with the above paragraph, the relevant Interest Period will, subject to clause 11.2 (Interest Periods overrunning Repayment Dates), be 3 Month(s).

(d)

Subject to this clause 11.1, the Borrowers (or the Parent on their behalf) may select an Interest Period of three Months or any other period agreed between the Borrowers (or the Parent on their behalf), the Agent and all the Lenders.

(e)	No Interest Period for an Advance shall extend beyond the Final Repayment Date for that Advance.
(f)	The first Interest Period for an Advance shall start on its Utilisation Date and each subsequent Interest Period for that an Advance shall start on the last day of its preceding Interest Period.
11.2	Interest Periods overrunning Repayment Dates

If the Borrowers select an Interest Period for an Advance which would overrun any later Repayment Date for that Advance, that Advance shall be divided into parts corresponding to the amounts by which that Advance is scheduled to be repaid under clause 7.2 (Scheduled repayment of Facility) on each of the Repayment Dates for that Advance falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date for that Advance) and to the balance of that Advance (which shall have the Interest Period selected by the Borrowers).

11.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

12	Changes to the calculation of interest
12.1	Unavailability of Screen Rate
(a)	Interpolated Screen Rate: If no Screen Rate is available for EURIBOR for an Interest Period, EURIBOR shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.
(b)	Reference Bank Rate: If no Screen Rate is available for EURIBOR for:
(i)	euro; or
(ii)	the relevant Interest Period and it is not possible to calculate the Interpolated Screen Rate,

EURIBOR shall be the Reference Bank Rate as of 11.30 a.m. (Brussels time) on the relevant Quotation Day and for a period equal in length to the relevant Interest Period.

(c)

Cost of funds: If paragraph (b) above applies but no Reference Bank Rate is available for euro or the relevant Interest Period, there shall be no EURIBOR for that Interest Period and clause 12.4 (Cost of funds) shall apply for that Interest Period.

12.2	Calculation of Reference Bank Rate
(a)

Subject to paragraph (b) below, if EURIBOR for an Interest Period is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.30 a.m. (Brussels time) on the relevant Quotation Day, the Reference Bank Rate shall be calculated on the basis of the quotations of the remaining Reference Banks.

(b)	If at or about 11.30 a.m. (Brussels time) on the relevant Quotation Day none or only one of the Reference Banks supplies a quotation, there shall be no Reference Bank Rate for that Interest Period.
12.3	Market disruption

If before close of business in London on the Quotation Day for an Interest Period for an Advance (or any part of it) either (i) EURIBOR is unavailable or (ii) the Agent receives notifications from a Lender or Lenders (whose aggregate participations in the Loan exceed 50 per cent. of the Loan) that the cost to it of funding its participation in the relevant Advance or relevant part of it from whatever source it may reasonably select would be in excess of EURIBOR then clause 12.4 (Cost of funds) shall apply to the relevant Advance or relevant part of it for the relevant Interest Period.

12.4	Cost of funds

(a)

If this clause 12.4 applies, the rate of interest on each Lender’s share of the relevant Advance or relevant part of it for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;
(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event within ten Business Days of the first day of that Interest Period (or, if earlier, on the date falling ten Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum its cost of funds relating to its participation in the relevant Advance.

(b)

If this clause 12.4 applies and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)	Any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders, Sinosure and the Borrowers, be binding on all Parties.
(d)	If this clause 12.4 applies pursuant to clause 12.3 (Market disruption) and:
(i)	a Lender's Funding Rate is less than EURIBOR; or
(ii)	a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in the relevant Advance or relevant part of it for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be EURIBOR.

(e)

If this clause 12.4 applies pursuant to clause 12.1 (Unavailability of Screen Rate) but any Lender does not supply a quotation by the time specified in paragraph (a)(ii) above the rate of interest shall be calculated on the basis of the quotations of the remaining Lenders.

12.5	Notification to Borrowers

If clause 12.4 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrowers (or the Parent on their behalf).

12.6	Break Costs
(a)

The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of any Advance (or any relevant part of it) or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for that Advance (or any relevant part of it) or Unpaid Sum.

(b)

Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate to the Borrowers and the Agent confirming the amount of its Break Costs for any Interest Period in which they accrue.

13	Fees
13.1	Commitment fee
(a)

The Borrowers shall pay to the Agent (for the account of each Lender) a fee in euro computed at the rate per annum equal to 35% of the applicable Margin (taking into account any Green Loan Margin Adjustment) on that Lender's Available Commitment calculated on a daily basis from the date of this Agreement (the Start Date).

(b)

The Borrowers shall pay the accrued commitment fee on the last day of the period of three Months commencing on the Start Date, on the last day of each successive period of three Months thereafter until the earlier of the latest of the Last Availability Dates and the second Utilisation Date, on the earlier of such dates and, if cancelled in full, on the cancelled amount of the relevant Lender's Available Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any undrawn Commitments of that Lender for any day on which that Lender is a Defaulting Lender.
13.2	Mandated lead arranger fee

The Borrowers shall pay to the Arrangers a mandated lead arranger fee in the amount and at the times agreed in a Fee Letter.

13.3	Agency fee

The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

13.4	Sinosure Premium
(a)

The Borrowers acknowledge that the Lenders shall procure the placement of each Sinosure Insurance Policy through the Sinosure Agent and shall benefit from it throughout the duration of the Facility Period. The Borrowers agree to pay to Sinosure the Sinosure Premium applicable to each Advance on or prior to the Utilisation Date in respect of such Advance. The Borrowers (or the Parent on their behalf) shall immediately notify the Sinosure Agent and the Agent of the payment to Sinosure of the Sinosure Premium in respect of a Sinosure Insurance Policy having been made and shall provide all relevant evidence to this effect to the satisfaction of the Sinosure Agent and the Agent.

(b)

The Borrowers agree that their obligation to make the payments set out in clause 13.4(a) to Sinosure in respect of the Sinosure Premium for each Sinosure Insurance Policy (or any part thereof) shall be an absolute obligation and shall not be affected by any matter whatsoever. The Sinosure Premium (or any part thereof) for each Sinosure Insurance Policy shall not be refundable except in accordance with the terms of the relevant Sinosure Insurance Policy and Sinosure’s internal regulations.

(c)

Promptly after receipt by a Finance Party of a refund of the Sinosure Premium from Sinosure and if all amounts due and owing by the Borrowers or any of them at that time have been discharged in full, such refund shall be paid to the Borrowers. A Finance Party which has not received a refund of the Sinosure Premium to which it is entitled pursuant to the relevant Sinosure Insurance Policy, shall take any appropriate steps in order to receive such refund.

(d)

The Borrowers acknowledge that the amount of each Sinosure Premium will be solely determined by Sinosure in the manner specified in the relevant defined term of Sinosure Premium in clause 1 (Definitions and interpretations) but always subject to the terms of the relevant Sinosure Insurance Policy and Sinosure’s internal regulations, and no Finance Party is in any way involved in the determination of the amount of the Sinosure Premium and agrees that the Borrowers shall have no claim or defence against any Finance Party in connection with the amount of the Sinosure Premium for any Sinosure Insurance Policy.

13.5	Interest, commission and fees on Ancillary Facilities

The rate and time of payment of interest, commission, fees and any other remuneration in respect of each Ancillary Facility shall be determined by agreement between the relevant Ancillary Lender and the Borrowers as borrowers of that Ancillary Facility based upon normal market rates and terms.

Section 6 -  Additional Payment Obligations

14	Tax gross-up and indemnities
14.1	Definitions

In this Agreement:

Protected Party means a Finance Party or, in relation to clause 16.5 (Indemnity concerning security) and clause 16.8 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 16.5 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document or a Sinosure Insurance Policy.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document (other than a Hedging Contract) or a Sinosure Insurance Policy other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 14.2 (Tax gross-up) or a payment under clause 14.3 (Tax indemnity).

Unless a contrary indication appears, in this clause 14, a reference to determines or determined means a determination made in the absolute discretion of the person making the determination.

14.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.
(b)

The Borrowers (or the Parent on their behalf) shall, promptly upon any of them becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	Paragraphs (a) to (e) above shall not apply in respect of any payments under any Hedging Contract, where the gross-up provisions of the relevant Hedging Master Agreement itself shall apply.
14.3	Tax indemnity

(a)

Each Obligor who is a Party shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document or a Sinosure Insurance Policy.

(b)	Paragraph (a) above shall not apply:
(i)	with respect to any Tax assessed on a Finance Party:
(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost:
(A)	is compensated for by an increased payment under clause 14.2 (Tax gross-up); or
(B)	relates to a FATCA Deduction required to be made by a Party or any Obligor which is not a Party.
(c)

A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this clause 14.3, notify the Agent.
14.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines, that:

(a)

a Tax Credit is attributable (A) to an increased payment of which that Tax Payment forms part, (B) to that Tax Payment or (C) to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

14.5	Indemnities on after Tax basis
(a)

If an Event of Default is continuing or where the Agent and/or Security Agent have taken any steps pursuant to clause 33.21 (Acceleration), to the extent that any sum payable to any Protected Party by the Borrowers under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrowers shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(b)

If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrowers to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrowers shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

(c)

For the purposes of paragraphs (a) and (b) above, a sum shall be deemed to be taxable in the hands of a Protected Party if it falls to be taken into account in computing the profits or gains of that Protected Party for the purposes of Tax and, if so, that Protected Party shall be deemed to have suffered Tax on the relevant sum at the rate of Tax applicable to that Protected Party's profits or gains for the period in which the payment of the relevant sum falls to be taken into account for the purposes of such Tax.

14.6	Stamp taxes

The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document or a Sinosure Insurance Policy.

14.7	Value added tax
(a)

All amounts expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this paragraph (i) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)

Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this clause 14.7 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term "representative member" to have the same meaning as in the Value Added Tax Act 1994).

(e)

In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party's VAT registration and such other information as is reasonably requested in connection with such Finance Party's VAT reporting requirements in relation to such supply.

14.8	FATCA information
(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:
(i)	confirm to that other Party whether it is:
(A)	a FATCA Exempt Party; or
(B)	not a FATCA Exempt Party;
(ii)

supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA; and

(iii)

supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)

If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)

Paragraph (a) above shall not oblige any Finance Party to do anything, and paragraph (a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;
(ii)	any fiduciary duty; or
(iii)	any duty of confidentiality
(d)

If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with paragraphs (a)(i) or (a)(ii) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

14.9	FATCA Deduction
(a)

Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent and the Agent shall notify the other Finance Parties.

15	Increased Costs
15.1	Increased costs
(a)

Subject to clause 15.3 (Exceptions), the Borrowers shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(i)

arises as a result of (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (B) compliance with any law or regulation in either case made after the date of this Agreement; and/or

(ii)	is a Basel III Increased Cost.
(b)	In this Agreement Increased Costs means:
(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;
(ii)	an additional or increased cost; or
(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or an Ancillary Commitment or funding or performing its obligations under any Finance Document.

15.2	Increased cost claims
(a)

A Finance Party intending to make a claim pursuant to clause 15.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers (or the Parent).

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.
15.3	Exceptions
(a)	Clause 15.1 (Increased costs) does not apply to any Increased Cost which is:
(i)	attributable to a Tax Deduction required by law to be made by an Obligor;
(ii)	attributable to a FATCA Deduction required to be made by a Party; or
(iii)

compensated for by clause 14.3 (Tax indemnity) (or would have been compensated for under clause 14.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of clause 14.3 (Tax indemnity) applied); or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.
(b)	In paragraph (a) above, a reference to a Tax Deduction has the same meaning given to the term in clause 14.1 (Definitions).

16	Other indemnities
16.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)	making or filing a claim or proof against that Obligor; and/or
(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.
16.2	Other indemnities

The Borrowers shall (or shall procure that another Obligor will), within three Business Days of demand by a Finance Party, indemnify each Finance Party and Sinosure against any and all Losses incurred by that Finance Party or Sinosure (as the case may be) as a result of:

(a)	the occurrence of any Event of Default;
(b)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 44 (Sharing among the Finance Parties);

(c)

funding, or making arrangements to fund, its participation in an Advance requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers; or
(e)

under or pursuant to, a Sinosure Insurance Policy, including, without limitation, any additional premiums, cost or expense as provided for under a Sinosure Insurance Policy which Sinosure may charge, invoice or set-off against amounts owing to the Sinosure Agent or the Lenders, including, without limitation, as a result of a change of the delivery schedule of a Ship or otherwise properly incurred by the Sinosure Agent and/or the Lenders in connection with compliance with a Sinosure Insurance Policy.

16.3	Environmental Indemnity

The Borrowers shall (or shall procure that another Obligor will), within three (3) Business Days of demand by an Indemnified Person, indemnify each Indemnified Person against any and all Losses, joint or several that may be incurred by or asserted or awarded against any Indemnified Person, in each case arising out of or in connection with or relating to any claim investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to an Environmental Claim made or asserted against such Indemnified

Person if such Environmental Claim would not have been, or been capable of being, made or asserted against such Indemnified Person if the Finance Parties or Sinosure had not entered into any of the Finance Documents or a Sinosure Insurance Policy and/or exercised any of their rights, powers and discretions thereby conferred and/or performed any of their obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents or a Sinosure Insurance Policy. This indemnity shall apply whether or not such claims, investigation, litigation or proceedings is brought by any Obligor, any other Group Member, any of their shareholders, their Affiliates, or creditors, or an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto, except to the extent such Losses are found in a final non-appealable judgement by a court of competent jurisdiction to have resulted from such Indemnified Person's gross negligence or wilful misconduct. Each Indemnified Person may enforce and enjoy the benefit of this clause 16.3 under the Third Parties Act.

16.4	Indemnity to the Agent, the Security Agent, the Sinosure Agent and Sinosure

The Borrowers shall promptly indemnify the Agent, the Security Agent, the Sinosure Agent and Sinosure against:

(a)	any and all Losses (together with any applicable VAT) incurred by the Agent, the Security Agent, the Sinosure Agent or Sinosure (acting reasonably) as a result of:
(i)	without prejudice to clause 37.11 (Rights and discretions of the Agent and the Security Agent), investigating any event which it reasonably believes is a Default;
(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)

instructing lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents where, unless any of the circumstances in paragraphs (i), (ii) or (iv) apply or an Event of Default is continuing, such Losses are pre-approved by the Borrowers or the Parent on their behalf (such approval not to be unreasonably withheld or delayed); or

(iv)

any action taken by the Agent, the Security Agent, the Sinosure Agent or Sinosure or any of their representatives, agents or contractors in connection with any powers conferred by any Security Document to enforce any Security Interest thereunder or to remedy any breach of any Obligor's obligations under the Finance Documents, and

(b)

any and all Losses (including, without limitation, in respect of liability for negligence or any other category of liability whatsoever) (together with any applicable VAT) incurred by the Agent, the Security Agent, the Sinosure Agent or Sinosure (otherwise than by reason of the Agent's, the Security Agent’s, the Sinosure Agent’s or Sinosure’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to clause 45.10 (Disruption to payment systems etc.) notwithstanding the Agent's negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Security Agent) in acting as Agent or the Security Agent under the Finance Documents.

16.5	Indemnity concerning security
(a)	The Borrowers shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses (together with any applicable VAT) incurred by it as a result of:
(i)	any failure by the Borrowers to comply with its obligations under clause 18 (Costs and expenses) or any similar provision in any other Finance Document;

(ii)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
(iii)	the taking, holding, protection or enforcement of the Transaction Security;
(iv)

the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party in whose favour any Security Document has been granted and each Receiver and each Delegate by the Finance Documents or by law (otherwise, in each case, than by reason of the relevant Security Agent's and/or other Finance Party’s, Receiver's or Delegate's gross negligence or wilful misconduct);

(v)	any default by any Obligor in the performance of any of the obligations expressed to be assumed by it in the Finance Documents;
(vi)

any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful misconduct of that Indemnified Person);

(vii)

instructing lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents where, unless any of the circumstances in paragraphs (i) to (vi) or paragraph (viii) apply or an Event of Default is continuing, such Losses are pre-approved by the Borrowers or the Parent on their behalf (such approval not to be unreasonably withheld or delayed); or

(viii)

(in the case of the Security Agent and/or any other Finance Party in whose favour any Security Document has been granted, any Receiver and any Delegate) acting as Security Agent and/or as holder of any of the Transaction Security, Receiver or Delegate under the Finance Documents or which otherwise relates to the Charged Property (otherwise, in each case, than by reason of the relevant Security Agent's and/or other Finance Party’s, Receiver's or Delegate's gross negligence or wilful misconduct).

(b)

The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Charged Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 16.5 and shall have a lien on the Transaction Security and the proceeds of the enforcement of the Transaction Security for all moneys payable to it.

16.6	Continuation of indemnities

The indemnities by the Borrowers in favour of any Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or any of the Borrowers of the terms of this Agreement, the repayment or prepayment of the Loan, the cancellation of the Total Commitments or the repudiation by any Finance Party or the Borrowers of this Agreement.

16.7	Third Parties Act
(a)

Each Indemnified Person may rely on the terms of clause 16.5 (Indemnity concerning security) and clauses 14 (Tax gross-up and indemnities) and 16.8 (Interest) insofar as it relates to interest on, or the calculation of, any amount demanded by that Indemnified Person under clause 16.5 (Indemnity concerning security), subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(b)	Where an Indemnified Person (other than a Finance Party) (the Relevant Beneficiary) who is:

(i)	appointed by a Finance Party under the Finance Documents;
(ii)	an Affiliate of any such person or that Finance Party; or
(iii)	an officer, director, employee, adviser, representative or agent of any of the above persons or that Finance Party,

is entitled to receive any amount (a Third Party Claim) under any of the provisions referred to in paragraph (a) above:

(A)	the Borrowers shall at the same time as the relevant Third Party Claim is due to the Relevant Beneficiary pay to that Finance Party a sum in the amount of that Third Party Claim;
(B)	payment of such sum to that Finance Party shall, to the extent of that payment, satisfy the corresponding obligations of the Borrowers to pay the Third Party Claim to the Relevant Beneficiary; and
(C)

if the Borrowers pay the Third Party Claim direct to the Relevant Beneficiary, such payment shall, to the extent of that payment, satisfy the corresponding obligations of the Borrowers to that Finance Party under sub-paragraph (A) above.

16.8	Interest

Moneys becoming due by the Borrowers to any Indemnified Person under the indemnities contained in this clause 16 (Other indemnities) or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrowers to such Indemnified Person (both before and after judgment) at the rate referred to in clause 10.4 (Default interest).

16.9	Exclusion of liability

Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful misconduct. Any Indemnified Person may rely on this clause 16.9 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

17	Mitigation by the Lenders
17.1	Mitigation
(a)

Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in the Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 8.1 (Illegality), clause 14 (Tax gross-up and indemnities) or clause 15 (Increased costs) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

17.2	Limitation of liability
(a)	The Borrowers shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 17.1 (Mitigation).
(b)	A Finance Party is not obliged to take any steps under clause 17.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.
18	Costs and expenses
18.1	Transaction expenses

The Borrowers shall, promptly on demand and in any event within 5 Business Days, pay the Agent, the Security Agent, the Arrangers, the Sinosure Agent and Sinosure the amount of all costs and expenses pre-approved by the Borrowers or the Parent on their behalf (such approval not to be unreasonably withheld or delayed) (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by any of them (and, in the case of the Security Agent, by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)	this Agreement, the Hedging Master Agreements and any other documents referred to in this Agreement, the Security Documents and each Sinosure Insurance Policy;
(b)	any other Finance Documents executed or proposed to be executed after the date of this Agreement including any executed to provide additional security under clause 28 (Minimum security value); or
(c)	any Security Interest expressed or intended to be granted by a Finance Document,

whether or not the transactions contemplated under the Finance Documents are consummated.

18.2	Amendment costs

If:

(a)	an Obligor requests an amendment, waiver or consent;
(b)	any amendment or waiver is contemplated or agreed pursuant to clause 51.5 (Replacement of Screen Rate); or
(c)	an amendment is required pursuant to clause 45.9 (Change of currency),

the Borrowers shall, within three Business Days of demand by the Agent, the Security Agent or Sinosure reimburse the Agent or the Security Agent (or, in the case of a demand by Sinosure, the Sinosure Agent), for the amount of all reasonably incurred and documented costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by the Agent, the Security Agent, the Sinosure Agent or Sinosure (and by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

18.3	Agent’s and Security Agent’s management time and additional remuneration
(a)

Following the occurrence of an Event of Default that is continuing, any amount payable to the Agent or the Security Agent under clause 16.4 (Indemnity to the Agent, the Security Agent, the Sinosure Agent and Sinosure), clause 16.5 (Indemnity concerning security), clause 18 (Costs and expenses) or clause 37.15 (Lenders’ indemnity to the Agent and others) shall include the cost of utilising the Agent’s or (as the case may be) the Security Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent or (as the case may be) the Security Agent may notify to the Borrowers and the other Finance Parties, and is in addition to any other fee paid or payable to the Agent or the Security Agent.

(b)	Without prejudice to paragraph (a) above, in the event of:
(i)	an Event of Default;
(ii)

the Agent or the Security Agent being requested by an Obligor or the other Finance Parties to undertake duties which the Agent or (as the case may be) the Security Agent and the Borrowers agree to be of an exceptional nature or outside the scope of the normal duties of the Agent or (as the case may be) the Security Agent under the Finance Documents; or

(iii)	the Agent or (as the case may be) the Security Agent and the Borrowers agreeing that it is otherwise appropriate in the circumstances,

the Borrowers shall pay to the Agent or (as the case may be) the Security Agent any additional remuneration that may be agreed between them or determined pursuant to paragraph (c) below.

(c)

If the Agent or (as the case may be) the Security Agent and the Borrowers fail to agree upon the nature of the duties, or upon the additional remuneration referred to in paragraph (b) above or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent or (as the case may be) the Security Agent and approved by the Borrowers or, failing approval, nominated (on the application of the Agent or (as the case may be) the Security Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrowers) and the determination of any investment bank shall be final and binding upon the Parties.

18.4	Enforcement, preservation and other costs
(a)

The Borrowers shall, on demand by a Finance Party or Sinosure, pay to each Finance Party and Sinosure the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by that Finance Party or Sinosure in connection with the enforcement of, or the preservation of any rights under, any Finance Document, any Sinosure Insurance Policy and any Transaction Security and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or any Sinosure Insurance Policy or enforcing those rights.

(b)

The Borrowers shall, on demand by the Agent, pay to the Agent the amount of all costs and expenses (including fees, costs and expenses of lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts) (together with any applicable VAT) incurred by the Agent in connection with:

(i)	any valuation carried out under clause 28 (Minimum security value) to the extent that the costs of such valuation is payable by the Borrowers pursuant to clause 28 (Minimum security value); or
(ii)

any inspection carried out under clause 26.9 (Inspection and notice of dry-docking) provided that if no Event of Default is continuing the Borrowers shall not pay the costs of more than one such inspection per calendar year.

Section 7  -  Guarantee

19	Guarantee and indemnity
19.1	Guarantee and indemnity

Each Guarantor hereby irrevocably and unconditionally and jointly and severally with each of the other Guarantors:

(a)

guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor's obligations under the Finance Documents;

(b)

undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)

agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation indemnify each Finance Party immediately on demand against any cost, loss or liability it incurs as a result of another Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Obligor under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause 19.1 if the amount claimed had been recoverable on the basis of a guarantee.

19.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

19.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Guarantor under this clause 19 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

19.4	Waiver of defences

The obligations of each Guarantor under this clause 19 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause 19, would reduce, release or prejudice any of its obligations under this clause 19 including (without limitation):

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;
(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;
(g)	any law or regulation of any jurisdiction or any other event affecting any term of the guaranteed obligations;
(h)	any other circumstance that might constitute a defence of any Guarantor; or
(i)	any insolvency or similar proceedings.
19.5	Guarantor intent

Without prejudice to the generality of clause 19.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.

19.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 19. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

19.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this clause 19.
19.8	Deferral of Guarantors’ rights
(a)

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 19:

(i)	to be indemnified by another Obligor;
(ii)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents;

(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under clause 19 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any other Obligor; and/or
(vi)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.
(b)

If a Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 45 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

19.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

19.10	Amendments and waivers in writing

No waivers by any Finance Party or amendments to, of, or in connection with, the provisions of the Guarantee may be made unless they are made in writing by the Parties and with the prior written consent of all the Lenders and Sinosure.

19.11	Guarantors' rights and obligations
(a)

The obligations of each Guarantor under the Guarantee and under this Agreement are joint and several. Failure by a Guarantor to perform its obligations under the Guarantee and/or this Agreement shall constitute a failure by all of the Guarantors.

(b)	Each Guarantor irrevocably and unconditionally jointly and severally with each other Guarantor:
(i)	agrees that it is responsible for the performance of the obligations of each other Guarantor under the Guarantee and this Agreement;
(ii)	acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Guarantors under the Guarantee and under this Agreement; and
(iii)

agrees with each Finance Party that, if any obligation of any other Guarantor under the Guarantee and this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all Losses it incurs as a result of that Guarantor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Guarantor under the Guarantee and/or this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

(c)

The obligations of each Guarantor under the Finance Documents shall continue until all amounts which may be or become payable by the Guarantors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

(d)

In no event shall any of the Guarantors have any right to claim or demand proceeds under any Sinosure Insurance Policy, whether on the basis that it has performed its obligations under the Guarantee and this Agreement and has acquired by way of subrogation the respective rights of the Borrowers or the Lenders or any of them against Sinosure, or otherwise.

19.12	Operational subordination

For so long as a Guarantor is also the Bareboat Charterer and/or a Manager of a Mortgaged Ship, the relevant Guarantor further agrees and undertakes in relation to each relevant Mortgaged Ship, the relevant Bareboat Charter and any Management Agreement to which such Guarantor is a party, throughout such Ship’s Mortgage Period (and references below to “the Ship” shall be deemed to mean each such Mortgaged Ship):

(a)	that any Management Agreement or Bareboat Charter and such Guarantor’s rights under it will be fully subordinate to the rights of the Finance Parties under the Finance Documents;
(b)	not to make a claim under or in connection with any Management Agreement or Bareboat Charter for the Ship which could result in the Ship being arrested, detained or sold;
(c)	not to take any other action in relation to the Ship which could interfere with:
(i)	any Finance Party’s rights or powers pursuant to any of the Transaction Security;
(ii)	any claims by any Finance Party against the proceeds of any sale of the Ship;
(iii)	the exercise of any right or power any Finance Party has to sell the Ship, whether pursuant to the Mortgage or otherwise; or
(iv)	any sale of the Ship by an Owner with the Majority Lenders’ approval or at their direction where the Mortgage has become enforceable;
(d)

to waive any such right that the relevant Guarantor might otherwise have had to make any such claims and not to make any claim against any Finance Party in respect of any interference with the relevant Guarantor’s rights under any Management Agreement or Bareboat Charter for the Ship resulting from the exercise of any Finance Party’s rights under the Finance Documents;

(e)	not to exercise any lien such Guarantor has on the Ship in priority to or in competition with the Finance Parties’ rights under the Mortgage;
(f)

that despite the terms of any Management Agreement or Bareboat Charter for the Ship, if a Finance Party becomes entitled to enforce the Mortgage over the Ship, the Security Agent (acting on the instructions of the Majority Lenders) may terminate any Management Agreement or Bareboat Charter for the Ship by way of written notice and the relevant Guarantor will not have any claim for any resulting loss;

(g)	not to compete with any Finance Party in the liquidation, winding-up or other dissolution of any person liable to the Finance Parties under any of the Finance Documents;
(h)	not to demand or accept payment of any moneys due in respect of the management of the Ship at a time where any Transaction Security has become enforceable;
(i)	not to appoint a sub-manager of the Ship without the approval of the Majority Lenders and to procure that any sub-manager so approved will provide a Manager’s Undertaking or equivalent;
(j)

to promptly notify the Agent if any amounts are owing to the relevant Guarantor under any Management Agreement or Bareboat Charter for the Ship for more than 10 days after the period agreed for payment; and

(k)

to give the Agent such information about the Ship and its management and any amounts owing to the relevant Guarantor under any Management Agreement or Bareboat Charter for the Ship as the Agent (acting on the instructions of the Majority Lenders) may from time to time request.

Section 8 -  Representations, Undertakings and Events of Default

20	Representations
20.1

Each Obligor who is a Party makes and repeats the representations and warranties set out in this clause 20 to each Finance Party at the times specified in clause 20.38 (Times when representations are made).

20.2	Status
(a)	Each Obligor is a company or corporation, duly incorporated and validly existing under the law of its Original Jurisdiction.
(b)	Each Obligor and each other Group Member has power and authority to own its assets and to carry on its business as it is now being conducted.
20.3	Binding obligations

Subject to the Legal Reservations:

(a)

the obligations expressed to be assumed by each Obligor in each Finance Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations; and

(b)

(without limiting the generality of paragraph (a) above) each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

20.4	Non-conflict

The entry into and performance by each Obligor of, and the transactions contemplated by the Finance Documents and the granting of the Transaction Security do not and will not conflict with:

(a)	any law or regulation applicable to any Obligor;
(b)	the Constitutional Documents of any Obligor or any other Group Member; or
(c)	any material agreement or other material instrument binding upon any Obligor or any other Group Member or its or any other Group Member's assets or constitute a default or termination event (however described) under any such material agreement or material instrument or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any Obligor’s or any other Group Member's assets, rights or revenues.

20.5	Power and authority
(a)

Each Obligor has the power to enter into, perform and deliver and comply with its obligations under, and has taken all necessary action to authorise its entry into, performance and delivery of, and compliance with, each Finance Document to which it is, or is to be, a party and each of the transactions contemplated by those documents.

(b)

No limitation on any Obligor's powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document to which such Obligor is, or is to be, a party.

20.6	Validity and admissibility in evidence
(a)	All Authorisations required or desirable:

(i)	to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document to which it is a party;
(ii)	to make each Finance Document to which it is a party admissible in evidence in its Relevant Jurisdictions; and
(iii)	to ensure that the Transaction Security has the priority and ranking contemplated by the Security Documents,

have been obtained or effected and are in full force and effect except any Authorisation or filing referred to in clause 20.14 (No filing or stamp taxes), which Authorisation or filing will be promptly obtained or effected within any applicable period.

(b)

All Authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and each other Group Member have been obtained or effected and are in full force and effect if failure to obtain or effect those Authorisations is reasonably likely to have a Material Adverse Effect.

20.7	Governing law and enforcement
(a)	Subject to the Legal Reservations, the choice of governing law of any Finance Document will be recognised and enforced in each Obligor's Relevant Jurisdictions.
(b)

Subject to the Legal Reservations, any judgment obtained in relation to any Finance Document in the jurisdiction of the governing law of that Finance Document will be recognised and enforced in each Obligor’s Relevant Jurisdictions.

20.8	No misleading information
(a)

Any factual information contained in the Information Package is true and accurate in all material respects as at the date of the relevant report or document containing the information or (as the case may be) as at the date the information is expressed to be given.

(b)

Any financial projection or forecast contained in the Information Package and any budget provided pursuant to clause 21.6 (Budget) have been prepared on the basis of recent historical information and on the basis of reasonable assumptions and were fair (as at the date of the relevant report or document containing the projection or forecast or of the relevant budget) and arrived at after careful consideration.

(c)

The expressions of opinion or intention provided by or on behalf of an Obligor for the purposes of the Information Package were made after careful consideration and (as at the date of the relevant report or document containing the expression of opinion or intention) were fair and based on reasonable grounds.

(d)

No event or circumstance has occurred or arisen and no information has been omitted from the Information Package and no information has been given or withheld that results in the information, opinions, intentions, forecasts or projections contained in the Information Package being untrue or misleading in any material respect.

(e)

All other written information provided by any Group Member (including its advisers) to a Finance Party was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any material respect.

(f)

For the purposes of this clause 20.8, Information Package means any written information (other than Green Loan Information) provided by any Obligor or any other Group Member to any of the Finance Parties in connection with the Transaction Documents or the transactions referred to in them (including any information memorandum).

(g)	All Green Loan Information was true, complete and accurate in all material respects as at the date it was provided and is not misleading in any respect.

20.9	Original Financial Statements
(a)	The Original Financial Statements were prepared in accordance with GAAP consistently applied.
(b)

The audited Original Financial Statements give a true and fair view of the financial condition as at the end of the relevant Financial Year and the results of operations of the relevant Obligors (consolidated in the case of the Parent) during the relevant Financial Year.

(c)

The unaudited Original Financial Statements fairly present the financial condition as at the end of the relevant financial half year and the results of operations of the relevant Obligors and the Group (consolidated in the case of the Parent) during the relevant financial half year.

(d)

There has been no material adverse change in the assets, business or financial condition or operations of any Obligor (or the assets, business or operations or consolidated financial condition of the Group, in the case of the Parent) since the date of the Original Financial Statements.

20.10	Pari passu ranking

Each Obligor's payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

20.11	Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any Legal Opinion:

(a)	the Transaction Security has (or will have when the relevant Security Documents have been executed) the priority which it is expressed to have in the Security Documents;
(b)	the Charged Property is not subject to any Security Interest other than Permitted Security Interests; and
(c)	the Transaction Security will constitute perfected security on the assets described in the Security Documents.
20.12	Ownership of Charged Property

Each Obligor is the sole legal and beneficial owner of the Charged Property over which it purports to grant a Security Interest under the Security Documents.

20.13	No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 33.9 (Insolvency proceedings) or creditors' process described in clause 33.10 (Creditors' process) has been taken or, to the knowledge of any Obligor, threatened in relation to a Group Member and none of the circumstances described in clause 33.8 (Insolvency) applies to any Group Member.

20.14	No filing or stamp taxes

Under the laws of each Obligor's Relevant Jurisdictions it is not necessary that any Finance Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or the transactions contemplated by the Finance Documents except for any filing, recording or enrolling or any tax (including stamp duty) or fee payable in relation to any Finance Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document and prior to the deadline set out in section 90 of the Cyprus Companies Law, Cap. 113 in the case of the Transaction Security which should be registered at the Cyprus Companies Registry.

20.15	Deduction of Tax

No Obligor is required to make any Tax Deduction (as defined in clause 14.1 (Definitions)) from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any other Finance Document.

20.16	Tax compliance
(a)	No Obligor or other Group Member is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax.
(b)

No claims or investigations are being, or are reasonably likely to be, made or conducted against any Obligor or other Group Member with respect to Taxes such that a liability of, or claim against, any Obligor or other Group Member is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which is reasonably likely to have a Material Adverse Effect.

(c)Each Obligor is resident for Tax purposes only in its Original Jurisdiction.

20.17	Other Tax matters

The execution or delivery or performance by any Party of the Finance Documents will not result in any Finance Party:

(a)	having any liability in respect of Tax in any Flag State;
(b)	having or being deemed to have a place of business in any Flag State or any Relevant Jurisdiction of any Obligor.
20.18	No Default
(a)

No Default is continuing or might reasonably be expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Transaction Document.

(b)

No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any other Group Member or to which any Obligor's (or any other Group Member's) assets are subject which is reasonably likely to have a Material Adverse Effect.

20.19	No proceedings
(a)

No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency which is reasonably likely to have a Material Adverse Effect has or have (to the best of any Obligor's knowledge and belief (having made due and careful enquiry)) been started or threatened against any Obligor or any other Group Member.

(b)

No judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of any Obligor's knowledge and belief (having made due and careful enquiry)) been made against any Obligor or any other Group Member.

20.20	No breach of laws

(a)	No Obligor or other Group Member has breached any law or regulation which breach is reasonably likely to have a Material Adverse Effect.
(b)

No labour dispute is current or, to the best of any Obligor's knowledge and belief (having made due and careful enquiry), threatened against any Obligor which is reasonably likely to have a Material Adverse Effect.

20.21	Environmental matters
(a)	No Environmental Law applicable to any Fleet Vessel and/or any Obligor or other Group Member has been violated in a manner or to an extent which might have, a Material Adverse Effect.
(b)

All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force where failure to obtain any of these is reasonably likely to have a Material Adverse Effect.

(c)

No Environmental Claim has been made or, to the best of any Obligor's knowledge and belief (having made due and careful enquiry), is threatened or pending against any Group Member or any Fleet Vessel where that claim is reasonably likely to have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

20.22	Anti-bribery, anti-corruption and anti-money laundering laws
(a)

Each Group Member has conducted its businesses in compliance with applicable anti-corruption laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

(b)

Without limiting the generality of paragraph (a) above, no Group Member has engaged in any activity or conduct which violates any applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations and rules in any applicable jurisdiction.

20.23	Security and Financial Indebtedness
(a)	No Security Interest exists over all or any of the present or future assets of any Obligor or other Group Member in breach of this Agreement.
(b)	No Obligor or other Group Member has any Financial Indebtedness outstanding in breach of this Agreement.
20.24	Shares
(a)	The shares of each Owner are fully paid and not subject to any option to purchase or similar rights.
(b)	The Constitutional Documents of each Owner do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.
(c)

There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of each Owner (including any option or right of pre-emption or conversion).

20.25	Ownership of Obligors

Each Obligor (other than the Parent) is a direct or indirect wholly owned Subsidiary of the Parent (with the exception of a Bareboat Charterer under a JV Bareboat Charter which is a direct or indirect Subsidiary of the Parent).

20.26	No Change of Control

There has not been a Change of Control.

20.27	Accounting Reference Date

The Financial Year-end of each Obligor and other Group Member is the Accounting Reference Date.

20.28	No adverse consequences
(a)	It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:
(i)	in order to enable any Finance Party to enforce its rights under any Finance Document to which it is, or is to be, a party; or
(ii)	by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

(b)

No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction of any Obligor by reason only of the execution, performance and/or enforcement of any Finance Document.

20.29	Copies of documents

The copies of those Transaction Documents which are not Finance Documents and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to those Transaction Documents which would materially affect the transactions or arrangements contemplated by them or modify or release the obligations of any party under them.

20.30	Sinosure Insurance Policies

No Obligor has done or omitted to do anything, and to each Obligor’s knowledge no event or circumstance has occurred, which has made or could make any Sinosure Insurance Policy void or voidable and no Obligor has received any notification that the liability of Sinosure under any Sinosure Insurance Policy has been reduced or avoided.

20.31	Breach, etc. of any Building Contract Document

No Obligor nor (so far as the Obligors are aware) any other person is in breach of any Building Contract Document to which it is a party nor has anything occurred which entitles or may entitle any party to rescind or terminate it or decline to perform their obligations under it or which would render it illegal, invalid or unenforceable.

20.32	No breach of charters

No Obligor is in breach of any Bareboat Charter to which it is a party nor has anything occurred which entitles or which may entitle any party to rescind or terminate it or decline to perform their obligations under it.

20.33	No immunity

No Obligor or any of its assets is immune to any legal action or proceeding.

20.34	Sanctions
(a)	No Obligor, no other Group Member nor any of their respective directors, officers or, so far as each Obligor is aware, none of their employees:
(i)	is a Restricted Party;
(ii)	is in breach of Sanctions;
(iii)	owns or controls a Restricted Party;
(iv)	is currently engaging in any transaction, activity or conduct which is reasonably likely to result in a violation of Sanctions; or
(v)

is, to its knowledge subject to, involved in or has received notice of any complaint, claim, action, suit, proceedings, formal notice, investigation or other action by any regulatory or enforcement authority or any Sanctions Authority.

(b)

Each Obligor has implemented and maintains a Sanctions compliance policy or equivalent which, in accordance with the recommendations of the Sanctions Advisory, is designed to ensure compliance by that Obligor, each Group Member and their respective directors, officers, employees and agents with Sanctions. Each Obligor, each Group Member and their respective directors, officers and, to the knowledge of that Obligor, its employees, are in compliance with Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in such Obligor being designated as a Restricted Party.  Without limitation on the foregoing, such Sanctions compliance policy shall procure that each Obligor, each Group Member and their respective directors, officers, employees and agents shall, where applicable:

(i)	conduct their activities in a manner compliant with Sanctions;
(ii)	have sufficient resources in place to ensure execution of and compliance with their own Sanctions policies by their personnel, including but not limited to direct hires, contractors, and staff;
(iii)	ensure Subsidiaries and Affiliates comply with the relevant policies, as applicable;
(iv)	have relevant controls in place to monitor automatic identification system (AIS) transponders;
(v)	have controls in place to screen and assess onboarding or offloading cargo in areas they determine to present a high risk;
(vi)	have controls to assess authenticity of bills of lading, as necessary; and
(vii)	have controls in place consistent with the Sanctions Advisory.
20.35	Ship status

Each Ship will on the first day of the relevant Mortgage Period be:

(a)	registered in the name of the relevant Owner through the relevant Registry as a ship under the laws and flag of the relevant Flag State;
(b)	operationally seaworthy and fit for service in all material respects;
(c)	classed with the relevant Classification as required under this Agreement free of any overdue requirements and recommendations of the relevant Classification Society affecting class; and

(d)	insured in the manner required by the Finance Documents.
20.36	Ship's employment

Each Ship shall on the first day of the relevant Mortgage Period be free of any charter commitment under a Charter which, if entered into after that date, would require approval under the Finance Documents.

20.37	Address commission

There are no rebates, commissions or other payments to the Builder or the Obligors in connection with any Building Contract Document other than those referred to in it.

20.38	Times when representations are made
(a)

All of the representations and warranties set out in this clause 20 (other than Ship Representations, the representation in paragraph (g) of clause 20.8 (No misleading information), and the representations set out in clauses 20.14 (No filing or stamp taxes) to 20.17 (Other Tax matters) and clause 20.28 (No adverse consequences)) are deemed to be made on the dates of:

(i)	this Agreement;
(ii)	the first Utilisation Request; and
(iii)	the first Utilisation.
(b)	The Repeating Representations are deemed to be made on the dates of each subsequent Utilisation Request and each subsequent Utilisation Date and the first day of each Interest Period.
(c)	The representation in clause 20.34 (Sanctions) is deemed to be made on the date of any subsequent Utilisation Request and any subsequent Utilisation Date.
(d)

All the representations and warranties in this clause 20 except clause 20.8 (No misleading information) are deemed to be made by each Additional Guarantor on the day on which it becomes (and on the date it is proposed that it becomes) an Additional Guarantor.

(e)	All of the Ship Representations in relation to a Ship are deemed to be made on the first day of the Mortgage Period for the relevant Ship.
(f)	The representation in paragraph (g) of clause 20.8 (No misleading information) is deemed to be made by each Obligor on the date of each Green Loan Compliance Certificate.
(g)

The representations set out in clauses 20.14 (No filing or stamp taxes) to 20.17 (Other Tax matters) and clause 20.28 (No adverse consequences) shall be made on the date of this Agreement and in accordance with paragraph (d) above.

(h)

Each representation or warranty deemed to be made after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

21	Information undertakings
21.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 21 will be complied with throughout the Facility Period.

21.2	Interpretation

In this clause 21:

Annual Financial Statements means each of the audited consolidated financial statements for a Financial Year of the Parent delivered pursuant to paragraph (a) of clause 21.3 (Financial statements).

Semi-Annual Financial Statements means each of the consolidated financial statements for the first half year of the Financial Year of the Parent delivered pursuant to paragraph (b) of clause 21.3 (Financial statements).

21.3	Financial statements
(a)

The Obligors shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) and the Agent shall supply to the Lenders and to the Sinosure Agent (who will supply to Sinosure) as soon as the same become available, but in any event:

(i)	within 120 days after the end of each Financial Year, the audited consolidated financial statements of the Parent for that Financial Year; and
(ii)	within 180 days after the end of each Financial Year, the audited financial statements of each Borrower for that Financial Year.
(b)

The Obligors shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests) and the Agent shall supply to the Lenders and to the Sinosure Agent (who will supply to Sinosure) as soon as the same become available, but in any event within 90 days after the end of the first half year of each of its Financial Year (namely each six month period ending on 30 June of a Financial Year) the unaudited consolidated financial statements of the Parent for that financial half year.

21.4	Provision and contents of Compliance Certificate
(a)

The Obligors shall supply to the Agent and the Agent shall supply to each Lender and Sinosure, a Compliance Certificate, with each set of Annual Financial Statements and Semi-Annual Financial Statements.

(b)	Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 22 (Financial Covenants).
(c)	Each Compliance Certificate shall be signed by the chief executive officer or chief financial officer of the Parent.
21.5	Requirements as to financial statements
(a)

The Borrowers shall procure that each set of financial statements delivered pursuant to clause 21.3 (Financial statements) includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition, each set of such annual financial statements shall be audited by the Auditors.

(b)	Each set of financial statements delivered pursuant to clause 21.3 (Financial statements) shall:
(i)

be certified by a director of the relevant company as fairly presenting, its financial condition and operations as at the date as at which those financial statements were drawn up and, in the case of the annual financial statements, shall be accompanied by any letter addressed to the management of the relevant company by the Auditors and accompanying those financial statements; and

(ii)	in the case of audited annual financial statements, not be the subject of any material qualification in the Auditors' opinion.
(c)

The Parent shall procure that each set of financial statements delivered pursuant to clause 21.3 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Parent notifies the Agent that there has been a change in GAAP or the accounting practices and the Auditors deliver to the Agent:

(i)

a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(ii)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 22 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

(d)

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

21.6	Budget
(a)

Subject to paragraph (d) below, the Parent shall supply to the Agent, as soon as the same become available but in any event before the start of each of its Financial Years, an electronic copy of its preliminary annual budget for that Financial Year. Such budget will be for preliminary information purposes only and will not have been reviewed and/or approved by the Parent’s board of directors. The Parent shall immediately upon the release of its annual report and final budget for the relevant Financial Year supply the Agent with the final budget as approved by its board of directors.

(b)	Subject to paragraph (d) below, the Parent shall ensure that each preliminary budget for a Financial Year:
(i)	is in a form reasonably acceptable to the Agent and includes:
(A)	a projected consolidation profit and loss balance sheet and cashflow projections and a cashflow statement for the Group;
(B)	projected financial covenant calculations; and
(C)	any other information reasonably requested by any Lender or Sinosure;

for that Financial Year and itemised for each calendar month of that Financial Year;

(ii)	is prepared in accordance with GAAP and the accounting practices and financial reference periods applied to financial statements under clause 21.3 (Financial statements); and
(iii)	has been approved by the board of directors of the Parent.
(c)

Subject to paragraph (d) below, if the Parent updates or changes the budget, it shall within not more than 5 days of the update or change being made deliver to the Agent in sufficient copies each of the Lenders, such updated or changed budget together with a written explanation of the main changes in that budget.

(d)

Notwithstanding paragraphs (a) to (c) above, the Parent shall only be obliged to supply the Agent with a preliminary budget where such obligation will not (A) be in breach of (i) applicable market abuse regulations and/or (ii) the Danish Financial Supervisory Authority's or other relevant authority's interpretation of guidance requirements for listed companies and/or (B) require the Parent to make a public disclosure under applicable market abuse regulation and/or the Danish Financial Supervisory Authority's or other relevant authority's interpretation of disclosure on guidance.

21.7	Presentations

Once in every Financial Year, or more frequently if requested to do so by the Agent if the Agent reasonably suspects a Default is continuing or may have occurred or may occur, the Obligors shall procure that at least two directors of the Parent (one of whom shall be the chief financial officer) give a presentation to the Finance Parties and Sinosure about the on-going business and financial performance of the Group and any other matter which a Finance Party or Sinosure may reasonably request.

21.8	Year-end

The Borrowers shall procure that each Financial Year-end of each Obligor and each Group Member falls on the Accounting Reference Date.

21.9	Information: miscellaneous

The Borrowers shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests and Sinosure):

(a)

at the same time as they are dispatched, copies of all documents dispatched by the Parent to its shareholders generally (or any class of them) or dispatched by the Parent or any Obligors to its creditors generally (or any class of them);

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any Group Member, and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

(c)

promptly upon becoming aware of them, the details of any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body which is made against any Group Member and which is reasonably likely to have a Material Adverse Effect;

(d)	promptly, such information as the Agent or the Security Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents;
(e)

promptly following a request, such further information regarding the financial condition, assets and operations of the Group and/or any Group Member as any Finance Party through the Agent may reasonably request and which can be delivered without breach of any legally binding confidentiality restrictions and/or applicable market abuse regulations on the part of an Obligor;

(f)

promptly, such further information as may be required by any banking supervisory laws and regulations applicable to any Lender and/or as is in line with standard banking practice and which can be delivered without breach of any applicable market abuse regulations and/or, in the case of copies of a charter commitment or a summary of the terms of a charter commitment, legally binding confidentiality restrictions, on the part of an Obligor; and

(g)	promptly upon becoming aware of the same, and the Borrowers shall procure that each other Obligor and each Group Member shall supply to the Agent (promptly upon becoming aware of the same), details of any claim, action, suit, proceedings or investigation against it in respect of Sanctions.

21.10	Notification of Default
(a)

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a request by the Agent, the Borrowers shall supply to the Agent a certificate signed by two of its directors or senior officers of the Parent on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

21.11	Sufficient copies

The Borrowers, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders and the Hedging Providers.

21.12	Direct electronic delivery by the Borrowers

The Borrowers may satisfy their obligation under this Agreement to deliver any information in relation to a Lender or to Sinosure by delivering that information directly to that Lender or Sinosure, as the case may be, in accordance with clause 47.5 (Electronic communication) to the extent that Lender and the Agent agree to this method of delivery.

21.13	"Know your customer" checks
(a)	If:
(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
(ii)

any change in the status of an Obligor (or of a Holding Company of an Obligor) or the composition of the shareholders of an Obligor (or of a Holding Company of an Obligor) after the date of this Agreement;

(iii)	any internal policy of a Finance Party; or
(iv)

a proposed assignment by a Lender or a Hedging Provider of any of its rights under this Agreement or any Hedging Contract to a party that is not already a Lender or a Hedging Provider prior to such assignment, obliges the Agent, the Security Agent, or the relevant Hedging Provider or any Lender (or, in the case of paragraph (iv) above, any prospective new Lender or the Security Agent) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it (or, where such information is not sufficiently up-to-date for the purpose of compliance with any banking supervisory laws applicable to any Lender and/or standard banking practices), each Obligor shall promptly upon the request of the Agent, the Security Agent, any Lender or any Hedging Provider, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender, the Security Agent or any Hedging Provider) or any Lender, the Security Agent or any Hedging Provider (for itself or, in the case of the event described in paragraph (iv) above, on behalf of any prospective new Lender or Hedging Provider) in order for the Agent, the Security Agent, such Lender or any Hedging Provider or, in the case of the event described in paragraph (iv) above, any prospective new Lender or Hedging Provider to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Finance Party shall, promptly upon the request of the Agent, the Security Agent, any Lender or Sinosure, supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent, the Security Agent, any Lender or Sinosure (for itself) in order for it to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

If the accession of such Additional Guarantor obliges the Agent, any Lender or any Hedging Provider to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Parent shall promptly upon the request of the Agent, any Lender or any Hedging Provider supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) or any Hedging Provider in order for the Agent, such Lender or Hedging Provider or any prospective new Lender to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

21.14	Sinosure notification and information

The Borrowers (or the Parent on their behalf) shall promptly:

(a)

notify the Agent (and the Agent shall notify the Sinosure Agent and each Lender) forthwith by facsimile thereafter confirmed by letter of the occurrence of any political or commercial risk covered by any Sinosure Insurance Policy; and

(b)

provide the Agent (and the Agent shall provide the Sinosure Agent and each Lender) with copies of all financial or other information required by the Agent to satisfy any request for information by Sinosure pursuant to any Sinosure Insurance Policy.

21.15	Building Contract Documents

The Borrowers shall promptly provide to the Agent such information that the Agent may reasonably request in relation to the Building Contract Documents, the progress and status of construction of the Ships thereunder and any related costs.

21.16	Green Loan Compliance Certificate and Green Loan Report
(a)

The Borrowers shall supply to the Agent in sufficient copies for all the Lenders, as soon as the same becomes available but, subject to paragraph (b) below, in any event within 120 days after the end of their financial year, a Green Loan Compliance Certificate for that financial year (namely, other than a Pre-Utilisation Green Loan Compliance Certificate).

(b)

The first Green Loan Compliance Certificate in respect of a financial year (namely, other than a Pre-Utilisation Green Loan Compliance Certificate) shall be delivered to the Agent in respect of the financial year ending no less than 8 Months after the first Ship has come into operation.

(c)	Each Green Loan Compliance Certificate in respect of a financial year (namely, other than a Pre-Utilisation Green Loan Compliance Certificate) shall:
(i)	set out (in reasonable detail):
(A)	the Borrowers' compliance with the Green Asset Criteria for the relevant financial year (including relevant computations); and

(B)	any Green Loan Margin Adjustment to be applied in accordance with clause 10.2 (Green Loan Margin Adjustment);
(ii)

attach a correct and complete copy of the annual non-financial disclosure report prepared by the Parent and, in respect of the financial year ending 31 December 2024 and each subsequent financial year, reviewed and verified by the External Reviewer setting out the Borrowers’ green loan-related information for the relevant financial year in sufficient detail for the Lenders to assess whether the Green Asset Criteria have been complied with by the Borrowers during that financial year (a Green Loan Report);

(iii)

ensure that each Green Loan Report includes the following items, based on and subject to availability of any relevant data (and if such relevant data is not available, based on expected impact): installed capacity in MW or annual renewable generation (MWh) and, if feasible, CO2 emissions saved; number of installed wind turbines; fuel consumption and/or CO2 emissions; and other relevant emissions such as Sox and Nox, PM; and

(iv)

confirm that the Green Loan Report relating to the relevant financial year and attached to the Green Loan Compliance Certificate is a correct and complete copy of the original and has not been amended or superseded as at the date of the Green Loan Compliance Certificate.

(d)

Each Pre-Utilisation Green Loan Compliance Certificate shall comply with paragraph (c) above except that references to historical data or prior periods shall be deemed to be data in respect of, or references to, the 12 month period ending on the date of submission of the Pre-Utilisation Green Loan Compliance Certificate.

(e)	Each Green Loan Compliance Certificate shall be signed by two directors of each Borrower.
(f)	Each Obligor shall supply to the Agent a copy of any amendments to or updated versions of the Green Finance Second Party Opinion immediately upon receipt from the External Reviewer.
21.17	Green Loan Compliance Certificate Inaccuracy
(a)

Each Borrower (or the Parent on its behalf) shall notify the Agent upon becoming aware of any inaccuracy in a Green Loan Compliance Certificate (a Green Loan Compliance Certificate Inaccuracy). Such notice shall be provided together with:

(i)	a description (in reasonable detail) of the relevant Green Loan Compliance Certificate Inaccuracy; and
(ii)

a revised Green Loan Compliance Certificate which complies with the requirements of paragraphs (c) or (as applicable) (d) of clause 21.16 (Green Loan Compliance Certificate and Green Loan Report) and which corrects the relevant Green Loan Compliance Certificate Inaccuracy.

(b)	Notwithstanding any other provision of this clause 21.17, a Green Loan Compliance Certificate Inaccuracy shall not constitute a Default or an Event of Default.
21.18	Green Loan Information
(a)

The Borrowers shall supply to the Agent within a reasonable time any additional information which any Lender (through the Agent) or Sinosure (through the Sinosure Agent) may reasonably request in order to:

(i)	determine and confirm if the Green Asset Criteria have been complied with by the Borrowers; or

(ii)	otherwise determine a Group Member’s compliance with its obligations under any Green Loan Provision.
(b)	Each Borrower shall notify the Agent within a reasonable time:
(i)	of becoming aware that an External Reviewer has threatened to terminate its appointment, or that an External Reviewer's appointment has been terminated; and
(ii)	of the appointment of any successor External Reviewer.
(c)

The Parties acknowledge and agree that the Agent, the Lenders and Sinosure may rely, without independent verification, upon the accuracy, adequacy and completeness of the Green Loan Information, and that neither the Agent, the Lenders nor Sinosure:

(i)	assumes any responsibility or has any liability for the Green Loan Information; or
(ii)	has an obligation to conduct any appraisal of any Green Loan Information.
22	Financial covenants
22.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 22 will be complied with throughout the Facility Period.

22.2	Financial definitions

In this clause 22:

Cash and Cash Equivalents means at any relevant time:

(a)	cash in hand or on deposit with any bank;
(b)	Cash Equivalent Investments;
(c)	any undrawn and available amounts under any committed revolving and overdraft credit facilities; and
(d)	any other instrument, security or investment approved by the Majority Lenders,

which is free from any Security Interest (with the exception of any Account Security relating to an Earnings Account unless an Event of Default is continuing) and/or restrictions and to which any Group Member is beneficially entitled at that time and which are readily available to Group Members and capable of being applied against Financial Indebtedness, as demonstrated by the then most recent Financial Statements.

Cash Equivalent Investments means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;
(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation and not convertible or exchangeable to any other security;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;
(ii)	issued by an issuer incorporated in the United States of America, the United Kingdom, any member state of the European Economic Area or any Participating Member State;
(iii)	which matures within one year after the relevant date of calculation; and
(iv)

which has a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and noncredit enhanced debt obligations, an equivalent rating;

(d)	any investment in money market funds which:
(i)	have a credit rating of either A-1 or higher by Standard & Poor's Rating Services or F1 or higher by Fitch Ratings Ltd or P-1 or higher by Moody's Investors Service Limited; and
(ii)	invest substantially all their assets in securities of the types described in paragraphs (a) to (c) above, to the extent that investment can be turned into cash on not more than 30 days' notice; or
(e)	any stocks payable in a freely convertible and transferable currency and which are listed on a stock exchange acceptable to the Majority Lenders.

EBITDA means, at any time and in respect of any Measurement Period, the consolidated profit on ordinary activities of the Group before taxation for the twelve month period ending at the end of such Measurement Period, but:

(a)	adjusted to exclude interest receivable and interest payable and other similar income or costs to the extent not already excluded;
(b)	adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);
(c)	after adding back depreciation and amortisation charged which relates to such period;
(d)	adjusted to exclude any exceptional, one-off, non-recurring or extraordinary items; and
(e)	after deducting any profit arising out of the release of any provisions against a liability or charge and adding back any provision relating to long term assets or contracts,

as shown in the then most recent Financial Statements relevant to the twelve month period ending at the end of such Measurement Period.

Equity Ratio means, at any relevant time and in relation to a Measurement Period, the ratio of (a) the Shareholders’ Equity to (b) Total Assets.

Financial Statements means any of the Annual Financial Statements and/or the Semi-Annual Financial Statements referred to and defined as such in clause 21 (Information undertakings).

Gross Interest Bearing Debt means, at any relevant time, the interest bearing debt of the Group calculated on a consolidated basis as set out in the then most recent Financial Statements.

Measurement Period means each Financial Year of the Parent and the first half year of each Financial Year of the Parent for which Financial Statements are to be delivered to the Agent under clause 21.3 (Financial statements).

Net Interest Bearing Debt means, at any relevant time and in respect of a Measurement Period, the Gross Interest Bearing Debt minus Cash and Cash Equivalents, each as set out in the then most recent Financial Statements relevant to such Measurement Period.

Shareholders’ Equity means, at any time and in relation to a Measurement Period, the “total shareholders’ equity” for the Group shown (on the basis of book values) in the then most recent Financial Statements relevant to such Measurement Period.

Total Assets means, at any time and in relation to any Measurement Period, the aggregate of “total assets” of the Group as shown (on the basis of book values) in the then most recent Financial Statements relevant to such Measurement Period.

Working Capital means, at any time, the current assets less the current liabilities of the Group, each as shown in, and calculated in accordance with, the then most recent Financial Statements, but, adjusted by:

(a)	not including in “current assets” any “restricted cash” and including in “current assets” any undrawn and available amount of any committed loan or credit facility; and
(b)

not including in “current liabilities” (i) advance payments received under charter commitments which are classified as “current liabilities” under GAAP, (ii) “restricted cash” related to derivatives exposure already adjusted for under “current assets” or (iii) any “Current portion of long-term interest bearing debt” liabilities, each as shown in the then most recent Financial Statements relevant to such Measurement Period.

22.3	Financial condition

The Parent shall ensure that throughout the Facility Period:

(a)	Equity Ratio: at all times during and in respect of each Measurement Period, the Equity Ratio shall be higher than 0.35:1.0;
(b)	Liquidity: the Group (on a consolidated basis) maintains at all times Cash and Cash Equivalents which are at all times not less than:
(i)

if at any relevant time the ratio of (1) the total forward-looking anticipated cash revenues of the Group from all legally binding and committed contracts for all the Fleet Vessels for a Measurement Period excluding all options and conditional or contingent payments (other than being conditional on performance of the relevant Obligor’s or Group Member’s obligations under such charter commitments) and adjusted on a full cash basis by excluding any part of the revenue already paid (as the same is calculated by the Parent to the satisfaction of the Agent) to (2) Net Interest Bearing Debt for the same Measurement Period is equal to or higher than 50%, the higher of €35,000,000 and 5% of the Gross Interest Bearing Debt; and

(ii)	at all other times, the higher of €50,000,000 and 7.5% of the Gross Interest Bearing Debt; and
(c)	Working Capital: at all times during and in respect of each Measurement Period, the Working Capital shall be higher than zero (0).
22.4	Financial testing

The financial covenants set out in clause 22.3 (Financial condition) shall be calculated in accordance with GAAP and tested by reference to each of the consolidated financial statements of the Parent delivered pursuant to clause 21.3 (Financial statements) and/or each Compliance Certificate delivered pursuant to clause 21.4 (Provision and contents of Compliance Certificate).

23	General undertakings
23.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 23 will be complied with by and in respect of each Obligor and each other Group Member throughout the Facility Period.

23.2	Use of proceeds

The proceeds of each Utilisation shall be used exclusively for the purposes specified in clause 3 (Purpose) and, if requested by the Agent, the Borrowers shall promptly provide to the Agent any supporting evidence requested to verify that the proceeds are being used for the financing of Green Assets.

23.3	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and
(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Transaction Documents;
(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Transaction Document; and
(iii)	carry on its business where failure to do so has, or is reasonably likely to have, a Material Adverse Effect.
23.4	Compliance with laws

Each Obligor shall (and shall ensure that each other Group Member will), comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject where failure to comply is reasonably likely to have a Material Adverse Effect.

23.5	Anti-bribery, anti-corruption and anti-money laundering laws
(a)	No Obligor shall (and shall ensure that no other Group Member will) directly or indirectly:
(i)

use the proceeds of the Facility for any purpose which would breach the Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 or other similar legislation in other jurisdictions; or

(ii)	engage in any activity or conduct which violates any other applicable anti-bribery, anti-corruption or anti-money laundering laws, regulations and rules in any applicable jurisdiction.
(b)	Each Obligor shall (and shall ensure that each other Group Member will):
(i)	conduct its businesses in compliance with applicable anti-bribery, anti-corruption and anti-money laundering laws; and
(ii)	maintain policies and procedures designed to promote and achieve compliance with such laws.

23.6	Tax compliance
(a)

Each Obligor shall (and shall ensure that each other Group Member will) pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	such payment is being contested in good faith;
(ii)

adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 21.3 (Financial statements); and

(iii)	such payment can be lawfully withheld.
(b)

Except as approved by the Majority Lenders, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

23.7	Change of business

Except as approved by all the Lenders and Sinosure (each such approval not to be unreasonably withheld or delayed), no substantial change will be made to the general nature of the business of the Parent, the Obligors or the Group taken as a whole from that carried on at the date of this Agreement.

23.8	Listing

The common shares of the Parent shall remain listed on the Oslo Stock Exchange and the New York Stock Exchange or such other stock exchange acceptable to the Majority Lenders and Sinosure.

23.9	Merger
(a)

Subject to paragraph (b) below and except as approved by all the Lenders and Sinosure, no Obligor shall (and the Obligors shall ensure that no other Group Member will) enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction (other than the solvent liquidation of any Group Member which is not an Obligor so long as any payments or assets distributed as a result of such liquidation or reorganisation are distributed to other Group Members).

(b)	In the case of the Parent only, the Parent may enter into an amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction if:
(i)	it is to be the surviving entity of such action;
(ii)	such action does not and would not be reasonably likely to cause a Material Adverse Effect; and
(iii)	no Default exists at the time of such action or would result from the same.
23.10	Further assurance
(a)

Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent or the Security Agent may reasonably specify (and in such form as the Security Agent may reasonably require in favour of the Security Agent or its nominee(s)):

(i)

to perfect the Security Interests created or intended to be created by that Obligor under, or evidenced by, the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or to protect or ensure the priority of such Security Interests or for the exercise of any rights, powers and remedies of the Security Agent and/or any other Finance Parties provided by or pursuant to the Finance Documents or by law;

(ii)

to confer on the Security Agent and/or any other Finance Parties Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or
(iv)	to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 35.1 (Assignments by the Lenders).
(b)

Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest (or the priority of any Security Interest) conferred or intended to be conferred on the Security Agent and/or any other Finance Parties by or pursuant to the Finance Documents.

23.11	Negative pledge in respect of Charged Property

Except as approved by the Lenders and for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

23.12	Environmental matters
(a)

The Obligors will notify the Agent as soon as reasonably practicable of any Environmental Claim being made against any Group Member or any Fleet Vessel which has, or is reasonably likely to have, a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

(b)

The Obligors will procure that all Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which has, or is reasonably likely to have, a Material Adverse Effect.

(c)

The Obligors undertake to implement a safe, sustainable and socially responsible corporate policy with respect to dismantling the Mortgaged Ships and any other vessels owned or controlled in the Group within 6 months from the date of this Agreement.

23.13	Sanctions
(a)

No Obligor shall, and each Obligor shall ensure that no other Group Member nor any of their respective directors or officers shall, and the Obligors shall use reasonable endeavours to procure that none of their respective employees shall, take any action, make any omission or use (directly or indirectly) any proceeds of the Loan (or lend, contribute or otherwise make available all or any part of such proceeds to any person) in a manner that:

(i)	is a breach of Sanctions; and/or
(ii)	causes (or will cause or would reasonably be expected to cause) a breach of Sanctions by any Finance Party.
(b)

No Obligor shall (and each Obligor shall ensure that no other Group Member nor any of their respective directors and officers shall) take any action or make any omission that results, or is reasonably likely to result, in it or any Finance Party becoming a Restricted Party.

(c)

Each Obligor shall ensure that it shall not use any revenue or benefit derived from any activity or dealing with a Restricted Party for the purpose of discharging amounts owing to any Finance Party in respect of the Facility.

(d)	Each Obligor shall implement and maintain appropriate safeguards designed to prevent any action that would be contrary to paragraphs (a) to (c) above.
23.14	Sinosure requirements
(a)	No Obligor shall act (or omit to act) in a manner that is inconsistent with any requirement of Sinosure under or in connection with a Sinosure Insurance Policy and, in particular:
(i)	each Obligor shall do all that is necessary to ensure that all requirements of Sinosure under or in connection with each Sinosure Insurance Policy are complied with;
(ii)

each Obligor will refrain from acting in any manner which could result in a breach of any requirements of Sinosure under or in connection with a Sinosure Insurance Policy or affect the validity of them;

(iii)	no Obligor shall take any action or omit to take any action which would directly or indirectly:
(A)	permit the restriction, revocation, annulment or termination of any Sinosure Insurance Policy; or
(B)	give rise to an exclusion or defence to payment applicable to an insured loss under any Sinosure Insurance Policy; or
(C)	otherwise adversely affect the interests and rights of the Lenders under any Sinosure Insurance Policy.
(b)	Each Obligor shall take all measures (including, but not limited to, administrative, judicial and arbitral measures) to avert any risk covered by each Sinosure Insurance Policy.
(c)

Each Obligor agrees that, in the event that the Sinosure Agent or the Agent notifies it that the Sinosure Agent has filed or intends to file a claim for payment under any Sinosure Insurance Policy, each Borrower shall:

(i)	use its best efforts to assist in filing a claim for compensation, indemnity or reimbursement in respect of any loss;
(ii)

use its best efforts to co-operate in good faith with the Sinosure Agent and Sinosure with respect to any verification of claim, eligibility or amount by any such person (including but not limited to providing evidence, documentation, information, certificates and other forms of proof reasonably requested in connection therewith);

(iii)	when required by the Agent, the Sinosure Agent or Sinosure and in consultation with Sinosure, take all commercially reasonable measures to:
(A)	pursue available administrative and judicial remedies arising from the loss, in cooperation with or on behalf of Sinosure, against the relevant governmental agency;
(B)	negotiate in good faith with the relevant governmental agency, in cooperation with or on behalf of Sinosure; and
(C)	pursue any other potential sources of recovery for the loss.

(d)	Each Obligor shall promptly provide such information or documents or take or refrain from taking such action as requested by the Sinosure Agent in accordance with any Sinosure Insurance Policy.
(e)

Each Obligor shall notify the Agent and the Sinosure Agent of the occurrence of any event that is likely to result in a claim under any Sinosure Insurance Policy, within five Business Days of its becoming aware of the occurrence of any such event.

23.15	Sinosure Insurance Policy protection

If at any time in the opinion of the Sinosure Agent, any provision of a Finance Document contradicts or conflicts with any provision of a Sinosure Insurance Policy, the Borrowers will:

(a)	take all steps as the Agent, the Sinosure Agent and/or Sinosure shall require to remove such contradiction or conflict; and
(b)	take all steps as the Agent, the Sinosure Agent and/or Sinosure shall require to ensure that such Sinosure Insurance Policy remains in full force and effect.
23.16	Declassification Event
(a)

On and at any time after the occurrence of a Declassification Event the Agent may, and shall if so directed by the Majority Lenders and Sinosure, by notice to the Borrowers declassify the Loan as a "green loan".

(b)	With effect on and from the Declassification Date:
(i)	clause 10.2 (Green Loan Margin Adjustment) and each Green Loan Provision shall cease to apply; and
(ii)	no Green Loan Margin Adjustment will apply to the Loan.
(c)

If a Voluntary Declassification Event occurs, the Facility may not be re-classified as a “green loan” on or after the applicable Declassification Date except with the prior written approval of all the Lenders.

(d)	If a Mandatory Declassification Event occurs:
(i)	clause 10.2 (Green Loan Margin Adjustment) and each Green Loan Provision shall cease to apply; and
(ii)	no Green Loan Margin Adjustment will apply to the Loan,

provided that the Green Loan Margin Adjustment and the Green Loan Provisions shall be reinstated within 10 Business Days (and the Green Loan Margin Adjustment applied in accordance with clause 10.2 (Green Loan Margin Adjustment)) following the Borrowers' delivery of a Green Loan Compliance Certificate evidencing compliance with the Green Asset Criteria.

23.17	Green Loan publicity

The Borrowers shall not (and shall ensure that no other Group Member will) make any disclosure that references the Facility or the Loan as a “green loan” at any time on or after a Declassification Event that has occurred and is continuing.

24	Construction period
24.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 24 will be complied with in relation to each Ship and its Building Contract throughout the period from the date of this Agreement until the earlier of the Delivery of that Ship, the end of the Facility Period and the cancellation of the Ship Commitment for that Ship and payment of all amounts required by this Agreement to be paid to the Finance Parties upon such cancellation.

24.2	Progress and information

Upon the Agent's or the Security Agent’s request, the relevant Owner shall advise the Agent or (as the case may be) the Security Agent of the progress of construction of the Ship and supply the Agent or (as the case may be) the Security Agent with such other information as the Agent or (as the case may be) the Security Agent may require about the construction of the Ship or any of the Building Contract Documents.

24.3	Arbitration under Building Contract

The relevant Owner shall promptly notify the Agent:

(a)	if either party begins an arbitration under the Building Contract;
(b)	of the identity of the arbitrators; and
(c)	of the conclusion of the arbitration and the terms of any arbitration award.
24.4	Material changes

The relevant Owner shall ensure that no material changes are made to the Building Contract prior to Delivery without the prior written consent of the Majority Lenders and Sinosure.

24.5	Notification of certain events

The relevant Owner shall notify the Agent immediately if either party cancels, rescinds, repudiates or otherwise terminates the Building Contract (or purports to do so) or rejects the Ship (or purports to do so) or if the Ship becomes a Total Loss or partial loss or is materially damaged or if a dispute arises under the Building Contract.

25	Dealings with Ship
25.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 25 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period. Where a Mortgaged Ship is subject to a Bareboat Charter, all undertakings in this clause 25 given by the relevant Owner will be deemed to also be given by the relevant Bareboat Charterer under such Bareboat Charter.

25.2	Ship’s name and registration
(a)

The Ship’s name shall only be changed after prior notice to the Agent and, the relevant Owner shall promptly take all necessary steps to update all applicable insurance, class and registration documents with such change of name.

(b)

The Ship shall be permanently registered in the name of the relevant Owner with the relevant Registry under the laws of its Flag State. Except with approval of all the Lenders and Sinosure, the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State as at the date of this Agreement) provided that no such approval shall be required for the registration of the Ship under the flag of another Approved Flag State as long as replacement Security Interests are granted in respect of that Ship (which are, in the opinion of the Lenders, equivalent to those in place prior to such registration) in favour of the Finance Parties immediately following the registration of such Ship under the flag of that Approved Flag State and at the cost and expense of the Borrowers. If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(c)

Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

(d)

The Ship, if subject to a Bareboat Charter, may be registered under a parallel registration regime following approval of such parallel registration regime and relevant applicable jurisdictions by the Majority Lenders provided that the Majority Lenders (acting reasonably) are satisfied that prior to such registration:

(i)	the Finance Parties’ interests under the Finance Documents (including the relevant Mortgages and other Transaction Security) are not adversely affected by such parallel registration;
(ii)

any amendments to the Finance Documents have been entered into by the Obligors and such documents of the type referred to in Schedule 3 (Conditions precedent) in respect of such amendments have been delivered by the Borrowers to the Agent, as may be required by the Majority Lenders in their reasonable discretion; and

(iii)

the Lenders have received satisfactory legal opinions from all relevant jurisdictions in respect of such parallel flagging and the impact it may have on the Security Documents and the Finance Parties’ interests under the Finance Documents.

25.3	Sale or other disposal of Ship

Except:

(a)	with approval of all the Lenders and Sinosure;
(b)

for a sale of a Mortgaged Ship which is not the last remaining Mortgaged Ship under this Agreement, for a cash price payable on completion of the sale which is no less than the amount by which the Loan and other amounts under the Hedging Contracts and the Ancillary Facilities must be prepaid or otherwise paid under clause 8.8 (Sale or Total Loss) and provided no Event of Default is continuing; or

(c)

for the sale of a Mortgaged Ship which is the last remaining Mortgaged Ship under this Agreement, for a cash price payable on completion of the sale which is no less than the amount required to discharge all outstanding obligations of the Obligors under the Finance Documents or where all Finance Parties are satisfied (in their sole discretion) that all outstanding obligations of the Obligors under the Finance Documents shall be so discharged on completion of the sale and in each case provided no Event of Default is continuing, the relevant Owner will not sell, transfer, abandon or otherwise dispose of the relevant Ship or any share or interest in the Ship, or agree to do so, but the Owner may enter into an agreement for the sale of its Ship if the Borrowers are otherwise in compliance with this clause 25.3.

25.4	Manager

A manager of the Ship shall not be appointed unless that manager is the Parent or any other Group Member who, in any such case, is the Bareboat Charterer of such Ship and a Guarantor, or such other person has been approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed) and unless the terms of its appointment are approved by the

Majority Lenders and (unless that manager is a Guarantor) it has delivered a duly executed Manager’s Undertaking to the Security Agent. The relevant Owner shall not agree to any change to the terms of appointment of a manager (including any Management Agreement) which have been approved unless such change is also approved.

25.5	Copy of Mortgage on board

A properly certified copy of the Ship’s Mortgage (or, in the case of a Mortgage under Danish law which is in digitalised form, an apostilled certificate of registration (Da: Registreringsattest) confirming the Mortgage and a certificate from the Danish Maritime Authority containing an exact replica of the registered letter of indemnity regarding the vessel (Da: Eksakt gengivelse af registreret digitalt skadesløsbrev i skib)) shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent or the Security Agent.

25.6	Notice of Mortgage

A framed printed notice of the Ship’s Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. The notice must be in plain type and read as follows:

“NOTICE OF MORTGAGE

This Ship is subject to a First Mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage.

No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage. ”

25.7	Conveyance on default

Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Security Agent’s request, immediately execute such form of transfer of title to the Ship as the Security Agent may require.

25.8	Chartering
(a)

Except with approval by the Majority Lenders and Sinosure, the relevant Owner shall not enter into any charter commitment for a Ship (other than an Initial Bareboat Charter, any other Bareboat Charter (excluding a JV Bareboat Charter) in accordance with paragraph (b) below or a JV Bareboat Charter in accordance with paragraph 25.8(c) below); and the relevant Owner shall procure that any Bareboat Charterers (as disponent owners) shall not enter into any charter commitment for a Ship (other than the Initial Charters for that Ship), which is:

(i)	a bareboat or demise charter or passes possession and operational control of the Ship to another person; or
(ii)	to another Group Member.
(b)	The relevant Owner may enter into a Bareboat Charter for a Ship other than the Initial Bareboat Charter for such Ship provided that:
(i)	the terms of such Bareboat Charter are substantially the same as those of the Initial Bareboat Charter or are approved by the Majority Lenders (such approval not to be unreasonably withheld);

(ii)	such Bareboat Charter provides for a level of charter hire which, for the entire tenor of the same, is not less than the relevant Minimum Bareboat Charter Hire;
(iii)	the Bareboat Charterer in respect of such Bareboat Charter is the Parent or a wholly-owned (direct or indirect) Subsidiary of the Parent;
(iv)

where such Bareboat Charter is with a Group Member that is not a Guarantor, such Group Member has become an Additional Guarantor in accordance with the terms of clause 36.5 (Additional Guarantors); and

(v)	each of the additional requirements set out in paragraph (d) below are complied with.
(c)

The relevant Owner may enter into a bareboat charter in respect of the Ship with a bareboat charterer which is a joint venture local entity (a JV Bareboat Charter) where this is required by local law to operate such Ship in a specific jurisdiction and provided that:

(i)	the terms of such JV Bareboat Charter are substantially the same as those of the Initial Bareboat Charter or are approved by the Majority Lenders (such approval not to be unreasonably withheld);
(ii)	such JV Bareboat Charter provides for a level of hire which, for the entire tenor of the same, is not less than the relevant Minimum Bareboat Charter Hire;
(iii)

the Parent owns legally and beneficially (directly or indirectly) no less than 51% of each of the issued share capital and the voting share capital in, and has control over, the Bareboat Charterer under such JV Bareboat Charter;

(iv)

where such JV Bareboat Charter is with a Group Member that is not already a Guarantor, such Group Member has become an Additional Guarantor in accordance with the terms of clause 36.5 (Additional Guarantors); and

(v)

the Owner (at the cost and expense of the Borrowers) provides or procures the provision by the Bareboat Charterer of such JV Bareboat Charter and such other documents and evidence and security in respect of such charter as the Agent (acting on the instructions of the Majority Lenders in their sole discretion) shall require.

(d)

Further, without prejudice to the rights of the Finance Parties under the provisions of paragraph (a), (b) or (c) above and any other provisions of the Finance Documents, the relevant Owner shall advise the Agent and the Sinosure Agent promptly of any Bareboat Charter or Charter in respect of its Ship (other than the Initial Bareboat Charter and the Initial Charters for such Ship) entered into by the Owner or the Bareboat Charterer as disponent owner of such Ship, and the relevant Owner shall:

(i)

deliver a copy of each such Bareboat Charter or, to the extent that such disclosure does not constitute a breach of the relevant Charter, a description of the main terms of each such Charter to the Agent and the Sinosure Agent forthwith after its execution;

(ii)

in the case of a Bareboat Charter where the Bareboat Charterer has not already provided a General Assignment, forthwith thereafter procure that the Bareboat Charterer executes a General Assignment in favour of the Security Agent;

(iii)

in the case of a Bareboat Charter, forthwith thereafter execute any notice of assignment required in connection therewith pursuant to the Owner’s General Assignment, serve such notice of assignment on the relevant Bareboat Charterer and obtain an acknowledgement of such notice by such Bareboat Charterer (and for the avoidance of doubt the Agent may, and shall if so directed by the Majority Lenders, serve any such notice of assignment on the relevant Bareboat Charterer under such Bareboat Charter in a timely manner);

(iv)

in the case of a Charter (and any Charter Guarantee in respect of such Charter) and provided that an assignment of the Earnings of such Charter or such Charter Guarantee (as applicable) will not constitute a breach of such Charter or such Charter Guarantee (but without prejudice to the requirements of paragraph (e) below), forthwith thereafter execute or procure that the relevant Bareboat Charterer execute any notice of assignment of the Earnings of such Charter and such Charter Guarantee as required in connection therewith pursuant to the Owner’s or Bareboat Charterer’s General Assignment, as applicable;

(v)

in the case of a Charter (and any Charter Guarantee in respect of such Charter) and provided that an assignment of the Earnings of such Charter or such Charter Guarantee (as applicable) will not constitute a breach of such Charter or such Charter Guarantee (but without prejudice to the requirements of paragraph (e) below), forthwith thereafter, serve or procure the service of any such notice of assignment of the Earnings of such Charter and such Charter Guarantee by the relevant Bareboat Charterer on the relevant Charterer under such Charter and on the relevant Charter Guarantor under such Charter Guarantee, and:

(A)	unless paragraph (B) below applies, use its reasonable endeavours to procure the receipt of the acknowledgement of such notice by such Charterer and such Charter Guarantor; and
(B)

where a Quiet Enjoyment Agreement has been or will be entered into in respect of such Charter, procure the receipt of the acknowledgement of such notice by such Charterer and such Charter Guarantor forthwith,

(and for the avoidance of doubt if the relevant Owner or Bareboat Charterer fails to give such notice within a reasonable time, the Agent may, and shall if so directed by the Majority Lenders, serve any such notice of assignment on the relevant Charterer under such Charter and on the relevant Charter Guarantor under such Charter Guarantee in a timely manner);

(vi)

deliver to the Agent and the Sinosure Agent such documents and evidence of the type referred to in Schedule 3 (Conditions precedent), in relation to any such General Assignment or any other related matter referred to in this clause 25.8(d), as the Agent (acting on the instructions of the Majority Lenders in their reasonable discretion) shall require; and

(vii)

pay on the Agent’s demand all legal costs and other costs (pre-approved by the Borrowers or the Parent on their behalf, such approval not to be unreasonably withheld or delayed) of the Agent and/or the Sinosure Agent and/or Sinosure and/or the Security Agent in connection with or in relation to any such Charter, Bareboat Charter or General Assignment or any other related matter referred to in this clause 25.8(d).

(e)	Notwithstanding any other provision in this Agreement, the relevant Owner shall, and shall procure that any relevant Bareboat Charterer shall:
(i)	unless paragraph (ii) below applies, use commercially reasonable efforts to procure that:
(A)

any Charter (and any Charter Guarantee in respect of such Charter) entered into by such Owner or Bareboat Charterer following the date of this Agreement is governed by English law and that its Earnings are freely assignable by the relevant Owner or Bareboat Charterer (as applicable) to the Security Agent, without the need for the relevant Charterer’s or relevant Charter Guarantor’s (as applicable) consent; or

(B)	the main terms of any such Charter (and any Charter Guarantee in respect of such Charter) can be disclosed by the relevant Owner or Bareboat Charterer

(as applicable) to the Finance Parties in accordance with the terms of this Agreement; and

(ii)

where a Charterer in respect of any Charter entered into by such Owner or Bareboat Charterer following the date of this Agreement requires that a quiet enjoyment agreement be entered into as a condition to permitting the Mortgage over the relevant Ship and/or to an assignment of such Charter’s Earnings, procure that, subject to the entry into the relevant Quiet Enjoyment Agreement, the Earnings under such Charter and Charter Guarantee are freely assignable.

(f)	Without prejudice to the provisions of paragraph (e) above:
(i)

where any charterer in respect of a charter commitment (other than a Bareboat Charter) to be entered into by an Owner or Bareboat Charterer following the date of this Agreement requires a quiet enjoyment agreement as a condition to permitting the Mortgage over the relevant Ship (and/or to the assignment of the Earnings under such charter commitment if it is a Charter), the relevant Owner shall, as soon as reasonably practicable after becoming aware of such requirement and in any event prior to the entry into such charter commitment, inform the Agent of such requirement; and

(ii)	the relevant Owner shall inform the Sinosure Agent prior to the entry into a Charter which prohibits the assignment of Earnings thereunder and the Sinosure Agent shall notify Sinosure of the same.
(g)

Notwithstanding any term of any Quiet Enjoyment Agreement, any costs or expenses arising out of or in connection with any Quiet Enjoyment Agreement shall be paid by the Borrowers in accordance with clause 18 (Costs and expenses).

25.9	Lay up

Except with approval, the Ship shall not be laid up cold.

25.10	Sharing of Earnings

Except with approval, the relevant Owner shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else.

25.11	Payment of Earnings
(a)	The relevant Owner’s Earnings from the Ship shall be paid in the way required pursuant to clause 29.7 (Payment of charter earnings).
(b)

If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent or the Agent (as the case may be), if it requires this after the Earnings have become payable to it pursuant to clause 29.7 (Payment of charter earnings).

25.12	Inventory of Hazardous Materials

An Inventory of Hazardous Materials shall be maintained in relation to the Ship provided that if such certificate is not available at the start of the Ship’s Mortgage Period, an Inventory of Hazardous Material will be obtained at the next dry-docking of the Ship.

25.13	Sustainable and socially responsible dismantling of Ships

Each Ship, each Fleet Vessel and any other vessel controlled by the Group will, when it is to be scrapped or when sold to an intermediary with the intention of being scrapped, be recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner in accordance with the provisions of The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships 2009 (whether or not it is in force) and, if applicable, the EU Ship Recycling Regulation and, if applicable, the Ship Recycling Facilities Regulations 2015.

25.14	Poseidon Principles
(a)

If applicable to the Ships, the Borrowers shall, upon the request of the Agent (at the request of any Lender) and at the cost of the Borrowers, on or before 31 July in each calendar year, supply or procure the supply to the Agent of all information necessary in order for that Lender to comply with its obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all vessel fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance, in each case relating to the Ship for the preceding calendar year.

(b)

No Lender shall publicly disclose such information with the identity of the Ship without the prior written consent of the Borrowers. Such information shall be “Confidential Information” for the purposes of clause 52 (Confidential Information) but each of the Borrowers acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the relevant Lender’s portfolio climate alignment.

26	Condition and operation of Ship
26.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 26 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period. Where a Mortgaged Ship is subject to a Bareboat Charter, all undertakings in this clause 26 given by the relevant Owner will be deemed to also be given by the relevant Bareboat Charterer under such Bareboat Charter.

26.2	Defined terms

In this clause 26 and in Schedule 3 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates, vessel response plans, or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.

26.3	Repair

The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not reduced.

26.4	Modification

Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.

26.5	Removal of parts

Except with approval, no material part of the Ship or any equipment (except for equipment that is temporarily installed for the purpose of fulfilling a charterparty or employment contract) shall be removed from the Ship if to do so would materially reduce its value unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest (except under the Security Documents) or such removal is a temporary removal of equipment which is to be repaired.

26.6	Third party owned equipment

Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.

26.7	Maintenance of class; compliance with laws and codes

The Ship’s class shall be the Ship’s Classification with the relevant Classification Society. The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody.

26.8	Surveys

The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

26.9	Inspection and notice of dry-docking

The Agent and/or surveyors or other persons appointed by it for such purpose shall be allowed to board the Ship at all reasonable times (without interfering with the normal operations and trading of the Ship unless an Event of Default is continuing) to inspect it and given all proper facilities needed for that purpose but always provided that the Agent and/or such surveyors or other persons appointed by the Agent shall sign a waiver and/or hold harmless letter in such form provided by the Owner’s insurers prior to boarding the Ship.

26.10	Discharge of liabilities

All debts, damages, liabilities and outgoings which have given, or may give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.

26.11	Release from arrest

The Ship, its Earnings and Insurances shall be released from any arrest, detention, attachment or levy, and any legal process against the Ship shall be discharged as soon as possible and in any event not later than 30 Business Days thereafter (or such longer period as may be approved), by whatever action is required to achieve that release or discharge.

26.12	Information about Ship

The Borrowers shall give the Agent, within a reasonable time of its request, any additional information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments entered into by or on behalf of any Obligor and copies of any applicable operating certificates.

26.13	Notification of certain events

The Borrowers shall give the Agent prompt notice of:

(a)	any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount for such Ship;
(b)	any occurrence which may result in the Ship becoming a Total Loss;
(c)	any requisition of the Ship for hire;
(d)	any material Environmental Incident involving the Ship and any material Environmental Claim being made in relation to such an incident;
(e)	any withdrawal or threat to withdraw any applicable operating certificate which is material for the operation of the Ship and such operating certificate is not reinstated within 15 days;
(f)	if requested by the Agent, a copy of any operating certificate required under any applicable code;
(g)	the receipt of notification that any application for such a certificate which is material for the operation of the Ship has been refused and such operating certificate is not obtained within 15 days;
(h)

any requirement or recommendation made in relation to the Ship by any insurer or the Ship’s Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(i)	any arrest, hijacking or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.
26.14	Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly. Proper accounting records shall be kept of the Ship and its Earnings.

26.15	Repairers’ liens

Except with approval, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for such Ship unless:

(a)	that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work; or
(b)	it is demonstrated to the Agent’s reasonable satisfaction that funds will be available to meet the full cost of that work, whether from insurers or otherwise.
26.16	Lawful use

The Ship shall not be employed:

(a)	in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;
(b)	by or for the benefit of a Restricted Party;
(c)	in any trade to or from a Sanctioned Country;
(d)

in any trade which could expose any Ship, Obligor, Finance Party, Manager (provided that such Manager is not a Group Member), the crew or the insurers to enforcement proceedings or any other consequences whatsoever arising from Sanctions;

(e)	in carrying illicit or prohibited goods;
(f)	in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or
(g)	if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods,

and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of vessels operating under the same flag or engaged in similar trades generally participate at the relevant time.

26.17	War zones

Except with approval by all the Lenders, the Ship shall not enter or remain in any zone which has been declared a war zone by any government entity or the Ship’s war risk insurers. If approval is granted for it to do so, any requirements of the Agent and/or the Ship’s insurers necessary to ensure that the Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) shall be complied with.

27	Insurance
27.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 27 shall be complied with in relation to each Mortgaged Ship and its Insurances throughout the relevant Ship’s Mortgage Period. Where a Mortgaged Ship is subject to a Bareboat Charter, all undertakings in this clause 27 given by the relevant Owner will be deemed to also be given by the relevant Bareboat Charterer under such Bareboat Charter.

27.2	Insurance terms

In this clause 27:

excess risks means the proportion (if any) of claims for general average, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in paragraph (a) of clause 27.3 (Coverage required), including hull and machinery, hull interest and/or freight interest in such percentages as approved by the Lenders.

minimum hull cover means, in relation to a Mortgaged Ship, an amount equal at the relevant time to 110 per cent of such proportion of the aggregate of (a) the Loan, (b) the Hedging Exposures of all of the Hedging Providers at that time and (c) the Ancillary Outstandings at that time, as is equal to the proportion which the market value such Mortgaged Ship bears to the aggregate of the market values of all of the Mortgaged Ships at the relevant time.

P&I risks means the usual risks (including maximum liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

27.3	Coverage required

The Ship (including its hull and machinery, hull interest, freight interest, disbursements and/or increased value) shall at all times be insured at the Ship's Owner's cost:

(a)

against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks (including crew and terrorism risks, piracy and confiscation risks)) on an agreed value basis, for the higher of its minimum hull cover and its market value (such calculation to include hull and machinery as well as hull interest and/or freight interest in such percentages as approved by the Lenders);

(b)

against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000);

(c)

against such other risks and matters excluding loss of hire or Earnings which the Agent (acting on the instructions of all the Lenders) notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice; and

(d)	on terms which comply with the other provisions of this clause 27.
27.4	Placing of cover

The insurance coverage required by clause 27.3 (Coverage required) shall be:

(a)

in the name of the relevant Owner and any Bareboat Charterer and (in the case of the Ship’s hull cover) no other person (other than the Security Agent (and any other Finance Party) if required by the Majority Lenders) (unless such other person is approved and, if so required by the Agent (acting on the instructions of the Majority Lenders), has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Security Agent (and any other Finance Party required by the Agent) in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires) provided, however, that where a Charterer (or any other charterer of the Ship that is not a Group Member) is co-assured under any such insurance coverage, they shall not be required to provide any such assignment of insurances but the relevant Owner shall, and shall procure that any relevant Bareboat Charterer shall, use reasonable endeavours to obtain a co-assured side letter from such Charterer in such form as is reasonably acceptable to the Agent and agreed by the Parent before the date of this Agreement;

(b)	in euro or another approved currency;
(c)

arranged through approved brokers or direct with approved insurers or protection and indemnity or war risks associations, with the relevant approved underwriters or insurers having in any event a minimum credit rating of:

(i)	A- or higher by Standard & Poor’s Rating Group, AM Best or Fitch Ratings or A3 or higher by Moody’s Investors Service and registered Lloyd’s syndicates; or
(ii)	BBB- or higher (but below A-) by Standard Poor’s Rating Group or Baa3 or higher (but below A3) by Moody’s Investors Service (or equivalent ratings from AM Best or Fitch Ratings);
(d)	in full force and effect; and
(e)

on approved terms which (other than in respect of protection and indemnity insurance) shall be those contained in the latest version of the Nordic Marine Insurance Plan of 2013 full conditions or the Institute Time Clauses Hulls 1983, and with approved insurers or associations.

27.5	Mortgagee’s insurance

The Borrowers shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship and the other Mortgaged Ships on approved terms, or in considering or making claims under:

(a)

a mortgagee’s interest insurance and a mortgagee’s additional perils (pollution risks) cover for the benefit of the Finance Parties for a total amount of up to 120% of the aggregate of (i) the Loan, (ii) the Hedging Exposure of all the Hedging Providers at that time and (iii) the Ancillary Outstandings at that time; and

(b)

any other insurance cover which the Agent (acting on the instructions of the Majority Lenders) reasonably requires in respect of any Finance Party’s interests and potential liabilities (whether as mortgagee of the Ship or beneficiary of the Security Documents).

27.6	Fleet liens, set off and cancellations

If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)	set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than other Mortgaged Ships); or
(b)	cancel that cover because of non-payment of premiums in respect of such other vessels,

or the Borrowers shall ensure that hull cover for the Ship and any other Mortgaged Ships is provided under a separate policy from any other vessels.

27.7	Payment of premiums

All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

27.8	Details of proposed renewal of Insurances

At least 14 days before any of the Ship’s Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

27.9	Instructions for renewal

At least seven days before any of the Ship’s Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

27.10	Confirmation of renewal

The Ship’s Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 27 and confirmation of such renewal given by approved brokers or insurers to the Agent at least two Business Days (or such shorter period as may be approved) before such expiry.

27.11	P&I guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.

27.12	Insurance documents

The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Ship’s Insurances as soon as they are available after they have been placed or renewed (but in any event no later than 15 Business Days after such placement or renewal) and all insurance policies and other documents relating to the Ship’s Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

27.13	Letters of undertaking

Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

27.14	Insurance Notices and Loss Payable Clauses

The interest of the Security Agent or any other Finance Parties as assignees of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by the relevant Owner and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent or any other Finance Party if it is itself an assured).

27.15	Insurance correspondence

If so required by the Agent (acting on the instructions of the Majority Lenders), the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Ship’s Insurances as soon as they are available.

27.16	Qualifications and exclusions

All requirements applicable to the Ship’s Insurances shall be complied with and the Ship’s Insurances shall only be subject to approved exclusions or qualifications.

27.17	Independent report

If the Agent (acting on the instructions of the Majority Lenders or Sinosure) requests from the Borrowers a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the compliance of the Ship’s Insurances with the terms of this Agreement then the Agent shall be provided promptly by the Borrowers with such a report at no cost to the Agent or (if the Agent obtains such a report itself, which it shall be entitled to do) the Borrowers shall reimburse the Agent for the cost of obtaining that report.

27.18	Collection of claims

All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.

27.19	Employment of Ship

The Ship shall only be employed or operated in conformity with the terms of the Ship’s Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

27.20	Declarations and returns

If any of the Ship’s Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

27.21	Application of recoveries

All sums paid under the Ship’s Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged.

27.22	Settlement of claims

Any claim under the Ship’s Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval.

27.23	Change in insurance requirements

If the Agent (acting on the instructions of the Majority Lenders) gives notice to the Borrowers to change the terms and requirements of this clause 27 (which the Agent may only do, in such manner as it considers appropriate, as a result in changes of circumstances or practice after the date of this Agreement), this clause 27 shall be modified in the manner so notified by the Agent on the date 14 days after such notice from the Agent is received, provided that such requested modifications follow reasonably prevailing market terms at the time that such notice is given to the Borrowers by the Agent.

28	Minimum security value
28.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 28 will be complied with throughout any Mortgage Period.

28.2	Valuation of assets

For the purpose of the Finance Documents, the value at any time of any Mortgaged Ship or a Ship before its Delivery obtained under clause 4 (Conditions of Utilisation) or any other asset over which additional security is provided under this clause 28 will be its value as most recently determined in accordance with this clause 28.

28.3	Valuation frequency

Valuation of each Mortgaged Ship and each Ship before its Delivery (and such other asset granted as security in accordance with this clause 28) shall be made:

(a)	at the time required in clause 4.2 (Conditions precedent on Delivery) and Schedule 3 (Conditions precedent);
(b)	within 30 days of the end of each Financial Year;
(c)

at any time a Ship is lost or becomes a Total Loss and a prepayment or cancellation is to take place under clause 8.8 (Sale or Total Loss) or security is to be released under clause 8.11 (Release); and

(d)	at any other time and frequency as may be requested by the Majority Lenders and/or Sinosure.

28.4	Expenses of valuation

The Borrowers shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing such a valuation except that if no Event of Default is continuing, the cost of valuations obtained pursuant to paragraph (d) of clause 28.3 (Valuation frequency) shall be borne by the Borrowers not more than once every calendar year.

28.5	Valuations procedure

The value of any Mortgaged Ship and each Ship before its Delivery shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 28. Additional security provided under this clause 28 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Majority Lenders or as may be agreed in writing by the Borrowers and the Agent (on the instructions of the Majority Lenders).

28.6	Currency of valuation

Valuations shall be provided by valuers in euro or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency. If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into euro at the Agent’s spot rate of exchange for the purchase of euro with that other currency as at the date to which the valuation relates.

28.7	Basis of valuation

Each valuation will be addressed to the Agent in its capacity as such (or to the Parent or the Borrowers provided that such valuation is accompanied by full reliance and disclosure language in favour of the Finance Parties), will not be more than 30 days old (or 60 days old in relation to the valuations provided pursuant to paragraph 8 of Part 2 of Schedule 3 (Conditions precedent)) and will be made:

(a)	without physical inspection (unless required by the Agent);
(b)	on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and
(c)	without taking into account the benefit or detriment of any charter commitment.
28.8	Information required for valuation

The Borrowers shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

28.9	Approval of valuers

All valuers must have been approved. The Agent may from time to time notify the Borrowers of approval of one or more independent ship brokers as valuers for the purposes of this clause 28. The Agent shall respond promptly to any request by the Borrowers for approval of a broker nominated by the Borrowers. The Agent may at any time by notice to the Borrowers withdraw any previous approval of a valuer for the purposes of future valuations. That valuer may not then be appointed to provide valuations unless it is once more approved. If the Agent has not approved at least three brokers as valuers at a time when a valuation is required under this clause 28, the Agent shall promptly notify the Borrowers of the names of at least three valuers which are approved. On the date of this Agreement the approved valuers are Clarksons, Fearnleys, Pareto and Braemar.

28.10	Appointment of valuers

When a valuation is required for the purposes of this clause 28, the Borrowers shall appoint approved valuers to provide such a valuation. If the Borrowers fail to appoint valuers, the Agent may appoint approved valuers to provide that valuation.

28.11	Number of valuers
(a)

Each valuation must be carried out by two approved valuers of whom one shall be nominated by the Agent and the other by the Borrowers. If the Borrowers fail promptly to nominate a second valuer then the Agent may nominate the second valuer. Clause 28.12 (Differences in valuations) shall apply.

(b)

If two valuers provide valuations and their valuations of any Mortgaged Ship or a Ship before its Delivery vary by more than 10% (by reference to the lower of the two valuations), then the value of that Mortgaged Ship or Ship before its Delivery shall be determined by reference to those two valuations and a third valuation provided by a third approved valuer nominated by the Agent. Clause 28.12 (Differences in valuations) shall apply.

28.12	Differences in valuations
(a)	If valuations provided by individual valuers differ, the value of the relevant Ship for the purposes of the Finance Documents will be the mean average of those valuations.
(b)	If any approved valuer provides a range of values for a Ship, the value of such Ship for the purposes of the Finance Documents will be the mean average of the values comprising such range.
28.13	Security shortfall
(a)

If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrowers require that such deficiency be remedied. The Borrowers shall then within 30 Business Days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrowers may:

(i)

provide additional security over assets reasonably approved by all the Lenders and in accordance with this clause 28 (including in the form of charged and/or pledged euro cash deposits which are hereby approved by all the Lenders and Sinosure); and/or

(ii)	prepay a part of the Loan under clause 8.4 (Voluntary prepayment) and cancel a corresponding amount of the Active Facility under clause 7.3 (Adjustment of scheduled repayments).
(b)

Any prepayment made under paragraph (a) above shall be applied in reduction of both Advances pro rata and any corresponding cancellation of the Commitments shall be applied against all remaining Ship Commitments pro rata.

(c)	Any cancellation of part of the Active Facility pursuant to paragraph (a) above shall reduce the Total Commitments by the same amount.
28.14	Creation of additional security

The value of any additional security which the Borrowers offer to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)	that additional security, its value and the method of its valuation have been approved by the Majority Lenders and Sinosure;

(b)	a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in a form and manner approved by all the Lenders and Sinosure;
(c)	this Agreement has been unconditionally amended in such manner as the Agent requires in consequence of that additional security being provided; and
(d)

the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

28.15	Release of additional security

If at any time the Security Agent or any other Finance Parties hold additional security provided under this clause 28 and the Security Value, disregarding the value of that additional security, exceeds the Minimum Value and the Security Value has been determined by reference to valuations provided no more than 60 days previously, the Borrowers may, by notice to the Agent, require the release and discharge of that additional security. The Agent shall then direct the Security Agent to promptly release and discharge that additional security if no Default is then continuing or will result from such release and discharge and, upon such release and discharge and, if so required by the Agent, the Borrowers shall reimburse to the Agent any costs and expenses payable under clause 18 (Transaction expenses) in relation to that release and discharge.

29	Chartering undertakings
29.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 29 will be complied with in relation to each Mortgaged Ship which is subject to a Bareboat Charter and/or a Charter throughout the relevant Ship’s Mortgage Period. Where a Mortgaged Ship is subject to a Bareboat Charter, all undertakings in this clause 29 given by the relevant Owner will be deemed to also be given by the relevant Bareboat Charterer under such Bareboat Charter.

29.2	Variations
(a)

Except with approval and except in connection with the immediate replacement of a Bareboat Charter with another Bareboat Charter entered into in accordance with the terms of clause 25.8 (Chartering), no terms of any Bareboat Charter for the Ship shall be varied, amended or modified in any way or manner, unless at that time no Initial Charter is valid and effective in respect of that Ship (but without prejudice and subject to the provisions of clauses 33.14(b) and (c) (Initial Bareboat Charters and Initial Charters) and clause 25.8 (Chartering)).

(b)

Except with approval, no terms of any Initial Charter for the Ship shall be varied, amended or modified in any way or manner which would result in an Event of Default pursuant to clauses 33.14(b) and (c) (Initial Bareboat Charters and Initial Charters) or a breach of clause 25.8 (Chartering).

29.3	Releases and waivers
(a)

Except with approval and except in connection with the immediate replacement of a Bareboat Charter with another Bareboat Charter entered into in accordance with the terms of clause 25.8 (Chartering), there shall be no release by the relevant Owner or Bareboat Charterer of any obligation of any other person under a Bareboat Charter (including by way of novation, assignment or transfer), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach unless at that time no Initial Charter is valid or effective in respect of that Ship (but without prejudice and subject to the provisions of clauses 33.14(b) and (c) (Initial Bareboat Charters and Initial Charters) and clause 25.8 (Chartering)).

(b)

Except with approval, there shall be no release by the relevant Owner or Bareboat Charterer of any obligation of any other person under any Initial Charter (including by way of novation, assignment or transfer), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach which would result in an Event of Default pursuant to clauses 33.14(b) and (c) (Initial Bareboat Charters and Initial Charters) or a breach of clause 25.8 (Chartering).

29.4	Termination by Owner or Bareboat Charterer
(a)

Except with approval and except in connection with the immediate replacement of a Bareboat Charter with another Bareboat Charter entered into in accordance with the terms of clause 25.8 (Chartering), neither the relevant Bareboat Charterer nor the relevant Owner shall terminate or rescind any Bareboat Charter for the Ship to which it is a party nor withdraw the Ship from service under any such Bareboat Charter or take any similar action unless, at that time no Initial Charter is valid and effective in respect of that Ship (but without prejudice and subject to the provisions of clauses 33.14(b) and (c) (Initial Bareboat Charters and Initial Charters)).

(b)

Except with approval, neither the relevant Bareboat Charterer nor the relevant Owner shall terminate or rescind any Initial Charter for the Ship to which it is a party nor withdraw the Ship from service under any such Initial Charter or take any similar action which would result in an Event of Default pursuant to clauses 33.14(b) and (c) (Initial Bareboat Charters and Initial Charters).

29.5	Charter performance

Each relevant Bareboat Charterer and Owner shall perform its obligations under each Bareboat Charter for the Ship to which it is a party and use its best endeavours to ensure that each other party to them performs their obligations under such documents.

29.6	Notice of assignment
(a)

Forthwith following the entry into a Bareboat Charter, the Owner shall give notice of assignment of such Bareboat Charter to the other parties to such Bareboat Charter in the form specified by the relevant General Assignment for that Ship and shall ensure that the Agent receives a copy of that notice acknowledged by each addressee in the form specified therein. Without prejudice to the rights of the Finance Parties under the Finance Documents, if the Owner fails to give such notice promptly, the Agent may, and shall if so directed by the Majority Lenders, serve any such notice of assignment to the relevant parties to such Bareboat Charter in a timely manner.

(b)

Forthwith following the entry into a Charter (and any Charter Guarantee in respect of such Charter) and provided that an assignment of the Earnings under such Charter or Charter Guarantee (as applicable) will not constitute a breach of such Charter or Charter Guarantee (but without prejudice to the requirements of clause 25.8(e)), the Owner shall or shall procure that the relevant Bareboat Charterer shall, as applicable, give notice of assignment of the Earnings under such Charter and such Charter Guarantee to the other parties to such Charter and such Charter Guarantee in the form specified by the relevant General Assignment for that Ship (as applicable) and shall:

(i)	unless paragraph (ii) below applies, use its reasonable endeavours to ensure that the Agent receives a copy of that notice acknowledged by each addressee in the form specified therein; or
(ii)

where a Quiet Enjoyment Agreement has been or will be entered into in respect of such Charter, procure the receipt of the acknowledgement of such notice by such Charterer and such Charter Guarantor forthwith.

Without prejudice to the rights of the Finance Parties under the Finance Documents, if the Owner or relevant Bareboat Charterer fails to give such notice promptly, the Agent may,

and shall if so directed by the Majority Lenders, serve any such notice of assignment of Earnings to the relevant parties under such Charter and such Charter Guarantee in a timely manner.

29.7	Payment of Charter Earnings

All Earnings which the relevant Owner is entitled to receive under any Charter Documents or Bareboat Charter for the Ship shall be paid into the Earnings Account of the Owner of the Ship or, following an Event of Default, in the manner required by the Security Documents.

29.8	Minimum Bareboat Charter Hire

In the event that, due to applicable transfer pricing regulations, the Minimum Bareboat Charter Hire in respect of a Bareboat Charter of a Ship is insufficient to satisfy paragraphs (a), (b) and (c) in the definition of Minimum Bareboat Charter Hire, the Parent shall be required, on or before each date for the payment of hire under such Bareboat Charter, to pay by way of capital injection or similar payment an additional amount to the relevant Owner so that the total amount received by such Owner is no less than the amount they would have received had the relevant transfer pricing regulations not applied.

29.9	Quiet enjoyment

Upon the relevant Owner or, as applicable, Bareboat Charterer, delivering any Quiet Enjoyment Agreement for a Mortgaged Ship to the Security Agent duly executed by the other parties to it, the Finance Parties agree that the Security Agent will as soon as reasonably practicable thereafter duly execute and enter into such Quiet Enjoyment Agreement and return it to the relevant Owner or, as applicable, Bareboat Charterer.

30	Bank accounts
30.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 30 will be complied with throughout the Facility Period.

30.2	Earnings Account
(a)

Each Owner or all of the Owners jointly shall be the holder(s) of one or more Accounts with an Account Bank renominated in euro which is designated as an “Earnings Account” for the purposes of the Finance Documents.

(b)

Each Owner’s Earnings of the Mortgaged Ships (including Earnings payable to an Owner under a Bareboat Charter of a Ship) and all moneys payable to the relevant Owner under each Ship’s Insurances and any net amount payable to the Borrowers under any Hedging Contract shall be paid by the persons from whom they are due to an Earnings Account unless required to be paid to the Security Agent under the Finance Documents.

(c)

The relevant Account Holder(s) may withdraw amounts standing to the credit of an Earnings Account for any purpose which is not prohibited under this Agreement, except if an Event of Default is continuing.

30.3	Debt Service Reserve Account
(a)	Each Borrower shall be the holder of an Account with the Account Bank denominated in euro which is designated as a “Debt Service Reserve Account” for the purposes of the Finance Documents.
(b)	With effect on or from the first Utilisation Date in respect of an Advance, and at all times thereafter, there shall be maintained in the Debt Service Reserve Account held by the

Borrower that owns the Ship to which such Advance relates, such amount as will ensure that, on any date, the amount standing to the credit of that Debt Service Reserve Account is at least equal to the amount of principal and interest which falls due for payment by the Borrowers in respect of that Advance for a period of 3 Months commencing on such date.

(c)	No Borrower shall withdraw amounts standing to the credit of any Debt Service Reserve Account.
30.4	Other provisions
(a)	An Account may only be designated for the purposes described in this clause 30 if:
(i)

such designation is made in writing by the Agent and acknowledged by the Borrowers and specifies the name and address of the Account Bank and the Account Holder(s) and the number and any designation or other reference attributed to the Account;

(ii)	an Account Security has been duly executed and delivered by the relevant Account Holder(s) in favour of the Security Agent (and any other Finance Party required by the Agent);
(iii)	any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and
(iv)

the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the Account and the relevant Account Security.

(b)	The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Account Holder(s) and an Account Bank.
(c)

The relevant Account Holder(s) shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 30 or waive any of its rights in relation to an Account except with approval of all the Lenders.

(d)

The relevant Account Holder(s) shall deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Security Agent with any other information it may request concerning any Account.

(e)

Each of the Agent and the Security Agent agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

31	Business restrictions
31.1	Undertaking to comply

Except as otherwise approved by the Majority Lenders, each Obligor who is a Party undertakes that this clause 31 will be complied with throughout the Facility Period by and in respect of each person to which each relevant provision of this clause is expressed to apply.

31.2	General negative pledge

(a)	In this clause 31.2, Quasi-Security means an arrangement or transaction described in paragraph (c) below.
(b)	No Borrower shall create or permit to subsist any Security Interest over any of its assets.
(c)	(Without prejudice to any other provision of this clause 31), no Borrower shall:
(i)

sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to, or re-acquired by, an Obligor or any other Group Member other than pursuant to disposals permitted under clause 31.11 (Disposals);

(ii)	sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms;
(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or
(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)	Paragraphs (b) and (c) above do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:
(i)	those granted or expressed to be granted by any of the Security Documents;
(ii)	in relation to a Mortgaged Ship, Permitted Maritime Liens;
(iii)	any lien (other than maritime liens) arising by operation of law and in the ordinary course of business and not as a result of any default or omission by any of the Borrowers;
(iv)	any payment or close out netting or set-off arrangement or any security arrangement pursuant to any Hedging Contracts or foreign exchange transaction entered into by a Borrower;
(v)	rights of netting or set-off over credit balances on bank accounts but only to the extent related to bank fees on the relevant bank accounts; or
(vi)

in relation to Taxes not overdue, or, in the case of income and property taxes and assessments, which are being contested in good faith with due diligence and where the relevant Borrower or the Group as a whole has adequate cash reserves in excess of such contested sums.

31.3	Financial Indebtedness

No Borrower shall incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)	Financial Indebtedness incurred under the Finance Documents and Hedging Contracts for Hedging Transactions entered into pursuant to clause 32.2 (Hedging);
(b)	Indebtedness owing to its trade creditors in the normal course of its business;
(c)

Financial Indebtedness owed to another Group Member on an unsecured and subordinated basis subject to a Subordination Deed previously entered into in respect of the same and then only provided that no Event of Default has occurred and is continuing at the time it is incurred and in any event on terms otherwise approved by the Majority Lenders and Sinosure;

(d)	Financial Indebtedness permitted under clause 31.4 (Guarantees); and
(e)	Financial Indebtedness permitted under clause 31.5 (Loans and credit),

provided that any cash pooling arrangements on a Group wide basis for cash management purposes of the Group shall not constitute Financial Indebtedness for the purposes of clause 31.3.

31.4	Guarantees

No Borrower shall give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(a)	guarantees of obligations of another Group Member that are not Financial Indebtedness or obligations prohibited by any Finance Document;
(b)	guarantees in favour of its own trade creditors for indebtedness owing to its trade creditors and given in the ordinary course of its business;
(c)	guarantees which are Financial Indebtedness permitted under clause 31.3 (Financial Indebtedness);
(d)	guarantees or indemnities from time to time required by any protection and indemnity or war risks association with which a Ship is entered; and
(e)

any performance or similar guarantee issued by a Borrower or any counter guarantee issued by a Borrower in respect of any guarantee issued by any other person, in each case in relation to a Ship required in the ordinary course of business and operation of that Ship in support of a Charter or any other charter commitment for such Ship, up to an aggregate amount of 10% of the Contract Price (in euro equivalent terms) for that Ship for all such guarantees under this paragraph (e).

31.5	Loans and credit

No Obligor shall be a creditor in respect of Financial Indebtedness other than in respect of:

(a)	loans or credit to another Group Member permitted under clause 31.3 (Financial Indebtedness) or clause 31.4 (Guarantees) or loans or credit to any Group Member that is not an Obligor;
(b)

Financial Indebtedness owing to it by another Obligor on an unsecured and, in the case of Financial Indebtedness owing to it by a Borrower, subordinated basis subject to a Subordination Deed previously entered into in respect of the same and then only provided that no Event of Default has occurred and is continuing at the time it is incurred and in any event on terms otherwise approved by the Majority Lenders;

(c)	trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities; and
(d)	loans to other Group Members arising under any cash pooling arrangements on a Group wide basis for cash management purposes of the Group.
31.6	Bank accounts, operating leases and other financial transactions

No Borrower shall:

(a)

maintain any current or deposit account with a bank or financial institution except for the Accounts and the deposit of money, operation of current accounts and the conduct of electronic banking operations with the Account Bank and through the Accounts; or

(b)

hold cash in any account (other than with the Account Bank and other than the Accounts) over or in respect of which any set-off, combination of accounts, netting or Security Interest exists except as permitted by clause 31.2 (General negative pledge).

31.7	Subsidiaries

No Borrower shall establish or acquire a company or other entity which would be or become a Group Member or reactivate any dormant Group Member.

31.8	Acquisitions and investments

No Borrower shall acquire any person, business, assets or liabilities or make any investment in any person or business or undertaking or enter into any joint-venture arrangement except:

(a)	any acquisition pursuant to a disposal permitted under clause 31.11 (Disposals);
(b)	acquisitions of assets in the ordinary course of business (not being new businesses or vessels);
(c)	the incurrence of liabilities in the ordinary course of its business; or
(d)	any loan or credit not otherwise prohibited under this Agreement.
31.9	Reduction of capital

No Borrower shall redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

31.10	Increase in capital

No Borrower shall issue shares or other equity interests to anyone who is not the Parent or a wholly-owned Subsidiary of the Parent.

31.11	Disposals

No Borrower shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to sell, lease, transfer or otherwise dispose of any asset except for any of the following disposals (so long as they are not prohibited by any other provision of the Finance Documents):

(a)	disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;
(b)

disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the relevant Borrower, in each case for cash on normal commercial terms and on an arm's length basis;

(c)	disposals permitted by clause 25.3 (Sale or other disposal of Ship), clause 31.2 (General negative pledge) or clause 31.3 (Financial Indebtedness);
(d)	dealings with its own trade creditors with respect to book debts in the ordinary course of trading; and
(e)	the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.
31.12	Contracts and arrangements with Affiliates

No Obligor shall be party to any arrangement or contract with any of its Affiliates unless such arrangement or contract is on an arm's length basis.

31.13	Distributions and other payments by Group

The Parent shall not:

(a)

declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend, charge, fee or other distribution (or interest on any unpaid dividend, charge, fee or other distribution) (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital) or any warrants for the time being in issue;

(b)	repay or distribute any dividend or share premium reserve; or
(c)	redeem, repurchase, defease, retire or repay any of its share capital or resolve to do so,

except (1) if no Event of Default is continuing at the time of the declaration, payment or making of any such dividend, distribution or other payment, nor would result from doing so and, (2) if:

(i)

it constitutes (A) a Permitted Distribution or (B) distributions granted to employees or officers of the Parent in respect of any share incentive plan or as salaries, bonus payments or any other payments relating to their employment with the Group; and

(ii)

the ratio of (A) Net Interest Bearing Debt to (B) EBITDA in respect of a Measurement Period that is a Financial Year, as certified in the then latest Compliance Certificate delivered to the Agent pursuant to the provisions of this Agreement, was lower than 2.75:1.00.

32	Hedging Contracts
32.1	Undertaking to comply

Each Obligor who is a Party undertakes that this clause 32 will be complied with throughout the Facility Period.

32.2	Hedging
(a)

If, at any time during the Facility Period, the Borrowers wish to enter into any Treasury Transaction so as to hedge all or any part of their exposure under this Agreement to interest rate fluctuations, they shall notify the Agent in writing.

(b)

Any such Treasury Transaction shall be concluded by the Borrowers only, with one or more of the Hedging Providers on the terms of a Hedging Master Agreement but (except with the approval of the Majority Lenders) no such Treasury Transaction shall be concluded unless:

(i)

(A)	each of the Hedging Master Agreements has been executed by the Borrowers and each Hedging Provider;
(B)	the Borrowers have executed the Hedging Contract Security; and
(C)

any notice required to be given to each Hedging Provider under the Hedging Contract Security has been given to it and acknowledged by it in the manner required by the Hedging Contract Security and all documents and evidence of the type required under Schedule 3 (Conditions precedent) in respect of the documents relevant to this paragraph (i) have been delivered to the Agent in form and substance satisfactory to the Agent;

(ii)	its purpose is to hedge the Borrowers’ interest rate risk in relation to an Advance for a period expiring no later than the relevant Final Repayment Date; and
(iii)

its notional principal amount, when aggregated with the notional principal amount of any other continuing Hedging Contracts for that Advance, does not and will not exceed that Advance as then scheduled to be repaid pursuant to clause 7.2 (Scheduled repayment of Facility).

(c)

The Hedging Providers shall have the right of first refusal to enter into Treasury Transactions under a Hedging Master Agreement which any Group Member (other than the Borrowers) is considering to enter into such Treasury Transactions for the purpose of hedging on competitive terms the Borrowers' and the Group’s exposure to interest rate fluctuations under this Agreement.

(d)	Other than Hedging Transactions which meet the requirements of paragraphs (a) to (b) above, the Borrowers shall not enter into Treasury Transactions, except with approval.
(e)	The Borrowers shall, promptly upon entry into of any Confirmation under a Hedging Contract, deliver to the Agent an original or certified copy of such Confirmation.
32.3	Unwinding of Hedging Contracts

If at any time, and whether as a result of any prepayment (in whole or in part) of an Advance or any cancellation (in whole or in part) of any Commitment or Ship Commitment or otherwise, the aggregate notional principal amount under all Hedging Transactions in respect of the relevant Advance entered into by the Borrowers exceeds or will exceed the amount of the relevant Advance outstanding at that time after such prepayment or cancellation, then (unless otherwise approved by the Majority Lenders) the Borrowers shall immediately close out and terminate sufficient Hedging Transactions (pro rata across the relevant Hedging Master Agreements entered into between the relevant Borrower and each Hedging Provider in relation to the relevant Advance) as are necessary to ensure that the aggregate notional principal amount under the remaining continuing Hedging Transactions in relation to the relevant Advance equals, and will in the future be equal to, the amount of such Advance at that time and as scheduled to be repaid from time to time thereafter pursuant to clause 7.2 (Scheduled repayment of Facility).

32.4	Assignment of Hedging Contracts by Borrowers

Except as approved by all the Lenders or by the Hedging Contract Security, no Borrower shall assign or otherwise dispose of its rights under any Hedging Contract.

32.5	Information concerning Hedging Contracts

The Borrowers shall provide the Agent with any information it may request concerning any Hedging Contract, including all reasonable information, accounts and records that may be necessary or of assistance to enable the Agent to verify the amounts of all payments and any other amounts payable under the Hedging Contracts.

32.6	Guarantee and indemnity – Hedging Guarantors
(a)	Guarantee and indemnity

Without prejudice to the guarantee and indemnity in clause 19 (Guarantee and indemnity), each Hedging Guarantor irrevocably and unconditionally:

(i)	guarantees to each Hedging Provider punctual performance by each Borrower of all that Borrower's obligations under the relevant Hedging Master Agreements;
(ii)	undertakes with each Hedging Provider that whenever another Borrower does not pay any amount when due under or in connection with any Hedging Master

Agreement, that Hedging Guarantor shall immediately on demand pay that amount as if it were the principal obligor; and

(iii)

agrees with each Hedging Provider that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Hedging Provider immediately on demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by such Borrower under any Hedging Master Agreement on the date when it would have been due. The amount payable by a Hedging Guarantor under this indemnity will not exceed the amount it would have had to pay under this clause if the amount claimed had been recoverable on the basis of a guarantee.

(b)	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Borrower under the relevant Hedging Master Agreements, regardless of any intermediate payment or discharge in whole or in part.

(c)	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Borrower or any security for those obligations or otherwise) is made by any Hedging Provider in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of each Hedging Guarantor under this clause will continue or be reinstated as if the discharge, release or arrangement had not occurred.

(d)	Waiver of defences

The obligations of each Hedging Guarantor under this clause 32.6 and in respect of any Security Interests created by the Security Documents will not be affected or discharged by an act, omission, matter or thing (whether or not known to it or the Hedging Provider) which, but for this paragraph (d), would reduce, release or prejudice any of its obligations under this clause 32.6 or in respect of any Security Interests created by the Security Documents (without limitation) including:

(i)	any time, waiver or consent granted to, or composition with, any Obligor or other person;
(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Group Member;
(iii)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking up or enforcing, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;
(v)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or
(vii)	any insolvency or similar proceedings.
(e)	Hedging Guarantor’s intent

Without prejudice to the generality of paragraph (d) above, each Hedging Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Hedging Master Agreements and/or any facility or amount made available under any of the Hedging Master Agreements.

(f)	Immediate recourse

Each Hedging Guarantor waives any right it may have of first requiring the Hedging Provider to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Security Interests created by the Security Documents) before claiming or commencing proceedings under this clause 32.6. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

(g)	Appropriations

Until all amounts which may be or become payable by the Borrowers under or in connection with the Hedging Master Agreements have been irrevocably paid in full, each Finance Party may:

(i)

refrain from applying or enforcing any other moneys, security or rights held or received by any Finance Parties in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Hedging Guarantor shall be entitled to the benefit of the same; and

(ii)	hold in an interest-bearing suspense account any moneys received from any Hedging Guarantor or on account of any Hedging Guarantor's liability under this clause 32.6.
(h)	Deferral of Hedging Guarantors' rights

All rights which each Hedging Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against any Borrower, any other Obligor or their respective assets shall be fully subordinated to the rights of the Finance Parties under the Finance Documents until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Hedging Guarantor will exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 32.6:

(i)	to be indemnified by another Obligor;
(ii)	to claim any contribution from any third party providing security for, or any other guarantor of, any Obligor's obligations under the Finance Documents;
(iii)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(iv)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Hedging Guarantor has given a guarantee, undertaking or indemnity under this clause 32.6;

(v)	to exercise any right of set-off against any other Obligor; and/or
(vi)	to claim or prove as a creditor of any other Obligor in competition with any Finance Party.

If a Hedging Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Agent by the Obligors under or in connection with the Finance Documents to be repaid in full and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with clause 45 (Payment mechanics).

(i)	Additional security

This guarantee and any other security given by a Hedging Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or security or any other right of recourse now or subsequently held by any Finance Party or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

(j)	Applicability of provisions of Hedging Guarantee to other security

Clause 32.6(b) (Continuing guarantee), 32.6(c) (Reinstatement), clause 32.6(d) (Waiver of defences), clause 32.6(f) (Immediate recourse), clause 32.6(g) (Appropriations), clause 32.6(h) (Deferral of Hedging Guarantors’ rights) and clause 32.6(i) (Additional security) shall apply, with any necessary modifications, to any security which a Hedging Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure any or all amounts owing by any Obligor under the Finance Documents or any part of them.

33	Events of Default

Each of the events or circumstances set out in this clause 33 (except clause 33.21 (Acceleration)) is an Event of Default.

33.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error or by a Disruption Event; and
(b)	payment is made in full within 5 Business Days of its due date.
33.2	Hedging Contracts

An Event of Default or Potential Event of Default in respect of a Borrower (in each case as defined in any Hedging Master Agreement) has occurred and is continuing under any Hedging Contract.

33.3	Financial covenants; Sinosure Cover; Sanctions
(a)	The Obligors do not comply with clause 22 (Financial covenants) or clause 28.13 (Security shortfall).
(b)	The Obligors do not comply with clause 23.14 (Sinosure requirements).

(c)	The Obligors do not comply with clause 23.13 (Sanctions) or any of paragraphs (b), (c) or (d) of clause 26.16 (Lawful use).
33.4	Insurance
(a)	The Insurances of a Mortgaged Ship are not placed and kept in force in the manner required by clause 27 (Insurance).
(b)	Any insurer either:
(i)	cancels any such Insurances; or
(ii)	disclaims liability under them or asserts that its liability under them is or should be reduced by reason of any mis-statement or failure or default by any person,

unless such Insurances have been replaced (on terms compliant with the requirements of clause 27 (Insurance)) by the Borrowers or the Parent with effect from the date of occurrence of the relevant circumstances under paragraphs (i) or (ii) above as applicable.

33.5	Other obligations
(a)

An Obligor or Manager does not comply with any provision of the Finance Documents (other than those referred to in clause 33.1 (Non-payment), clause 33.2 (Hedging Contracts), clause 33.3 (Financial covenants; Sinosure Cover; Sanctions), clause 33.4 (Insurance) or any other provision of this clause 33).

(b)

No Event of Default under paragraph (a) above will occur if the Agent considers that the failure to comply is capable of remedy and the failure is remedied within fifteen (15) Business Days of the earlier of (A) the Agent giving notice to the Borrowers and (B) any of the Borrowers or any other Obligor or Manager becoming aware of the failure to comply.

(c)	No Event of Default will occur under this clause 33.5 by reason only of an Obligor's failure to comply with a Green Loan Provision.
33.6	Misrepresentation
(a)

Any representation or statement made or deemed to be made by an Obligor or Manager in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document or any Sinosure Insurance Policy is or proves to have been incorrect or misleading in any material respect when made or deemed to be made, unless (in the case of any misrepresentation other than one under clauses 20.23 (Security and Financial Indebtedness) or 20.34 (Sanctions)) the circumstances giving rise to the misrepresentation are capable of remedy and are remedied within 5 Business Days of the Agent giving notice to the Obligors to do so.

(b)

Any representation or statement made or deemed to be made by an Obligor under clause 20.23 (Security and Financial Indebtedness) is or proves to have been incorrect or misleading in any material respect when made or when deemed to be made, unless the Agent considers that the circumstances giving rise to the misrepresentation are capable of remedy and are so remedied within fifteen (15) Business Days of the earlier of (A) the Agent giving notice to the Borrowers and (B) any of the Borrowers or any other Obligor becoming aware of the misrepresentation.

(c)

No Event of Default will occur under this Clause 33.6 to the extent that the representation or statement is included in any Green Loan Provisions and concerns, or the document consists of, Green Loan Information.

33.7	Cross default

(a)	Any Financial Indebtedness of any Obligor is not paid when due nor within any originally applicable grace period.
(b)	Any Financial Indebtedness of any Obligor is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).
(c)	Any commitment for any Financial Indebtedness of any Obligor is cancelled or suspended by a creditor of any Obligor as a result of an event of default (however described).
(d)	The counterparty to a Treasury Transaction entered into by any Obligor becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).
(e)

Any creditor of any Obligor becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(f)

No Event of Default will occur under paragraphs (a) to (e) above if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (e) above is less than €10,000,000 (or its equivalent in any other currency or currencies).

33.8	Insolvency
(a)	An Obligor:
(i)	is unable or admits inability to pay its debts as they fall due;
(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;
(iii)	suspends or threatens to suspend making payments on any of its debts; or
(iv)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding any Finance Party in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any Obligor is less than its liabilities (taking into account contingent and prospective liabilities).
(c)	A moratorium is declared in respect of any indebtedness of any Obligor. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.
33.9	Insolvency proceedings
(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:
(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor;
(iii)

the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor or any of its assets (including the directors of any Obligor requesting a person to appoint any such officer in relation to it or any of its assets); or

(iv)	enforcement of any Security Interest over any assets of any Obligor,

or any analogous procedure or step is taken in any jurisdiction.

(b)

Paragraph (a) above shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within thirty (30) days of commencement or, if earlier, the date on which it is advertised.

33.10	Creditors’ process
(a)

Any expropriation, attachment, sequestration, distress, execution or any other analogous process or enforcement action (including enforcement by a landlord) affects any asset or assets of any Obligor for an amount in excess of €10,000,000 (or its equivalent in any other currency or currencies) and is not discharged within thirty (30) days.

(b)

Any judgment or order for an amount in excess of €10,000,000 (or its equivalent in any other currency or currencies) is made against any Obligor and is not stayed or complied with within thirty (30) days.

33.11	Unlawfulness and invalidity
(a)	It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Transaction Security ceases to be effective.
(b)

Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)

Any Finance Document or any Transaction Security ceases to be in full force and effect or ceases to be legal, valid, binding, enforceable or effective or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

(d)

Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

33.12	Cessation of business

Any Obligor suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business except in the case of a Borrower as a result of the sale or Total Loss of its Ship and provided that the terms of clause 8.8 (Sale or Total Loss) and if applicable clause 8.11 (Release) have been complied with.

33.13	Initial Bareboat Charters and Initial Charters
(a)	Except with approval, any of the following events happens in respect of an Initial Bareboat Charter of a Mortgaged Ship:
(i)	the Initial Bareboat Charter of any Mortgaged Ship is cancelled or rescinded or (except as a result of the relevant Mortgaged Ship being a Total Loss) frustrated; or
(ii)

any Mortgaged Ship is withdrawn from service under the relevant Initial Bareboat Charter or the relevant Initial Bareboat Charter is terminated for any reason whatsoever, in each case before the time that such Bareboat Charter was scheduled to expire, unless at that time no Initial Charter is valid and effective in respect of that Mortgaged Ship (but without prejudice and subject to the provisions of paragraph (b) below).

(b)	Except with approval, any of the following events happens in respect of any Initial Charter for a Mortgaged Ship:

(i)

an Initial Charter of any Mortgaged Ship is cancelled or rescinded (whether before or after the time it was due to commence) or (except as a result of the relevant Mortgaged Ship being a Total Loss) frustrated (in each case, other than as a result of a wilful repudiation, termination or rescission by the Bareboat Charterer); or

(ii)

any Mortgaged Ship is withdrawn from service under any relevant Initial Charter or any relevant Initial Charter is terminated for any reason whatsoever, in each case before the time that such Initial Charter was scheduled to expire (other than as a result of a wilful repudiation, termination or rescission by the Bareboat Charterer), unless such Initial Charter for the relevant Mortgaged Ship is replaced with another charter commitment or charter commitments on market terms and based on what is reasonably achievable in the given circumstances (each a Replacement Initial Charter) within 12 months with the effect that the timeline and particulars of employment for the relevant Mortgaged Ship delivered by the Borrowers to the Agent prior to the date of this Agreement as described in Schedule 2 (Ship information) continue (as updated) to provide for a minimum aggregate fixed hire period or total employment or service of at least 16 months over the course of a maximum period of 30 months from Delivery of that Mortgaged Ship, with deliveries or commissioning of the Mortgaged Ship under Initial Charters which allow for fulfilment of all such Initial Charters within 30 months from Delivery (to the satisfaction of the Majority Lenders and Sinosure acting reasonably). Any Replacement Initial Charter entered into in accordance with this paragraph (b) shall be an Initial Charter for the purposes of the Finance Documents. Any termination fee or other compensation paid to the relevant Bareboat Charterer or Owner by the relevant Charterer in respect of such cancelled, rescinded or terminated Initial Charter shall count proportionally towards the calculation of the 16 months period and, for the purpose of applying such termination fee or other compensation towards such calculation, it shall be equal to the Termination Fee Equivalent Hire Period.

(c)	Except with approval, any of the following events happens in respect of any Initial Charter for a Mortgaged Ship:
(i)

an Initial Charter of any Mortgaged Ship is cancelled or rescinded (whether before or after the time it was due to commence) as a result of a wilful repudiation, termination or rescission by the Bareboat Charterer; or

(ii)

any Mortgaged Ship is withdrawn from service under any relevant Initial Charter or any relevant Initial Charter is terminated for any reason whatsoever, in each case as a result of a wilful repudiation, termination or rescission by the Bareboat Charterer and before the time that such Initial Charter was scheduled to expire, unless such Initial Charter for the relevant Mortgaged Ship is replaced with another charter commitment or charter commitments on substantially the same (or better) terms (each a Replacement Initial Charter) within 12 months with the effect that the timeline and particulars of employment for the relevant Mortgaged Ship delivered by the Borrowers to the Agent prior to the date of this Agreement as described in Schedule 2 (Ship information) continue (as updated) to provide for a minimum aggregate fixed hire period or total employment or service of at least 16 months over the course of a maximum period of 30 months from Delivery of that Mortgaged Ship, with deliveries or commissioning of the Mortgaged Ship under Initial Charters which allow for fulfilment of all such Initial Charters within 30 months from Delivery (to the satisfaction of the Majority Lenders and Sinosure acting reasonably). Any Replacement Initial Charter entered into in accordance with this paragraph (c) shall be an Initial Charter for the purposes of the Finance Documents.

33.14	Expropriation

The authority or ability of any Obligor to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets.

33.15	Repudiation and rescission of Finance Documents

An Obligor rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security.

33.16	Litigation

Either:

(a)	any litigation, alternative dispute resolution, arbitration or administrative, governmental, regulatory or other investigations, proceedings or disputes are commenced or threatened; or
(b)	any judgment or order of a court, arbitral tribunal or other tribunal or any order or sanction of any governmental or other regulatory body is made,

in relation to any Transaction Document or the transactions contemplated in the any Transaction Document or against any Obligor or any of its assets, rights or revenues which is reasonably likely to have a Material Adverse Effect.

33.17	Material Adverse Effect

Any event or circumstance (including any Environmental Incident or any change of law) occurs which has, or is reasonably likely to have, a Material Adverse Effect.

33.18	Arrest of Ship

Any Mortgaged Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the relevant Owner fails to procure the release of such Mortgaged Ship within a period of 30 Business Days thereafter (or such longer period as may be approved) unless within such 30 Business Day Period the Borrowers prepay in full the Advance relating to that Ship and pay interest thereon together with all other amounts owing to the Finance Parties under the Finance Documents together with such prepayment.

33.19	Ship registration

Except with approval by the Majority Lenders and Sinosure, the registration of any Mortgaged Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Ship is only provisionally registered on the date of its Mortgage, such Ship is not permanently registered under such laws within 90 days of such date.

33.20	Political risk
(a)

Either (1) the Flag State of any Mortgaged Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or (2) there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means and such event or circumstance, has or is reasonably likely to have, a Material Adverse Effect.

(b)	No Event of Default under paragraph (a) above will occur if:
(i)	in the opinion of the Agent it is practicable for action to be taken by the Borrowers to prevent the relevant event or circumstance having a Material Adverse Effect; and
(ii)	the Borrowers take such action to the Agent’s satisfaction within 14 days of notice from the Agent (specifying the relevant action to be taken) to do so.
33.21	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders and Sinosure:

(a)	by notice to the Borrowers:
(i)	declare that no withdrawals be made from any Account; and/or
(ii)

cancel the Available Commitments of all the Lenders and/ or each Ancillary Commitment at which time they shall immediately be cancelled, and/or they shall immediately cease to be available for further utilisation; and/or

(iii)

declare that all or part of the Advances, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iv)	declare that all or part of the Advances be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or
(v)

declare all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities to be immediately due and payable, at which time they shall become immediately due and payable; and/or

(vi)

declare that all or any part of the amounts (or cash cover in relation to those amounts) outstanding under the Ancillary Facilities be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(b)	exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.
34	Position of Hedging Providers
34.1	Rights of Hedging Providers
(a)

Each Hedging Provider is a Finance Party and, as such, will be entitled to share in the Transaction Security in respect of any liabilities of the Borrowers under the Hedging Contracts with such Hedging Provider in the manner and to the extent contemplated by the Finance Documents.

(b)	The Original Hedging Providers shall have the right of first refusal on any future Hedging Contracts in relation to the Ships or the Facility.
34.2	Voting rights

No Hedging Provider shall be entitled to vote on any matter where a decision of the Lenders alone is required under this Agreement, whether before or after the termination or close out of the Hedging Contracts with such Hedging Provider, provided that each Hedging Provider shall be entitled to vote on any matter where a decision of all the Finance Parties is expressly required.

34.3	Acceleration and enforcement of security

Neither the Agent nor the Security Agent or any other beneficiary of the Security Documents shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to clause 33 (Events of Default) or pursuant to the other Finance Documents, to have any regard to the requirements or interests of any Hedging Provider except to the extent that the relevant Hedging Provider is also a Lender.

34.4	Close out of Hedging Contracts
(a)

The Parties agree that at any time on and after any Event of Default the Agent (acting on the instructions of the Majority Lenders) shall be entitled, by notice in writing to a Hedging Provider, to instruct such Hedging Provider to terminate and close out any Hedging Transactions (or part thereof) with the relevant Hedging Provider. The relevant Hedging Provider will (and shall be entitled to) terminate and close out the relevant Hedging Transactions (or parts thereof) and/or the relevant Hedging Contracts in accordance with such notice immediately upon receipt of such notice.

(b)	No Hedging Provider shall be entitled to terminate or close out any Hedging Contract or any Hedging Transaction under it prior to its stated maturity except:
(i)	in accordance with a notice served by the Agent under paragraph (a) above; or
(ii)

if the Borrowers have not paid amounts due under the Hedging Contract and such amounts remain unpaid for a period of 5 Business Days after the due date for payment and the Agent (acting on the instructions of the Majority Lenders) consents to such termination or close out; or

(iii)	to comply with clause 32.3 (Unwinding of Hedging Contracts); or
(iv)	if the Hedging Provider ceases to be a Lender; or
(v)	any of the events set out in clause 33.8 (Insolvency) or clause 33.9 (Insolvency process) occurs in relation to any Borrower; or
(vi)	if the Agent takes any action under clause 33.21 (Acceleration); or
(vii)

if the Available Commitments of all the Lenders have been cancelled (or otherwise cease to be available), the Advances, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents (other than amounts outstanding under the Hedging Contracts) have been repaid by the Borrowers in full and the Facility has ceased to be available for further utilisation.

(c)

If there is a net amount payable to any Borrower under a Hedging Transaction or a Hedging Contract upon its termination and close out, the relevant Hedging Provider shall forthwith pay that net amount (together with interest earned on such amount) to the Agent for application in accordance with clause 40.1 (Order of application).

(d)	No Hedging Provider (in any capacity) shall set-off any such net amount against or exercise any right of combination in respect of any other claim it has against a Borrower.

Section 9 -  Changes to Parties

35	Changes to the Lenders
35.1	Assignments by the Lenders

Subject to this clause 35, a Lender (the Existing Lender) may assign any of its rights under any Finance Document to any of the following persons (the New Lender):

(a)	to another bank or financial institution or Sinosure; and
(b)

following the occurrence of an Event of Default under clause 33.1 (Non-Payment), paragraph (c) of clause 33.3 (Financial covenants; Sinosure Cover; Sanctions), clause 33.8 (Insolvency) or clause 33.9 (Insolvency proceedings) that is continuing, also to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets, or to any insurance or reinsurance company, or to Sinosure or to any other person.

35.2	Borrower consultation; Sinosure approval; Hedging Providers
(a)

An Existing Lender must consult with the Borrowers and Sinosure for no more than 10 days (and for the avoidance of doubt there shall be no obligation to obtain the Borrowers’ consent) before it may make an assignment under clause 35.1 (Assignments by the Lenders) unless the assignment is:

(i)	to another Lender or to Sinosure or to an Affiliate of any Lender or of Sinosure;
(ii)	to a fund which is a Related Fund of that Existing Lender; or
(iii)	made at a time when an Event of Default is continuing.
(b)	The consent of Sinosure is required for an assignment by a Lender of its Commitments and/or its participation in the Facility provided that such consent shall not be unreasonably withheld or delayed.
(c)

An Existing Lender who is also a Hedging Provider may not assign all of its Commitment and participation in the Facility unless at the same time it uses reasonable endeavours to procure that such Hedging Provider also assigns and transfers all of its rights and obligations under all Hedging Contracts and all Hedging Master Agreements to which it is a party to another Hedging Provider who is also a Lender (or will be the proposed New Lender in connection with the proposed assignment of the Commitment and/or participation of such Existing Lender).

(d)

The Borrowers shall procure that the provisions of paragraph (c) are complied with in the event that the relevant Existing Lender is a Lender being replaced pursuant to the provisions of clause 8.7 (Replacement of Lender).

35.3	Other conditions of assignment
(a)	An assignment will only be effective:
(i)

on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrowers and the other Finance Parties as it would have been under if it had been an Original Lender;

(ii)

on the Existing Lender and the New Lender entering into any documentation required for the New Lender to accede as a party to any Security Document to which the Existing Lender is a party in its capacity as a Lender and/or (if it will no longer have an Available Commitment or participation in the Facility) to remove the Existing Lender as a party to and/or beneficiary of any such Security Document and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(iii)

on the performance by the Agent of all necessary “know your customer” or similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender;

(iv)	if that Existing Lender assigns equal fractions of its Commitment and participation in each Advance and each Utilisation (if any) under the Facility; and
(v)	if the total amount of participation and Commitment of the Existing Lender being assigned is not less than €1,000,000.
(b)

Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

35.4	Processing fee

The New Lender (save for Sinosure in respect of an assignment to it) shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of €5,000.

35.5	Processing expenses

The New Lender shall, in addition to any fee payable under clause 35.4 (Processing fee), promptly on demand, pay the Agent the amount of:

(a)	all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent in connection with any such assignment; and
(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such assignment.
35.6	Transfer costs and expenses relating to security

The New Lender shall, promptly on demand, pay the Agent and the Security Agent the amount of:

(a)

all costs and expenses (including legal fees) reasonably incurred by the Agent or the Security Agent to facilitate the accession by the New Lender to, or assignment or transfer to the New Lender of, any Security Document granted in favour of (among others) the Lenders and/or the benefit of any such Security Document and any appropriate registration of any such accession or assignment or transfer; and

(b)	any cost, loss or liability the Agent or the Security Agent incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any such accession, assignment or transfer.
35.7	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents, the Transaction Security or any other documents;
(ii)	the financial condition of any Obligor;
(iii)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents;
(iv)	the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents; or
(v)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:
(i)	has made (and shall continue to make) its own independent investigation and assessment of:
(A)	the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and
(B)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents;
(ii)	will continue to make its own independent appraisal of the application of any Basel Regulation to the transactions contemplated by the Finance Documents;
(iii)	has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Transaction Document or the Transaction Security; and
(iv)

will continue to make its own independent appraisal of the creditworthiness of each Obligor, Sinosure and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:
(i)	accept a re-assignment from a New Lender of any of the rights assigned under this clause 35; or
(ii)

support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Transaction Document or by reason of the application of any Basel Regulation to the transactions contemplated by the Transaction Documents or otherwise.

35.8	Procedure available for assignment
(a)

Subject to the conditions set out in clause 35.2 (Borrower consultation; Sinosure approval; Hedging Providers) and clause 35.3 (Other conditions of assignment) an assignment may be effected in accordance with paragraph (d) below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under paragraph (a) of clause 35.3 (Other conditions of assignment) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable (and in any event within 5 Business Days) after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	The Obligors who are Parties and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultation with them.
(d)	Subject to clause 35.12 (Transfer to Sinosure), on the Transfer Date:
(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;
(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.
(e)

Lenders may utilise procedures other than those set out in this clause 35.8 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with this clause 35.8 to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 35.2 (Borrower consultation; Sinosure approval; Hedging Providers) and clause 35.3 (Other conditions of assignment).

35.9	Copy of Transfer Certificate to Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under paragraph (a) of clause 35.3 (Other conditions of assignment), send a copy of that Transfer Certificate and such other documents to the Borrowers.

35.10	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 35, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank);
(b)

any assignment to a special purpose vehicle set up by a Lender or Affiliate of any Lender where a charge, assignment or other Security Interest is to be created over securities issued by such special purpose vehicle in favour of a federal reserve or central bank (including, for the avoidance of doubt, the European Central Bank); and

(c)

any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or other Security Interest shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)

require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

35.11	Pro rata interest settlement
(a)	In respect of any assignment pursuant to clause 35.8 (Procedure for assignment) the Transfer Date of which, in each case, is not on the last day of an Interest Period:
(i)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(ii)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts so that, for the avoidance of doubt:
(A)	when the Accrued Amounts become payable, those Accrued Amounts will be payable for the account of the Existing Lender; and
(B)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 35.11, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)	In this clause references to Interest Period shall be construed to include a reference to any other period for accrual of fees.
35.12	Transfer to Sinosure
(a)

If a Lender receives a payment from Sinosure under any Sinosure Insurance Policy in respect of its participation in an Advance, then, to the extent that it is required to do so by Sinosure pursuant to the terms of the relevant Sinosure Insurance Policy, that Lender shall, at the cost of the Borrowers and without the Borrowers’ consent, assign to Sinosure a part of its participation in the relevant Advance equal to the amount paid to it by Sinosure (but the assignment shall not limit the rights of that Lender to recover any remaining part of its participation in that Advance or of any other moneys owing to it). Provided however that if Sinosure makes any payment to the Lenders under a Sinosure Insurance Policy:

(i)	the obligations of the Obligors and the Finance Parties (and of any of them) under this Agreement and each of the Finance Documents shall not be discharged nor affected in any way;
(ii)	Sinosure shall be subrogated to the respective rights of the Lenders (to the extent of such payment) against the Obligors and the Finance Parties;
(iii)

Sinosure shall be entitled to the extent of such payment to exercise the respective rights of the Lenders (whether present or future) against the Obligors and the Finance Parties (and against any of them) pursuant to this Agreement and the Finance Documents or any relevant laws and/or regulations unless and until such payment and the interest accrued thereon are fully reimbursed to Sinosure; and

(iv)	with respect to the obligations of the Obligors owed to the Finance Parties under the Finance Documents (or any of them) and, to the extent of such payment, such obligations shall additionally be owed to Sinosure by way of subrogation of the rights of the Finance Parties.

(b)

Each of the Lenders agrees that as soon as all moneys due under a Sinosure Insurance Policy have been finally paid in full by Sinosure then each of the relevant Lenders shall promptly transfer to Sinosure 90 per cent of their respective Commitments, participations and other rights under the Facility, each in respect of the relevant Advance, in proportion to and in accordance with the schedule of payments made by Sinosure under the Sinosure Insurance Policy whereupon Sinosure shall, upon receipt by the Agent of a duly completed Transfer Certificate, and modified to the extent agreed between the Finance Parties and Sinosure for consistency with the terms and conditions of the Sinosure Insurance Policy, be a transferee and as such shall be entitled to the rights and benefits of the Lenders under the Finance Documents to the extent of its participation. Notwithstanding any provisions to the contrary in any Finance Document, the Borrowers consent to such assignment and transfer.

(c)

The Borrowers shall indemnify Sinosure in respect of any costs or expenses (including legal fees) suffered or incurred by Sinosure in connection with the transfer referred to hereinabove or in connection with any review by Sinosure of any Default or dispute between the Borrowers and any of the Finance Parties occurring prior to the transfer referred to hereinabove.

35.13	Accession of Hedging Providers to this Agreement

Any Party (other than an Original Lender) which becomes a Lender after the date of this Agreement with a Commitment which represents at least 5 per cent of the Total Commitments at the time it becomes a Lender shall, at the same time, become a Party to this Agreement as a Hedging Provider.

36	Changes to the Obligors
36.1	Assignment and transfers by Obligors

Except with the prior written consent of all the Lenders and Sinosure, no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

36.2	Prohibition on Debt Purchase Transactions by the Group

The Obligors shall not, and the Parent shall procure that each Group Member shall not, enter into any Debt Purchase Transaction or be a Lender or beneficially own all or any part of the share capital of a company that is or is to be a Lender or a party to a Debt Purchase Transaction of the type referred to in the definition of Debt Purchase Transaction.

36.3	Disenfranchisement of Debt Purchase Transactions entered into by Parent Affiliates
(a)

For so long as a Parent Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)

in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or any agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero; and

(ii)

for the purposes of clause 51.2 (All Lender matters), such Parent Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purpose of paragraph (i) above (unless, in the case of a person not being a Parent Affiliate, it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)

Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Parent Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part 1 of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	No Lender shall knowingly enter into any Notifiable Finance Purchase Transaction unless such Notifiable Finance Purchase Transaction relates to the entirety of its Commitment in the Facility.
(d)	A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:
(i)	is terminated; or
(ii)	ceases to be with a Parent Affiliate,

such notification to be substantially in the form set out in Part 2 of Schedule 12 (Forms of Notifiable Debt Purchase Transaction Notice).

(e)	Each Parent Affiliate that is a Lender agrees that:
(i)

in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)

in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of or addressed to, the Agent or one or more of the Lenders. For the avoidance of doubt the only information the Lender is entitled to receive are operational notices for that Lender in connection with their Commitment.

36.4	Parent Affiliates’ notification to other Lenders of Debt Purchase Transactions

Any Parent Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into the Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Agent shall promptly disclose such information to the Lenders.

36.5	Additional Guarantors
(a)

Subject to compliance with the provisions of paragraph (c) of clause 21.13 ("Know your customer" checks), the Parent may request that any of its Subsidiaries becomes an Additional Guarantor (1) for the purposes of clause 25.8(b) or (c) (Chartering) where there is a change of Bareboat Charterer of a Ship and the proposed Bareboat Charterer of that Ship is not already a Guarantor or (2) for the purposes of a transfer of shares in a Borrower to an Approved Shareholder such that such change does not constitute or result in a Change of Control. That Subsidiary shall become an Additional Guarantor if:

(i)	it is a direct or indirect (and wholly-owned unless it is to be a Bareboat Charterer under a JV Bareboat Charter for that Ship) Subsidiary of the Parent;
(ii)

it is incorporated, registered or formed in the same jurisdiction as the Parent, any EEA Member Country, the United States of America or such other jurisdiction as approved by the Lenders and Sinosure;

(iii)	the Parent and that Subsidiary deliver to the Agent a duly completed and executed Accession Deed (at the cost and expense of the Borrowers);

(iv)

the Agent has received all of the documents and other evidence listed in Part 3 of Schedule 3 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent and at the cost and expense of the Borrowers;

(v)

the Parties have entered into such other amendments and documents (including any amendment to this Agreement and to any of the other Finance documents, including additional Security Interests where required) as the Finance Parties may require in respect of the above matters (at the cost and expense of the Borrowers); and

(vi)

the entry by the Parties into any of the above documents does not otherwise constitute a Default nor would otherwise cause or result in a Default (and the Parent confirms the same in writing to the Agent).

(b)

The Agent shall notify the Parent, the Lenders and Sinosure promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part 3 of Schedule 3 (Conditions precedent) and those listed in any of the preceding paragraphs of this clause 36.5 in each case in respect of an Additional Guarantor.

(c)

Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives the notification described in paragraph (b) above, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

(d)

With effect on the date of delivery of the duly executed Accession Deed to the Agent and the Security Agent in respect of an Additional Guarantor (the Relevant Additional Guarantor) and provided that on or before such date the Agent has given the notification described in paragraph (b) above in respect of the Relevant Additional Guarantor:

(i)

the Parties hereby agree and confirm that the Relevant Additional Guarantor will be made an additional party to this Agreement, as joint and several guarantor with the Guarantors as at the date of this Agreement (the Original Guarantors) and any other Additional Guarantor previously made a guarantor under this Agreement pursuant to this clause 36.7 (a Previously Acceded Additional Guarantor), and this Agreement shall henceforth be construed and treated in all respects as if references therein to “Guarantors” included references to the Relevant Additional Guarantor in addition to the Original Guarantors and any Previously Acceded Additional Guarantor.

(ii)	the Parties hereby agree and confirm that the Relevant Additional Guarantor will be bound by the terms of this Agreement as if it had all times been named therein as Guarantor;
(iii)

the Relevant Additional Guarantor agrees that it will duly and punctually perform all the liabilities and obligations whatsoever from time to time to be performed or discharged by the Original Guarantors and any Previously Acceded Additional Guarantor under this Agreement (and for which the Original Guarantors, any Previously Acceded Additional Guarantor and the Relevant Additional Guarantor hereby agree to be jointly and severally liable); and

(iv)

without prejudice to the generality of paragraphs (ii) and (iii) above, the Relevant Additional Guarantor agrees that it will be a guarantor under the Guarantee in respect of the full amount of the Loan, interest thereon and all other sums which may be or become due to the Finance Parties pursuant to any of the Finance Documents.

36.6	Repetition of Representations

Delivery of an Accession Deed in respect of an Additional Guarantor constitutes confirmation by that Additional Guarantor that the representations and warranties referred to in paragraph (d) of clause 20.38 (Times when representations made) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

Section 10 -  The Finance Parties

37	Roles of Agent, Security Agent, Sinosure Agent and Arranger
37.1	Appointment of the Agent and Security Agent

Each other Finance Party (other than the Security Agent) appoints:

(a)	the Agent to act as its agent under and in connection with the Finance Documents and each Sinosure Insurance Policy and as its agent and as trustee under the Security Documents;
(b)	the Security Agent to act as its agent and as trustee under the Finance Documents to which it is or is intended to be a party; and
(c)

the Security Agent as agent (in Danish: fuldmægtig and repræsentant) to receive and hold the Transaction Security under the Security Documents governed by Danish law on behalf of and for the benefit of the Finance Parties and to be entitled to exercise all rights and remedies under and in accordance with such Security Documents in its own name or in the name of any of the Finance Parties and the Security Agent agrees to receive and hold the Transaction Security accordingly. The Security Documents shall be granted by the relevant Obligors to the Security Agent as agent (in Danish: fuldmægtig and repræsentant) for the Finance Parties in accordance with Section 18(1), cf. Section 1(2) of the Danish Capital Markets Act (in Danish: kapitalmarkedsloven). Each Obligor acknowledges that the Security Agent shall act as agent (in Danish: fuldmægtig and repræsentant) for the Finance Parties.

37.2	Security Agent as trustee

The Security Agent declares that it holds the Security Property on trust for itself and the other Finance Parties on the terms contained in this Agreement.

37.3	Authorisation of Agent and Security Agent

Each of the Finance Parties authorises the Agent and the Security Agent:

(a)

to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent or (as the case may be) the Security Agent under or in connection with the Finance Documents and each Sinosure Insurance Policy together with any other incidental rights, powers, authorities and discretions; and

(b)	to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.
37.4	Instructions to Agent and the Security Agent
(a)	The Agent and the Security Agent shall:
(i)

subject to paragraphs (d) and (e) below, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent or (as the case may be) the Security Agent in accordance with any instructions given to it by:

(A)	all the Lenders or the Majority Lenders and/or Sinosure (as the case may be) if the relevant Finance Document stipulates the matter requires such decision; and
(B)	in all other cases, the Majority Lenders; and
(ii)	not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties, in accordance with instructions given to it by that Finance Party or group of Finance Parties).

(b)

The Agent and the Security Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Finance Party or group of Finance Parties or Sinosure, from that Finance Party or group of Finance Parties or Sinosure) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent or (as the case may be) the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)

Save in the case of decisions stipulated to be a matter for any other Finance Party or group of Finance Parties or Sinosure under the relevant Finance Document and, unless a contrary indication appears in a Finance Document, any instructions given to the Agent or (as the case may be) the Security Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)	Paragraph (a) above shall not apply:
(i)	where a contrary indication appears in a Finance Document;
(ii)	where a Finance Document requires the Agent or the Security Agent to act in a specified manner or to take a specified action;
(iii)

in respect of any provision which protects the Agent’s or the Security Agent’s own position in its personal capacity as opposed to its role of the Agent or the Security Agent for the Finance Parties including, without limitation, clauses 37.9 (No duty to account) to clause 37.14 (Exclusion of liability), clause 37.20 (Confidentiality) to clause 38.6 (Custodians and nominees) and clauses 38.9 (Acceptance of title) to 38.12 (Disapplication of Trustee Acts).

(e)

If giving effect to instructions given by any other Finance Party or group of Finance Parties would (in the Agent’s or (as the case may be) the Security Agent’s opinion) have an effect equivalent to an amendment or waiver which is subject to clause 51 (Amendments and waivers), the Agent or (as the case may be) the Security Agent shall not act in accordance with those instructions unless consent to it so acting is obtained from each Party (other than itself) whose consent would have been required in respect of that amendment or waiver.

(f)

The Agent or the Security Agent may refrain from acting in accordance with any instructions of any other Finance Party or group of Finance Parties or Sinosure until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability (together with any applicable VAT) which it may incur in complying with those instructions.

(g)

Without prejudice to the provisions of clause 39 (Enforcement of Transaction Security) and the remainder of this clause 37, in the absence of instructions, the Agent and the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

37.5	Legal or arbitration proceedings

Neither the Agent nor the Security Agent is not authorised to act on behalf of another Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document or Sinosure Insurance Policy. This clause 37.5 shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Transaction Security.

37.6	Duties of the Agent and the Security Agent

(a)	The Agent’s and the Security Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.
(b)	Subject to paragraph (c) below, the Agent or (as the case may be) the Security Agent shall promptly
(i)	(in the case of the Security Agent) forward to the Agent a copy of any document received by the Security Agent from any Obligor under any Finance Document; and
(ii)	forward to a Party the original or a copy of any document which is delivered to the Agent or (as the case may be) the Security Agent for that Party by any other Party.
(c)	Without prejudice to clause 35.9 (Copy of Transfer Certificate to Borrowers), paragraph (b) above shall not apply to any Transfer Certificate.
(d)

Except where a Finance Document specifically provides otherwise, neither the Agent nor the Security Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

Without prejudice to clause 40.12 (Notification of prescribed events), if the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties and Sinosure through the Sinosure Agent.

(f)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or an Arranger or the Security Agent for their own account) under this Agreement, it shall promptly notify the other Finance Parties and Sinosure through the Sinosure Agent.

(g)

The Agent and the Security Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

37.7	Role of the Arrangers

Except as specifically provided in the Finance Documents, the Arrangers have no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

37.8	No fiduciary duties

Nothing in any Finance Document constitutes the Agent, the Security Agent, the Sinosure Agent or any Arranger as a trustee or fiduciary of any other person except to the extent that the Security Agent acts as trustee for the other Finance Parties pursuant to clause 37.1(c) (Security Agent as trustee).

37.9	No duty to account

None of the Agent, the Security Agent, the Sinosure Agent, any Arranger or any Ancillary Lender shall be bound to account to any other Finance Party for any sum or the profit element of any sum received by it for its own account.

37.10	Business with the Group

The Security Agent, the Sinosure Agent, Arranger and each Ancillary Lender may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or their Affiliates.

37.11	Rights and discretions of the Agent and the Security Agent

(a)	The Agent and the Security Agent may:
(i)	rely on any representation, communication, notice or document believed by it to be genuine, correct and appropriately authorised;
(ii)	assume that:
(A)

any instructions received by it from the Majority Lenders, any Lenders or other Finance Parties or any group of Lenders or other Finance Parties are duly given in accordance with the terms of the Finance Documents;

(B)	unless it has received notice of revocation, that those instructions have not been revoked; and
(C)

in the case of the Security Agent, if it receives any instructions to act in relation to the Transaction Security, that all applicable conditions under the Finance Documents for so acting have been satisfied; and

(iii)	rely on a certificate from any person:
(A)	as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or
(B)	to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (A) above, may assume the truth and accuracy of that certificate.

(b)	The Agent and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent or (as the case may be) security trustee for the other Finance Parties) that:
(i)	no Default has occurred (unless (in the case of the Agent) it has actual knowledge of a Default arising under clause 33.1 (Non-payment));
(ii)	any right, power, authority or discretion vested in any Party or any group of Finance Parties has not been exercised; and
(iii)

any notice or request made by the Borrowers (other than (in the case of the Agent) a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)

Each of the Agent and the Security Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts.

(d)

Without prejudice to the generality of paragraph (c) above or paragraph (e) below each of the Agent and the Security Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to it (and so separate from any lawyers instructed by the Lenders or any other Finance Party) if it, in its reasonable opinion, deems this to be desirable.

(e)

Each of the Agent and the Security Agent may rely on the advice or services of any lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts (whether obtained by it or by any other Party) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.

(f)

The Agent, the Security Agent, any Receiver and any Delegate may act in relation to the Finance Documents, the Transaction Security and the Security Property through its officers, employees and agents and shall not:

(i)	be liable for any error of judgment made by any such person; or
(ii)	be bound to supervise, or be in any way responsible for any loss incurred by reason of misconduct, omission or default on the part, of any such person,

unless such error or such loss was directly caused by the Agent’s, the Security Agent’s, Receiver’s or Delegate’s gross negligence or wilful misconduct.

(g)

Unless any Finance Document expressly specifies otherwise, the Agent or the Security Agent may disclose to any other Party any information it reasonably believes it has received as agent or security trustee under this Agreement.

(h)

Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

(i)

Notwithstanding any provision of any Finance Document to the contrary, neither the Agent nor the Security Agent is obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(j)

Neither the Agent nor any Arranger shall be obliged to request any certificate, opinion or other information under clause 21 (Information undertakings) unless so required in writing by a Lender or any Hedging Provider, in which case the Agent shall promptly make the appropriate request of the Borrowers if such request would be in accordance with the terms of this Agreement.

37.12	Responsibility for documentation and other matters
(a)	None of the Agent, the Security Agent, any Arranger, any Ancillary Lender, any Receiver or any Delegate is responsible or liable for:
(i)

the adequacy, accuracy or completeness of any information (whether oral or written) supplied by the Agent, the Security Agent, any Arranger, an Ancillary Lender, an Obligor or any other person in or in connection with any Finance Document, any Sinosure Insurance Policy or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document and any Sinosure Insurance Policy;

(ii)

the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, any Sinosure Insurance Policy, the Transaction Security or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, any Sinosure Insurance Policy, the Transaction Security or the Security Property;

(iii)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents or the Sinosure Insurance Policies;
(iv)

(in the case of the Security Agent) any loss to the Security Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(v)	the failure of any Obligor or Sinosure or any other party to perform its obligations under any Transaction Document or any Sinosure Insurance Policy or the financial condition of any such person;
(vi)	(save as otherwise provided in this clause 37) taking or omitting to take any other action under or in relation to the Security Documents;
(vii)	failing to register any of the Security Documents or any Sinosure Insurance Policy in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;
(viii)	any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under any Finance Document; or
(ix)

any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise.

(b)

The Agent is not responsible or liable for the adequacy, accuracy or completeness of any Green Loan Information (whether oral or written) supplied by a Borrower, any Group Member, the External Reviewer or any other person in or in connection with any Green Loan Report and/or any Green Loan Provisions contemplated in this Agreement or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Facility.

37.13	No duty to monitor

Neither the Agent nor the Security Agent shall be bound to enquire:

(a)	whether or not any Default has occurred;
(b)	as to the performance, default or any breach by any Party or any Obligor of its obligations under any Finance Document; or
(c)	whether any other event specified in any Finance Document has occurred.
(d)	whether or not any Declassification Event, Green Loan or a Green Loan Compliance Certificate Inaccuracy has occurred; or
(e)	as to the performance, default or any breach by any Obligor of its obligations under any Green Loan Provision.
37.14	Exclusion of liability
(a)

Without limiting paragraph (b) below (and without prejudice to any other provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Ancillary Lender, any Receiver or Delegate), none of the Agent, the Security Agent, any Ancillary Lender, any Receiver nor any Delegate will be liable (including, without limitation, for negligence or any other category of liability whatsoever) for:

(i)

any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Security Property or any Sinosure Insurance Policy, unless directly caused by its gross negligence or wilful misconduct;

(ii)

exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Security Property, any Sinosure Insurance Policy or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document, any Sinosure Insurance Policy or the Security Property;

(iii)	any shortfall which arises on the enforcement or realisation of the Security Property; or
(iv)	without prejudice to the generality of paragraphs (i) to (iii) above, any damages, costs, losses, any diminution in value or any liability whatsoever arising as a result of:
(A)	any act, event or circumstance not reasonably within its control; or
(B)	the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Disruption Event), breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)

No Party (other than the Agent, the Security Agent, an Ancillary Lender, that Receiver or that Delegate (as applicable)) may take any proceedings against any officer, employee or agent of the Agent, the Security Agent, any Ancillary Lender, a Receiver or a Delegate in respect of any claim it might have against the Agent, the Security Agent, an Ancillary Lender, a Receiver or a Delegate or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Transaction Document, any Sinosure Insurance Policy or any Security Property and any officer, employee or agent of the Agent, the Security Agent, any Ancillary Lender, a Receiver or a Delegate may rely on this clause subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

(c)

Neither of the Agent or the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in any Finance Document shall oblige the Agent the Security Agent, or any Arranger to carry out
(i)	any “know your customer” or other checks in relation to any person; or
(ii)	any check on the extent to which any transaction contemplated by any of the Finance Documents might be unlawful for any Finance Party or for any Affiliate of any Finance Party,

on behalf of any other Finance Party and each other Finance Party confirms to the Agent, the Security Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Security Agent or any Arranger.

(e)

Without prejudice to any provision of any Finance Document excluding or limiting the liability of the Agent, the Security Agent, any Receiver or any Delegate, any liability of the Agent, the Security Agent, any Receiver or any Delegate arising under or in connection with any Finance Document or the Security Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent, the Security Agent, Receiver or Delegate (as the case may be) or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent, the Security Agent, Receiver or Delegate (as the case may be) at any time which increase the amount of that loss. In no event shall the Agent, the Security Agent, any Receiver or any Delegate be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent, the Security Agent, Receiver or Delegate (as the case may be) has been advised of the possibility of such loss or damages.

(f)

The Agent is not acting in an advisory capacity to any person in respect of the GLP nor will the Agent be obliged to verify whether any Facility will comply with the GLP on behalf of any of the Finance Parties or Sinosure and each Finance Party and Sinosure is solely responsible at all times for making its own independent appraisal of, and analysis in relation to, each Green Asset Criteria, the Green Loan Information and any other Green Loan Provision of this Agreement.

37.15	Lenders’ indemnity to the Agent and others
(a)

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their being reduced to zero) indemnify the Agent, the Security Agent, every Receiver and every Delegate, within three Business Days of demand, against any Losses (including, without limitation, for negligence or any other category of liability whatsoever) incurred by any of them (otherwise than by reason of the relevant Agent’s, Security Agent’s Receiver’s or Delegate’s gross negligence or wilful misconduct) (or, in the circumstances contemplated pursuant to clause 45.10 (Disruption to payment systems etc.), notwithstanding the Agent’s negligence, gross negligence, or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent, Security Agent, Receiver or Delegate under, or exercising any authority conferred under, the Finance Documents and, to the extent applicable, the Sinosure Insurance Policies (unless the relevant Agent, Security Agent, Receiver or Delegate has been reimbursed by an Obligor pursuant to a Finance Document).

(b)

Subject to paragraph (c) below, the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent or the Security Agent or any Receiver or Delegate pursuant to paragraph (a) above.

(c)

Paragraph (b) above shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent or the Security Agent to an Obligor.

37.16	Resignation of the Agent or the Security Agent
(a)	The Agent or the Security Agent may resign and appoint one of its Affiliates as successor by giving notice to the other Finance Parties, the Sinosure Agent and the Borrowers.
(b)	Alternatively, the Agent or the Security Agent may resign by giving 30 days’ notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders may appoint a successor Agent.
(c)

If the Majority Lenders have not appointed a successor Agent or Security Agent in accordance with paragraph (b) above within 20 days after notice of resignation was given, the retiring Agent or Security Agent (after consultation with (in the case of the Agent) the Borrowers) or (in the case of the Security Agent) the Agent may appoint a successor Agent or Security Agent.

(d)

If the Agent or the Security Agent wishes to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent or trustee and the Agent or the Security Agent is entitled to appoint a successor Agent or (as the case may be) the Security Agent under paragraph (c) above, the Agent or (as the case may be) the Security Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent or (as the case may be) the Security Agent to become a party to this Agreement as Agent or (as the case may be) the Security Agent)

agree with the proposed successor Agent or (as the case may be) the Security Agent amendments to this clause 37 and any other term of this Agreement dealing with the rights or obligations of the Agent or (as the case may be) the Security Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the fee payable to it in its capacity as Agent or (as the case may be) the Security Agent under this Agreement which are consistent with the successor Agent’s or (as the case may be) the Security Agent’s normal fee rates and those amendments will bind the Parties.

(e)

The retiring Agent or the retiring Security Agent, shall make available to the successor Agent or Security Agent such documents and records and provide such assistance as the successor Agent or Security Agent may reasonably request for the purposes of performing its functions as Agent or (as the case may be) the Security Agent under the Finance Documents. The Borrowers shall, within three Business Days of demand, reimburse the retiring Agent or (as the case may be) the Security Agent for the amount of all costs and expenses (including legal fees) (together with any applicable VAT) properly incurred by it in making available such documents and records and providing such assistance.

(f)	The Agent’s or Security Agent’s resignation notice shall only take effect upon:
(i)	the appointment of a successor; and
(ii)

(in the case of the Security Agent) the transfer or assignment of all the Transaction Security and the other Security Property to that successor and any appropriate filings or registrations, any notices of transfer or assignment and the payment of any fees or duties related to such transfer or assignment which the Security Agent considers necessary or advisable have been duly completed.

(g)

Upon the appointment of a successor, the retiring Agent or Security Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) of clause 38.10 (Winding up of trust) and paragraph (e) above) but shall remain entitled to the benefit of clauses 16.4 (Indemnity to the Agent, the Security Agent, the Sinosure Agent and Sinosure) and 16.5 (Indemnity concerning security) and this clause 37 (and any agency or other fees for the account of the retiring Agent or the Security Agent in its capacity as such shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that successor had been an original Party.

(h)

The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)

the Agent fails to respond to a request under clause 14.8 (FATCA Information) and the Borrowers or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)

the information supplied by the Agent pursuant to clause 14.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) the Borrowers or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Borrowers or that Lender, by notice to the Agent, requires it to resign.

37.17	Replacement of the Agent

(a)	After consultation with the Borrowers, the Majority Lenders may, by giving 30 days’ notice to the Agent replace the Agent by appointing a successor Agent.
(b)

The retiring Agent shall (at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (b) above) but shall remain entitled to the benefit of clauses 16.4 (Indemnity to the Agent, the Security Agent, the Sinosure Agent and Sinosure) and this clause 37 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.
(e)	Paragraph (f) of clause 37.16 (Resignation of the Agent or the Security Agent) shall apply to any replacement of the Agent under this clause 37.17.
37.18	Replacement of the Security Agent
(a)

The Majority Lenders may, by notice to the Security Agent, require the Security Agent to resign in accordance with paragraph (b) of clause 37.16 (Resignation of the Agent or the Security Agent). In this event, the Security Agent shall resign in accordance with that paragraph but the cost referred to in paragraph (a) of clause 37.16 (Resignation of the Agent or the Security Agent) shall be for the account of the Borrowers.

(b)

Any person appointed and replacing the Security Agent (or a successor Security Agent) shall automatically act as agent and representative (Da: fuldmægtig og repræsentant) in accordance with section 18(1), cf. section 1(2), of the Danish Capital Markets Act and be entitled to exercise all rights and remedies under and in accordance with this Agreement in its own name or in the name of any of the Finance Parties.

37.19	Information from the Finance Parties

Each Finance Party shall supply the Agent or the Security Agent with any information that the Agent or (as the case may be) the Security Agent may reasonably specify as being necessary or desirable to enable the Agent or (as the case may be) the Security Agent to perform its functions as Agent or (as the case may be) the Security Agent.

37.20	Confidentiality
(a)

In acting as agent or trustee for the Finance Parties, the Agent or (as the case may be) the Security Agent shall be regarded as acting through its agency, trustee or other division or department directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions or departments.

(b)

If information is received by another division or department of the Agent or (as the case may be) the Security Agent, it may be treated as confidential to that division or department and the Agent or (as the case may be) the Security Agent shall not be deemed to have notice of it.

(c)

Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to disclose to any other person (i) any confidential information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

37.21	Agent’s relationship with the Lenders and Hedging Providers
(a)

The Agent may treat the person shown in its records as Lender or as a Hedging Provider at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender or (as the case may be) as a Hedging Provider acting through its Facility Office:

(i)	entitled to or liable for any payment due under any Finance Document on that day; and
(ii)	entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender or (as the case may be) as a Hedging Provider to the contrary in accordance with the terms of this Agreement.

(b)

Any Lender or Hedging Provider may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender or (as the case may be) Hedging Provider under the Finance Documents. Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under clause 47.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer (or such other information) by that Lender or (as the case may be) Hedging Provider for the purposes of clause 47.2 (Addresses) and clause 47.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender or (as the case may be) Hedging Provider.

37.22	Information from the Finance Parties

Each Finance Party shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent to perform its functions as Agent.

37.23	Credit appraisal by the Finance Parties and Ancillary Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each other Finance Party and Ancillary Lender confirms to the Agent, the Security Agent, the Arrangers and each Ancillary Lender that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each Obligor and other Group Members and Sinosure;
(b)

the legality, validity, effectiveness, adequacy or enforceability of any Transaction Document, any Sinosure Insurance Policy, the Transaction Security, the Security Property and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document, the Transaction Security or the Security Property or any Sinosure Insurance Policy;

(c)	the application of any Basel Regulation to the transactions contemplated by the Finance Documents or any Sinosure Insurance Policy;
(d)	whether that Finance Party or Ancillary Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document or any Sinosure Insurance Policy, the Transaction Security, the Security Property, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document, the Transaction Security or the Security Property;

(e)

the adequacy, accuracy or completeness of any information provided by the Agent, the Security Agent, the Arrangers or any other Party or by any other person under or in connection with, the transactions contemplated by any Transaction Document, any Sinosure Insurance Policy or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Transaction Document or any Sinosure Insurance Policy; and

(f)

the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of any of the Transaction Security or the existence of any Security Interest affecting the Charged Property.

37.24	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

37.25	Reliance and engagement letters

Each of the Agent, the Security Agent and the Arrangers may enter into any reliance letter or engagement letter relating to any valuations, reports, opinions or letters or advice or assistance provided by lawyers, accountants, tax advisers, insurance consultants, vessel managers, valuers, surveyors or other professional advisers or experts in connection with the Transaction Documents or the transactions contemplated in the Finance Documents on such terms as it may consider appropriate (including, without limitation, restrictions on the lawyer’s, accountant’s, tax adviser’s, insurance consultant’s, vessel manager’s, valuer’s, surveyor’s or other professional adviser’s or expert’s liability and the extent to which their valuations, reports, opinions or letters may be relied on or disclosed).

37.26	Amounts paid in error
(a)

If the Agent or the Security Agent pays an amount to another Party and the Agent or (as the case may be) the Security Agent notifies that Party that such payment was an Erroneous Payment then the Party to whom that amount was paid by the Agent shall on demand refund the same to the Agent or (as the case may be) the Security Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent or (as the case may be) the Security Agent to reflect its cost of funds.

(b)	Neither:
(i)	the obligations of any Party to the Agent or the Security Agent; nor
(ii)	the remedies of the Agent or the Security Agent,

(whether arising under this clause 37.26 or otherwise) which relate to an Erroneous Payment will be affected by any act, omission, matter or thing (including, without limitation, any obligation pursuant to which an Erroneous Payment is made) which, but for this paragraph (b), would reduce, release, preclude or prejudice any such obligation or remedy (whether or not known by the Agent or (as the case may be) the Security Agent or any other Party).

(c)

All payments to be made by a Party to the Agent or Security Agent (whether made pursuant to this clause 37.26 or otherwise) which relate to an Erroneous Payment shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

(d)

In this Agreement, "Erroneous Payment" means a payment of an amount by the Agent or the Security Agent to another Party which the Agent or (as the case may be) the Security Agent determines (in its sole discretion) was made in error.

38	Trust and security matters
38.1	Undertaking to pay
(a)

Each Obligor who is a Party undertakes with the Security Agent as trustee for the Finance Parties that it will, on demand by the Security Agent, pay to the Agent as trustee for the Finance Parties all money from time to time owing to the other Finance Parties (in addition to paying any money owing under the Finance Documents to the Security Agent for its own account), and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

(b)

Each payment which such an Obligor makes to another Finance Party in accordance with any Finance Document shall, to the extent of the amount of that payment, satisfy that Obligor’s corresponding obligation under paragraph (a) above to make that payment to the Security Agent.

38.2	Parallel debt
(a)	Additional definitions:

In this clause:

Corresponding Debt means any amount, other than any Parallel Debt, which an Obligor owes from time to time to a Finance Party under or in connection with the Finance Documents.

Parallel Debt means any amount which an Obligor owes to the Security Agent under clause 38.2(b) below or under that clause as incorporated by reference or in full in any other Finance Document.

(b)	Each Obligor irrevocably and unconditionally undertakes to pay to the Security Agent its Parallel Debt which shall be amounts equal to, and in the currency or currencies of, its Corresponding Debt.
(c)	The Parallel Debt of an Obligor:
(i)	shall become due and payable at the same time as its Corresponding Debt; and
(ii)	is independent and separate from, and without prejudice to, its Corresponding Debt.
(d)	For the purposes of this clause 38.2, the Security Agent:
(i)	is the independent and separate creditor of each Parallel Debt;
(ii)	acts in its own name and not as agent, representative or trustee of the Finance Parties and its claims in respect of each Parallel Debt shall not be held on trust; and
(iii)

shall have the independent and separate right to demand payment of each Parallel Debt in its own name (including, without limitation, through any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in any kind of insolvency proceeding).

(e)

Other than as set out in clause 38.2(f) below, the undertaking to pay Parallel Debt shall not limit or affect the existence of the Corresponding Debt, for which the Finance Parties shall have an independent right to demand performance.

(f)

The rights of the Finance Parties to receive payment of the Corresponding Debt are several from the rights of the Security Agent to receive payment of the Parallel Debt, provided that the Parallel Debt of an Obligor shall be:

(i)	decreased to the extent that its Corresponding Debt has been irrevocably and unconditionally paid or discharged; and
(ii)	increased to the extent that its Corresponding Debt has increased,

and the Corresponding Debt of an Obligor shall be:

(A)	decreased to the extent that its Parallel Debt has been irrevocably and unconditionally paid or discharged; and
(B)	increased to the extent that its Parallel Debt has increased,

in each case provided that the Parallel Debt of an Obligor shall never exceed its Corresponding Debt.

(g)

All amounts received or recovered by the Security Agent in connection with this clause 38.2 to the extent permitted by applicable law, shall be applied in accordance with clause 40.1 (Order of application).

(h)	This clause 38.2 shall apply, with any necessary modifications, to each Finance Document.
38.3	No responsibility to perfect Transaction Security

The Security Agent shall not be liable for any failure to:

(a)	ascertain whether all deeds and documents which should have been deposited with it under or pursuant to any of the Security Documents have been so deposited;
(b)	require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;
(c)	obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Transaction Security;
(d)

register, file or record or otherwise protect any of the Transaction Security (or the priority of any of the Transaction Security) under any law or regulation or to give notice to any person of the execution of any Finance Document or of the Transaction Security;

(e)

take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Transaction Security effective or to secure the creation of any ancillary Security Interest under any law or regulation; or

(f)	require any further assurance in relation to any Security Document.
38.4	Insurance by Security Agent
(a)	The Security Agent shall not be obliged:
(i)	to insure any of the Charged Property;

(ii)	to require any other person to maintain any insurance; or
(iii)	to verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or losses to any person as a result of the lack of, or inadequacy of, any such insurance.

(b)

Where the Security Agent is named on any insurance policy as an insured party, it shall not be liable for any damages, costs or losses to any person as a result of its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent requests it to do so in writing and the Security Agent fails to do so within fourteen days after receipt of that request.

38.5	Common parties

Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the other Finance Parties and (as appropriate) security agent and trustee for all of the other Finance Parties. Where any Finance Document provides for an Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

38.6	Custodians and nominees

The Security Agent may appoint and pay any person to act as a custodian or nominee on any terms in relation to any asset of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person.

38.7	Delegation by the Security Agent
(a)

Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)

That delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, that Receiver or that Delegate (as the case may be) may, in its discretion, think fit in the interests of the Finance Parties.

(c)

No Security Agent, Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate.

38.8	Additional trustees
(a)	The Security Agent may at any time appoint (and subsequently remove) any person to act as a separate trustee or as a co-trustee jointly with it:
(i)	if it considers that appointment to be in the interests of the Finance Parties;
(ii)	for the purposes of conforming to any legal requirement, restriction or condition which the Security Agent deems to be relevant; or
(iii)	for obtaining or enforcing any judgment in any jurisdiction,

and the Security Agent shall give prior notice to the Borrowers and the Finance Parties of that appointment.

(b)

Any person so appointed shall have the rights, powers, authorities and discretions (not exceeding those given to the Security Agent under or in connection with the Finance Documents) and the duties, obligations and responsibilities that are given or imposed by the instrument of appointment.

(c)

The remuneration that the Security Agent may pay to that person, and any costs and expenses (together with any applicable VAT) incurred by that person in performing its functions pursuant to that appointment shall, for the purposes of this Agreement, be treated as costs and expenses incurred by the Security Agent.

(d)

At the request of the Security Agent, the other Parties shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such Party irrevocably authorises the Security Agent in its name and on its behalf to do the same.

(e)	Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent.
(f)

The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Agent shall have exercised reasonable care in the selection of such person.

38.9	Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

38.10	Winding up of trust

If the Security Agent, with the approval of the Agent, determines that:

(a)	all of the Secured Obligations and all other obligations secured by the Security Documents have been fully and finally discharged; and
(b)	no Finance Party is under any commitment, obligation or liability (actual or contingent) to make advances or provide other financial accommodation to any Obligor pursuant to the Finance Documents,

then:

(i)

the trusts set out in this Agreement shall be wound up and the Security Agent shall release, without recourse or warranty, all of the Transaction Security and the rights of the Agent under each of the Security Documents; and

(ii)

any Security Agent which has resigned pursuant to clause 37.16 (Resignation of the Agent or the Security Agent) shall release, without recourse or warranty, all of its rights under each Security Document.

38.11	Powers supplemental to Trustee Acts

The rights, powers, authorities and discretions given to the Security Agent under or in connection with the Finance Documents shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by law or regulation or otherwise.

38.12	Disapplication of Trustee Acts

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent permitted by law and regulation, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

38.13	Role of the Sinosure Agent
(a)

Each of the Lenders, the Agent and the Security Agent appoints the Sinosure Agent to act as its Agent for the purposes of dealing with Sinosure in respect of the Sinosure Insurance Policies and the Sinosure Agent accepts the appointment on and subject to the terms of this clause 38.13.

(b)	The Sinosure Agent's duties under the Finance Documents are solely mechanical and administrative in nature.
(c)

The Sinosure Agent shall promptly forward to the Agent the original or a copy of any document which is delivered to the Sinosure Agent for another Party and shall promptly forward to Sinosure (in accordance with the provision of the Sinosure Insurance Policies) the original or a copy of any document which is delivered to the Sinosure Agent by any other Party.

(d)

Except where a Finance Document specifically provides otherwise, the Sinosure Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)

Clauses 37.11(f), 37.11(g) and 37.11(i) (Rights and discretions of the Agent and the Security Agent), 37.12 (Responsibility for documentation and other matters), clause 37.13 (No duty to monitor), 37.14 (Exclusion of liability), 37.16 (Resignation of the Agent or the Security Agent), 37.20 (Confidentiality), 37.21 (Agent’s relationship with the Lenders and Hedging Providers), 37.23 (Credit appraisal by the Finance Parties and Ancillary Lenders) and 37.24 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Sinosure Agent in its capacity as such and for that purpose each reference to the "Agent" in these clauses shall extend to include in addition a reference to the "Sinosure Agent" in its capacity as such, provided, that any change, substitution or resignation of the Sinosure Agent shall be subject to any consent requirement pursuant to the Sinosure Insurance Policies.

(f)	All communication between the Finance Parties and Sinosure shall be carried out exclusively through the Sinosure Agent.
(g)	Each Lender shall deal with the Sinosure Agent exclusively through the Agent and shall not deal directly with the Sinosure Agent.
38.14	Sinosure Insurance Policies

Each Lender represents and warrants to the Sinosure Agent that, to the best of its knowledge, with effect from the date it receives each Sinosure Insurance Policy, (i) it has reviewed such Sinosure Insurance Policy and is aware of the provisions thereof, (ii) any representations and warranties made by the Sinosure Agent on behalf of each Lender under the such Sinosure Insurance Policy are true and correct with respect to such Lender in all respects, and (iii) no information provided by such Lender in writing to the Sinosure Agent or to Sinosure prior to the date hereof was incomplete, untrue or incorrect in any respect except to the extent that such Lender, in the exercise of reasonable care and due diligence prior to the giving of the information, could not have discovered the error or omission. Each Lender, to the best of its knowledge, represents and warrants to the Sinosure Agent that it has not taken (or failed to take), and agrees with the Sinosure Agent that it shall not take (or fail to take), any action that would result in the Sinosure Agent being in breach of any of its obligations in its capacity as Sinosure Agent under the Sinosure Insurance Policies or the Finance Documents, or result in any of Lenders being in breach of any of their respective obligations as insured parties, under a Sinosure Insurance Policy, or which would otherwise prejudice the Sinosure Agent's ability to make a claim on behalf of the Lenders under a Sinosure Insurance Policy.

38.15	Sinosure Agent actions
(a)

Without prejudice to paragraph (b) below, the Sinosure Agent agrees to take such actions under the Sinosure Insurance Policies (including with respect to any amendment, modification or supplement to a Sinosure Insurance Policy) as may be directed on the unanimous instructions of the Lenders from time to time; provided that, anything herein or in a Sinosure Insurance Policy to the contrary notwithstanding, the Sinosure Agent shall not be obliged to take any such action or to expend or risk its own funds or otherwise incur any liability in the performance of any of its duties or the exercise of any of its rights or powers hereunder or thereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it or if such action would be contrary to applicable law.

(b)

The Sinosure Agent shall, if instructed to do so by any Lender (and in its capacity as Sinosure Agent under the Sinosure Insurance Policy), submit a claim and/or a demand for payment under the Sinosure Insurance Policy as soon as reasonably practicable following the receipt of instructions to do so by any Lender. Such claim and/or demand for payment shall be submitted on behalf of all the Lenders but, for the avoidance of doubt, each Lender may independently instruct the Sinosure Agent to make such claim and/or demand for payment and the Sinosure Agent shall not require the consent of any other Lender to make such claim and/or demand for payment.

(c)

Following any instructions received by the Sinosure Agent from a Lender pursuant to paragraph (b) above, the Sinosure Agent shall, as soon as reasonably practicable thereafter, notify the Agent (and the Agent shall notify the Lenders) of the receipt of such instructions.

38.16	Examination of documents by the Agent and the Sinosure Agent

Without prejudice to the obligations of the Sinosure Agent under the Sinosure Insurance Policy, the Borrowers and each Lender hereby unconditionally and irrevocably agree that the Agent’s and the Sinosure Agent's responsibility for the examination of any Finance Document, the Sinosure Insurance Policy or any other document received with respect thereto shall be limited to ascertaining that such document appears on its face (or, if any such document is not only in English, the English translation or version of which appears on its face) to be in accordance with its description.

For the purposes of this clause 38.16, appearing on its face has the meaning given to that term in the latest version of the Uniform Customs Practice for Documentary Credits of the International Chamber of Commerce.

39	Enforcement of Transaction Security
39.1	Enforcement Instructions
(a)	The Security Agent may refrain from enforcing the Transaction Security unless instructed otherwise by the Majority Lenders.
(b)

Subject to the Transaction Security having become enforceable in accordance with its terms, the Majority Lenders may give or refrain from giving instructions to the Security Agent to enforce or refrain from enforcing the Transaction Security as they see fit.

(c)	The Agent is entitled to rely on and comply with instructions given in accordance with this clause 39.1.

39.2	Manner of enforcement

If the Transaction Security is being enforced pursuant to clause 39.1 (Enforcement Instructions), the Security Agent shall enforce the Transaction Security in such manner as the Majority Lenders shall instruct or, in the absence of any such instructions, as the Security Agent considers in its discretion to be appropriate.

39.3	Waiver of rights

To the extent permitted under applicable law and subject to clause 39.1 (Enforcement Instructions), clause 39.2 (Manner of enforcement) and clause 40 (Application of Proceeds), each of the Finance Parties and the Obligors waives all rights it may otherwise have to require that the Transaction Security be enforced in any particular order or manner or at any particular time or that any amount received or recovered from any person, or by virtue of the enforcement of any of the Transaction Security or of any other security interest, which is capable of being applied in or towards discharge of any of the Secured Obligations is so applied.

39.4	Enforcement through Security Agent only
(a)

The other Finance Parties shall not have any independent power to enforce, or have recourse to, any of the Transaction Security or to exercise any right, power, authority or discretion arising or to grant any consents or releases under the Security Documents except through the Security Agent (or, if applicable, on the instructions of Sinosure) or as required and permitted by this clause 39.4.

(b)	Where a Finance Party (other than the Security Agent) is a party to a Security Document that Finance Party shall:
(i)

promptly take such action as the Security Agent may reasonably require (acting on the instructions of the Agent) to enforce, or have recourse to, any of the Transaction Security constituted by such Security Document or, for such purposes, to exercise any right, power, authority or discretion arising or to grant any consents or releases under such Security Document or (subject to clause 51.6 (Releases)) to release, reassign and/or discharge any such Transaction Security or any guarantee or other obligations under any such Security Document; and

(ii)	not take any such action except as so required or (in the case of a release) for a release which is expressly permitted or required by the Finance Documents.
(c)

Each Finance Party (other than the Security Agent) which is party to a Security Document shall, promptly upon being requested by the Security Agent to do so, grant a power of attorney or other sufficient authority to the Security Agent or its legal advisers to enable the Security Agent or such legal advisers to enforce or have recourse in the name of such Finance Party to the relevant Transaction Security constituted by such Security Document or to exercise any such right, power, authority or discretion or to grant any such consent or release under such Security Document or to release, reassign and/or discharge any such Transaction Security on behalf of such Finance Party.

40	Application of proceeds
40.1	Order of application

All amounts from time to time received or recovered by the Security Agent pursuant to the terms of any Finance Document or in connection with the realisation or enforcement of all or any part of the Transaction Security (other than any amounts received under a Sinosure Insurance Policy, which are for the account of the Lenders as specified therein) (for the purposes of this clause 40, the Recoveries) shall be held by the Security Agent on trust to apply them at any time as the Security Agent (in its discretion) sees fit, to the extent permitted by applicable law (and subject to the provisions of this clause 40), in the following order of priority:

(a)	in discharging any sums owing to the Security Agent (other than pursuant to clause 38.1 (Undertaking to pay) or clause 38.2 (Parallel debt)), any Receiver or any Delegate;
(b)

in discharging all costs and expenses incurred by any Finance Party (except any Hedging Provider or any Ancillary Lender) in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

(c)	in payment or distribution to the Agent on its own behalf and on behalf of the other Finance Parties and Sinosure for application in accordance with clause 45.5 (Partial payments);
(d)

in discharging all costs and expenses incurred by any Hedging Provider or any Ancillary Lender pro rata in connection with any realisation or enforcement of the Transaction Security taken in accordance with the terms of this Agreement;

(e)

if none of the Obligors is under any further actual or contingent liability under any Finance Document, in payment or distribution to any person to whom the Security Agent is obliged to pay or distribute in priority to any Obligor; and

(f)	the balance, if any, in payment or distribution to the relevant Obligor.

The foregoing shall be without prejudice to any payment waterfall provisions set forth in a Sinosure Insurance Policy in respect of the proceeds of such Sinosure Insurance Policy, which shall govern the payment by Sinosure of the proceeds of that Sinosure Insurance Policy and the sharing of such proceeds by the Lenders.

40.2	Security proceeds realised by other Finance Parties

Where a Finance Party (other than the Security Agent) is a party to a Security Document and that Finance Party receives or recovers any amounts pursuant to the terms of that Security Document or in connection with the realisation or enforcement of all or any part of the Transaction Security which is the subject of that Security Document then, subject to the terms of that Security Document and to the extent permitted by applicable law, such Finance Party shall account to the Security Agent for those amounts and the Security Agent shall apply them in accordance with clause 40.1 (Order of application) as if they were Recoveries for the purposes of such clause or (if so directed by the Security Agent) shall apply those amounts in accordance with clause 40.1 (Order of application).

40.3	Investment of cash proceeds

Prior to the application of any Recoveries in accordance with clause 40.1 (Order of Application) the Security Agent may, in its discretion, hold:

(a)	all or part of any Recoveries which are in the form of cash; and
(b)	any cash which is generated by holding, managing, exploiting, collecting, realising or disposing of any proceeds of the Security Property which are not in the form of cash in one or more interest bearing suspense or impersonal accounts in the name of the Security Agent with such financial institution (including itself) and for so long as the Security Agent shall think fit (the interest being credited to the relevant account) pending the application from time to time of those moneys in the Security Agent’s discretion in accordance with the provisions of this clause 40.

40.4	Currency conversion
(a)	For the purpose of, or pending the discharge of, any of the Secured Obligations the Security Agent may:
(i)	convert any moneys received or recovered by the Security Agent from one currency to another; and

(ii)	notionally convert the valuation provided in any opinion or valuation from one currency to another,

in each case at the Security Agent’s spot rate of exchange for the purchase of that other currency with the currency in which the relevant moneys are received or recovered or the valuation is provided in the London foreign exchange market at or about 11:00 am (London time) on a particular day.

(b)	The obligations of any Obligor to pay in the due currency shall only be satisfied:
(i)	in the case of paragraph (a)(i) above, to the extent of the amount of the due currency purchased after deducting the costs of conversion; and
(ii)	in the case of paragraph (a)(ii) above, to the extent of the amount of the due currency which results from the notional conversion referred to in that paragraph.
40.5	Permitted Deductions

The Agent shall be entitled, in its discretion, (a) to set aside by way of reserve amounts required to meet and (b) to make and pay, any deductions and withholdings (on account of Taxes or otherwise) which it is or may be required by any law or regulation to make from any distribution or payment made by it under this Agreement, and to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties or exercising its rights, powers, authorities and discretions, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

40.6	Good discharge
(a)	Any distribution or payment to be made in respect of the Secured Obligations by the Security Agent may be made to the Agent on behalf of the Finance Parties.
(b)	Any distribution or payment made as described in paragraph (a) above shall be a good discharge, to the extent of that payment or distribution, the Security Agent to the extent of that payment.
(c)

The Security Agent is under no obligation to make the payments to the Agent under paragraph (a) above in the same currency as that in which the Secured Obligations owing to the relevant Finance Party are denominated pursuant to the relevant Finance Document.

40.7	Calculation of amounts

For the purpose of calculating any person’s share of any amount payable to or by it, the Agent shall be entitled to:

(a)

notionally convert the Secured Obligations owed to any person into a common base currency (decided in its discretion by the Security Agent), that notional conversion to be made at the spot rate at which the Security Agent is able to purchase the notional base currency with the actual currency of the Secured Obligations owed to that person at the time at which that calculation is to be made; and

(b)

assume that all amounts received or recovered as a result of the enforcement or realisation of the Security Property are applied in discharge of the Secured Obligations in accordance with the terms of the Finance Documents under which those Secured Obligations have arisen.

40.8	Release to facilitate enforcement and realisation
(a)	Each Finance Party acknowledges that, for the purpose of any enforcement action by the Security Agent or a Receiver and/or maximising or facilitating the realisation of the Charged

Property, it may be desirable that certain rights or claims against an Obligor and/or under certain of the Transaction Security, be released.

(b)

Each other Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases to the extent necessary to effect such enforcement action and/or realisation including, to the extent necessary for such purpose, to execute release documents in the name of and on behalf of the other Finance Parties.

(c)

Where the relevant enforcement is by way of disposal of shares in an Owner, the requisite release may include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against such Owner and of all Security Interests over its assets.

40.9	Dealings with Security Agent

Each Finance Party shall deal with the Security Agent exclusively through the Agent.

40.10	Agent’s dealings with Hedging Provider

The Agent shall not be under any obligation to act as agent or otherwise on behalf of any Hedging Provider except as expressly provided for in, and for the purposes of, this Agreement.

40.11	Disclosure between Finance Parties and Security Agent

Notwithstanding any agreement to the contrary, each of the Obligors consents, until the end of the Facility Period, to the disclosure by any Finance Party to each other (whether or not through the Agent or the Security Agent) of such information concerning the Obligors as any Finance Party shall see fit.

40.12	Notification of prescribed events
(a)	If an Event of Default or Default either occurs or ceases to be continuing, the Agent shall, upon becoming aware of that occurrence or cessation, notify the Security Agent.
(b)	If the Security Agent enforces, or takes formal steps to enforce, any of the Transaction Security it shall notify each other Finance Party of that action.
(c)

If any Finance Party exercises any right it may have to enforce, or to take formal steps to enforce, any of the Transaction Security it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify each other Finance Party of that action.

(d)

If an Obligor defaults on any payment due under a Hedging Contract, the Hedging Provider which is party to that Hedging Contract shall, upon becoming aware of that default, notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Agent.

(e)

If a Hedging Provider terminates or closes-out, in whole or in part, any Hedging Transaction under any Hedging Contract it shall notify the Security Agent and the Security Agent shall, upon receiving that notification, notify the Agent.

41	Reference Banks
41.1	Role of Reference Banks
(a)	No Reference Bank is under any obligation to provide a quotation or any other information to the Agent.
(b)

No Reference Bank will be liable for any action taken by it under or in connection with any Finance Document, or for any Reference Bank Quotation, unless directly caused by its gross negligence or wilful misconduct.

(c)

No Party (other than the relevant Reference Bank) may take any proceedings against any officer, employee or agent of any Reference Bank in respect of any claim it might have against that Reference Bank or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document, or to any Reference Bank Quotation, and any officer, employee or agent of each Reference Bank may rely on this clause 41 subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

41.2	Third party Reference Banks

A Reference Bank which is not a Party may rely on clause 41 (Role of Reference Banks), paragraph (c) of clause 51.3 (Other exceptions) and clause 53 (Confidentiality of Funding Rates and Reference Bank Quotations) subject to clause 1.4 (Third party rights) and the provisions of the Third Parties Act.

42	Finance Parties tax affairs

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;
(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or
(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.
43	Finance Parties acting together
43.1	Finance Parties acting together
(a)

Notwithstanding clause 2.2 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 33.21 (Acceleration) or notifies the other Finance Parties that it considers it is entitled to make such a declaration, the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrowers and any Group Members and generally administer the Facility in accordance with the wishes of the Majority Lenders. All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

(b)	Paragraph (a) above shall not override clause 37 (Roles of Agent, Security Agent, Sinosure Agent and Arranger) as it applies to the Security Agent.
43.2	Conflict and Sinosure Insurance Policy override

Without limiting in any manner the rights of the Lenders under the Facility, and subject and without prejudice to any amendments, consents or waivers as may be given, consented or agreed to by the Agent which are contrary to or inconsistent with any vote exercised by the Lenders (acting on the instructions of Sinosure):

(a)

in case of any conflict between the Finance Documents and any Sinosure Insurance Policy, such Sinosure Insurance Policy shall, as between the Lenders and Sinosure, prevail, and to the extent of such conflict or inconsistency, none of the Lenders or the Sinosure Agent shall assert to Sinosure, the terms of the relevant Finance Documents;

(b)

nothing in this Agreement or any Finance Document shall permit or oblige any Lender or the Sinosure Agent to act (or omit to act) in a manner that is inconsistent with any requirement of Sinosure under or in connection with any Sinosure Insurance Policy;

(c)

each Lender and the Sinosure Agent shall be authorised to take all such actions as it may consider necessary to ensure that all requirements of Sinosure under or in connection with any Sinosure Insurance Policy are complied with;

(d)	no Finance Party or the Sinosure Agent shall be obliged to do anything if, in its opinion, to do so could:
(i)	result in a breach of any requirement of Sinosure under or in connection with any Sinosure Insurance Policy; and/or
(ii)	affect the validity of any Sinosure Insurance Policy; and/or
(iii)	otherwise result in a Sinosure Mandatory Prepayment Event; and
(e)	nothing in this clause 43.2 shall affect the obligations of any Obligor under the Finance Documents.
43.3	Prior consultation with Sinosure
(a)	The Borrowers acknowledge that the Agent may, under the terms of a Sinosure Insurance Policy, be required:
(i)

to consult with the Sinosure Agent (who shall in turn consult with Sinosure), prior to the exercise of decisions under the Finance Documents (including the exercise of such voting rights in relation to any substantial amendment to any Finance Document); and

(ii)	to follow certain instructions given by the Sinosure Agent (acting on the instructions of Sinosure), subject to clause 43 (Finance Parties acting together).
(b)

Each Finance Party will be deemed to have acted reasonably if it has acted on the instructions of the Agent (given by the Sinosure Agent (acting on the instructions of Sinosure) to the Agent in accordance with the terms of the Sinosure Insurance Policies) in the making of any such decision or the taking or refraining from taking any action under any Finance Document to which it is a party.

44	Sharing among the Finance Parties
44.1	Payments to Finance Parties
(a)

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 45 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(i)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;
(ii)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 45 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(iii)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 45.5 (Partial payments),

but taking into account, for the avoidance of doubt, that any amounts paid under a Sinosure Insurance Policy are for the account of the Lenders as specified in that Sinosure Insurance Policy.

(b)	Paragraph (a) above shall not apply to any amount received or recovered by an Ancillary Lender in respect of any cash cover provided for the benefit of that Ancillary Lender.
44.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 45.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

44.3	Recovering Finance Party’s rights

On a distribution by the Agent under clause 44.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor (but not from Sinosure), as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

44.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)	as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.
44.5	Exceptions
(a)

This clause 44 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings;
(ii)	the taking legal or arbitration proceedings was in accordance with the terms of this Agreement; and
(iii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

44.6	Ancillary Lenders

(a)

This clause 44 shall not apply to any receipt or recovery by a Lender in its capacity as an Ancillary Lender at any time prior to the Agent exercising any of its rights under clause 33.21 (Acceleration).

(b)	Following the exercise by the Agent of any of its rights under clause 33.21 (Acceleration), this clause 44 shall apply to all receipts or recoveries by Ancillary Lenders.

Section 11 -  Administration

45	Payment mechanics
45.1	Payments to the Agent
(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document (other than a Hedging Contract), and excluding a payment under the terms of an Ancillary Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in such Participating Member State or London, as specified by the Agent) and with such bank as the Agent, in each case, specifies.

45.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 45.3 (Distributions to an Obligor) and clause 45.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

45.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 46 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

45.4	Clawback and pre-funding
(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

Unless paragraph (c) below applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)

If the Agent has notified the Lenders that it is willing to make available amounts for the account of the Borrowers before receiving funds from the Lenders then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to the Borrowers:

(i)	the Agent shall notify the Borrowers of that Lender’s identity and the Borrowers shall on demand refund it to the Agent; and

(ii)

the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrowers, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

45.5	Partial payments
(a)

If the Agent receives a payment for application against amounts due in respect of any Finance Documents (other than, for the avoidance of doubt, payments under a Sinosure Insurance Policy which are for the account of the Lenders as specified therein) that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Arrangers for their own account under those Finance Documents;
(ii)	secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 37.15 (Lenders’ indemnity to the Agent and others);
(iii)	thirdly, in or towards payment to the Lenders and Sinosure pro rata in the following order of:
(A)	first, any accrued interest, fee or commission (including, without limitation, any Sinosure Premium) due to them but unpaid under the Finance Documents and the Sinosure Insurance Policies;
(B)	secondly, any principal due to them but unpaid under this Agreement; and
(C)	thirdly, any other sum due to them but unpaid under the Finance Documents;
(iv)

fourthly, in or towards payment to the Hedging Providers and the Ancillary Lenders pro rata of any net amounts due to them but unpaid under the Hedging Contracts and any unpaid amounts under the Ancillary Facilities; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid to the Finance Parties under the Finance Documents.
(b)	The Agent shall, if so directed by all the Lenders, Sinosure, each Hedging Provider and each Ancillary Lender, vary the order set out in paragraphs (ii) to (v) of paragraph (a) above.
(c)

The foregoing shall be without prejudice to any payment waterfall provisions set forth in any Sinosure Insurance Policy in respect of the proceeds of that Sinosure Insurance Policy, which shall govern the payment by Sinosure of the proceeds of that Sinosure Insurance Policy and the sharing of such proceeds by the Lenders.

(d)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.
45.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

45.7	Business Days
(a)

Any payment under the Finance Documents which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.
45.8	Currency of account
(a)	Subject to paragraphs (b) and (c) below, euro is the currency of account and payment for any sum due from an Obligor under any Finance Document.
(b)	A repayment of all or part of a Loan or an Unpaid Sum and each payment of interest shall be made in euro on its due date.
(c)

Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in euro and, if they were incurred in a currency other than euro, the amount payable under the Finance Documents shall be the equivalent in euro of the relevant amount in such other currency on the date on which it was incurred.

(d)

All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than euro may be sold for euro and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale. Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

45.9	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:
(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)

If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

45.10	Disruption to payment systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Borrowers that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Borrowers shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 51 (Amendments and waivers);

(e)

the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 45.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.
45.11	Impaired Agent
(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 45.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.
(c)

A Party which has made a payment in accordance with clause 45.1 (Payments to the Agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

Promptly upon the appointment of a successor Agent in accordance with clause 37.17 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with clause 45.1 (Payments to the Agent) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with clause 36.2 (Distributions by the Agent).

46	Set-off
46.1

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

47	Notices
47.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

47.2	Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of any Obligor, that identified with its name in Schedule 1 (The original parties) or that identified with the Parent in Schedule 1 (The original parties);
(b)	in the case of the Agent, the Security Agent and any other original Finance Party, that identified with its name in Schedule 1 (The original parties); and
(c)	in the case of each Lender, each Ancillary Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Finance Parties and the Obligors who are Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

47.3	Delivery
(a)

Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under clause 47.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent or Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.
(d)	Any communication or document made or delivered to the Borrowers in accordance with this clause 47.3 will be deemed to have been made or delivered to each of the Obligors.
(e)

Any communication or document which becomes effective, in accordance with paragraphs (a) to (d) above, after 5.00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

47.4	Notification of address

Promptly upon changing its address, the Agent shall notify the other Parties.

47.5	Electronic communication
(a)

Any communication or document to be made or delivered by one Party to another under or in connection with the Finance Documents may be made or delivered by electronic mail or other electronic means (including, without limitation, by way of posting to a secure website) if those two Parties:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the transmission of information by that means; and
(ii)	notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)

Any such electronic communication or document as specified in paragraph (a) above to be made between an Obligor and a Finance Party may only be made in that way to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication or delivery.

(c)

Any such electronic communication or document as specified in paragraph (a) above made or delivered by one Party to another will be effective only when actually received (or made available) in readable form and, in the case of any electronic communication or document made or delivered by a Party to the Agent, only if it is addressed in such a manner as the Agent shall specify for this purpose.

(d)

Any electronic communication or document which becomes effective, in accordance with paragraph (c) above, after 5.00 p.m. in the place in which the Party to whom the relevant communication or document is sent or made available has its address for the purpose of this Agreement or any other Finance Document shall be deemed only to become effective on the following day.

(e)

Any reference in a Finance Document to a communication being sent or received or a document being delivered shall be construed to include that communication or document being made available in accordance with this clause 47.5.

47.6	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.
(b)	All other documents provided under or in connection with any Finance Document must be:
(i)	in English; or
(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

47.7	Communication with Agent when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant parties directly. This provision shall not operate after a replacement Agent has been appointed.

48	Calculations and certificates
48.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

48.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

48.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

49	Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

50	Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any Finance Document. No election to affirm any Finance Document on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.

51	Amendments and waivers
51.1	Required consents
(a)

Subject to clause 51.2 (All Lender matters) and clause 51.3 (Other exceptions) and subject always to the requirements of the Sinosure Insurance Policies, any term of the Finance Documents may be amended or waived only with the consent of the Parent and the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Agent, the consent of the Agent and, if it affects the rights and obligations of Sinosure, the consent of Sinosure) and any such amendment or waiver will be binding on all the Finance Parties and other Obligors.

(b)	The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 51.
(c)

Without prejudice to the generality of paragraphs (c), (d) and (e) of clause 37.11 (Rights and discretions of the Agent and the Security Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)

Each Obligor agrees to any such amendment or waiver permitted by this clause 51 which is agreed to by the Parent. This includes any amendment or waiver which would, but for this paragraph (d), require the consent of the Borrowers.

(e)	Amendments to or waivers in respect of clause 8.10 (Termination of a Sinosure Insurance Policy) may only be agreed with the consent of each of the Lenders.
(f)	Amendments to or waivers in respect of any Finance Document may only be agreed in writing.
(g)

The Sinosure Agent shall deliver to Sinosure (with a copy to the Lenders) promptly and in any event not more than 30 days following any amendment or variation being made to any Finance Document, notice of such amendment or variation in writing.

51.2	All Lender matters

Subject to clause 51.5 (Replacement of Screen Rate) an amendment, waiver or discharge or release or a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definition of “Majority Lenders” in clause 1.1 (Definitions);
(b)	the definition of “Last Availability Date” in clause 1.1 (Definitions);
(c)

the definitions of “Green Asset Criteria”, “Green Assets”, “Green Finance Second Party Opinion”, “Green Loan”, “Green Loan Compliance Certificate”, “Green Loan Information”, “Green Loan Provisions” and “Green Loan Report” in clause 1.1 (Definitions);

(d)	the definition of “Repeating Representations” in clause 1.1 (Definitions);
(e)	an extension to the date of payment of any amount under the Finance Documents;
(f)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;
(g)	an increase in any Commitment or the Total Commitments;
(h)	an extension of any period within which the Facility is available for Utilisation;
(i)	any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably;
(j)	a change to the Borrowers or any other Obligor;
(k)	clause 8.2 (Change of control) and the definition of “Change of Control” in clause 1.1 (Definitions);
(l)

clause 1.9 (Sanctions – Restricted Lender), clause 20.34 (Sanctions), clause 20.38(c) (Times when representations are made), clause 23.13 (Sanctions), paragraphs (b), (c) or (d) of clause 26.16 (Lawful use) and any of the definitions of “Sanctioned Country”, “Sanctions”, “Sanctions Advisory”, “Sanctions Authority”, “Sanctions List” and “Restricted Party” in clause 1.1 (Definitions);

(m)	any of the Green Loan Provisions;
(n)	any provision which expressly requires the consent or approval of all the Lenders;
(o)	clause 44 (Sharing among the Finance Parties);
(p)

clause 2.2 (Finance Parties’ rights and obligations), clause 5.1 (Delivery of a Utilisation Request), clause 8.1 (Illegality), clause 35 (Changes to the Lenders), clause 9.9 (Application of prepayments), this clause 51, clause 56 (Governing law) or clause 57.1 (Jurisdiction of English courts);

(q)	the order of distribution under clause 40.1 (Order of application);
(r)	the order of distribution under clause 45.5 (Partial payments) (unless clause 45.5(b) allows the Majority Lenders to vary such order);
(s)	the currency in which any amount is payable under any Finance Document;
(t)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)

any guarantee and indemnity granted under any Finance Document (including the Guarantee under clause 19 (Guarantee and indemnity) and the guarantee and indemnity given under clause 32.6 (Guarantee and indemnity – Hedging Guarantors));

(ii)	the Charged Property; or
(iii)	the manner in which the proceeds of enforcement of the Transaction Security are distributed;
(u)

the release of any of the Transaction Security or any guarantee or other obligation or the circumstances in which any of the Transaction Security or any guarantee or other obligations under any Finance Document is permitted or required to be released under any of the Finance Documents, shall not be made, or given, without the prior consent of all the Lenders and Sinosure.

51.3	Other exceptions
(a)	Amendments to or waivers in respect of the Hedging Contracts may only be agreed by the relevant Hedging Provider.
(b)	Amendments to or waivers in respect of an Ancillary Facility may only be agreed by the relevant Ancillary Lender.
(c)

An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, any Hedging Provider, any Ancillary Lender, a Reference Bank or the Arrangers in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, the Security Agent, the relevant Hedging Provider, that Ancillary Lender, that Reference Bank or the Arrangers (as the case may be).

(d)

Notwithstanding clauses 51.1 and 51.2 and paragraph (c) above, the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

51.4	Disenfranchisement of Defaulting Lenders
(a)

For so long as a Defaulting Lender has any Commitment, in ascertaining (i) the Majority Lenders or (ii) whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facility, or the agreement of any specified group of Lenders, has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender's Commitment will be reduced by the amount of its Commitment and, to the extent that the reduction results in that Defaulting Lender's Commitment being zero and it has no participation in the Loan, that Defaulting Lender shall be deemed not to be a Lender for the purposes paragraphs (i) and (ii) above.

(b)	For the purposes of this clause 51.4, the Agent may assume that the following Lenders are Defaulting Lenders:
(i)	any Lender which has notified the Agent that it has become a Defaulting Lender; and
(ii)

any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

51.5	Replacement of Screen Rate
(a)	Subject to clause 51.3 (Other exceptions), if a Screen Rate Replacement Event has occurred, any amendment or waiver which relates to:
(i)	providing for the use of a Replacement Benchmark in place of the Screen Rate; and
(ii)	any or all of the following:
(A)	aligning any provision of any Finance Document (other than a Hedging Contract) to the use of that Replacement Benchmark;
(B)

enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Benchmark;
(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or
(E)

adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders), Sinosure and the Borrowers.

(b)	In this clause 51.5:

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Benchmark means:

(a)	the euro short term rate (€STR); or

at the discretion of all the Lenders and Sinosure

(b)	any other a reference rate which is:
(i)	formally designated, nominated or recommended as the replacement for the Screen Rate by:
(A)	the administrator of the Screen Rate (provided that the market or economic reality that such reference rate measures is the same as that measured by that Screen Rate); or
(B)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (B) above;

(ii)	in the opinion of the Majority Lenders and the Obligors, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or
(iii)	in the opinion of the Majority Lenders and the Obligors, an appropriate successor to the Screen Rate.

Screen Rate Replacement Event means, in relation to the Screen Rate:

(a)	the methodology, formula or other means of determining the Screen Rate has, in the opinion of the Majority Lenders and the Borrowers materially changed;
(b)	any of the following applies:
(i)	either:
(A)	the administrator of the Screen Rate or its supervisor publicly announces that such administrator is insolvent; or
(B)

information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of the Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide the Screen Rate;

(ii)

the administrator of the Screen Rate publicly announces that it has ceased or will cease, to provide the Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide the Screen Rate;

(iii)	the supervisor of the administrator of the Screen Rate publicly announces that such Screen Rate has been or will be permanently or indefinitely discontinued;
(iv)	the administrator of the Screen Rate or its supervisor announces that the Screen Rate may no longer be used; or
(v)	the supervisor of the administrator of that Screen Rate makes a public announcement or publishes information:
(A)

stating that the Screen Rate is no longer or, as of a specified future date will no longer be, representative of the underlying market or economic reality that it is intended to measure and that representativeness will not be restored (as determined by such supervisor); and

(B)

with awareness that any such announcement or publication will engage certain triggers for fallback provisions in contracts which may be activated by any such pre-cessation announcement or publication; or

(c)

the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrowers) temporary; or
(ii)	the Screen Rate is calculated in accordance with any such policy or arrangement for a period of no less than 15 Business Days; or

(d)	in the opinion of the Majority Lenders and the Borrowers, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.
51.6	Releases

Except with the approval of the Lenders, the Hedging Providers and Sinosure or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release (nor shall any Finance Party, unless so directed by the Security Agent in accordance with clause 39.4 (Enforcement through Security Agent only), release):

(a)	any Charged Property from the Transaction Security; or
(b)	any Obligor from any of its guarantee or other obligations under any Finance Document.
51.7	Excluded Commitments

If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within 30 Business Days of that request being made (unless the Borrowers and the Agent agree to a longer time period in relation to any request):

(a)

its Commitment or its participation in the Loan shall not be included for the purpose of calculating the Total Commitments or the amount of the Loan when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments or the amount of the Loan has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.
52	Confidential Information
52.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 52.2 (Disclosure of Confidential Information) and clause 52.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

52.2	Disclosure of Confidential Information

Any Finance Party may disclose (without the consent of the Obligors) to Sinosure or to such Finance Party’s head office or to any of its Affiliates or Related Funds (such Affiliates and Related Funds, the Permitted Parties) or to any of its or its Affiliates’ officers, directors or employees and any other person:

(a)	in the case of a Lender or Hedging Provider, to (or through) whom that Lender or Hedging Provider assigns (or may potentially assign) all or any of its rights under the Finance Documents;
(b)

in the case of a Lender, to whom or for whose benefit that Finance Party charges, assigns or otherwise creates a Security Interest (or may do so) pursuant to clause 35.10 (Security over Lenders’ rights);

(c)	in the case of a Lender or a Hedging Provider, with (or through) whom that Lender or that Hedging Provider enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, the Finance Documents or any Obligor; or

(d)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes; or
(e)

to whom, and to the extent that, information is required, permitted or requested to be disclosed by any court or tribunal of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation, and any Finance Party or Sinosure may disclose to any rating agencies or to its own or its Permitted Parties’ professional advisers, auditors or brokers or insurers or (with the consent of the Borrowers, or if an Event of Default has happened and is continuing, with the approval of the Majority Lenders), any other person, any information about any Obligor, the Group and the Finance Documents as that Finance Party shall consider appropriate.

52.3	Disclosure to numbering service providers
(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of Obligors;
(ii)	country of domicile of Obligors;
(iii)	place of incorporation of Obligors;
(iv)	date of this Agreement;
(v)	clause 56 (Governing law);
(vi)	the names of the Agent and the Arranger;
(vii)	date of each amendment and restatement of this Agreement;
(viii)	amount of Total Commitments;
(ix)	currency of the Facility;
(x)	type of Facility;
(xi)	ranking of Facility;
(xii)	the term of the Facility;
(xiii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xii) above; and
(xiv)	such other information agreed between such Finance Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each of the Borrowers represents that none of the information set out in paragraphs (i) to (xiv) above is, nor will at any time be, unpublished price-sensitive information.
(d)	The Agent shall notify the Borrowers and the other Finance Parties of:
(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and
(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.
52.4	Disclosure of personal data
(a)

If any Obligor provides the Finance Parties with personal data of any individual as required by, pursuant to, or in connection with the Finance Documents, that Obligor represents and warrants to the Finance Parties that it has, to the extent required by law:

(i)	notified the relevant individual of the purposes for which data will be collected, processed, used or disclosed;
(ii)	obtained such individual’s consent for, and hereby consents on behalf of such individual to, the collection, processing, use and disclosure of his/her personal data by the Finance Parties,

in each case, in accordance with or for the purposes of the Finance Documents, and confirms that it is authorised by such individual to provide such consent on his/her behalf.

(b)

Each Obligor agrees and undertakes to notify the Agent promptly upon becoming aware of the withdrawal by the relevant individual of his/her consent to the collection, processing, use and/or disclosure by any Finance Party of any personal data provided by that Obligor to any Finance Party.

(c)

Any consent given pursuant to this Agreement in relation to personal data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination of this Agreement.

52.5	Entire agreement

This clause 52 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

52.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

52.7	Notification of disclosure

Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Borrowers:

(a)

of the circumstances of any disclosure of Confidential Information made to any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body or the rules of any relevant stock exchange or pursuant to any applicable law or regulation pursuant to clause 52.2 (Disclosure of Confidential Information) except where such disclosure is made to any such person during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this clause 52.
52.8	Continuing obligations

The obligations in this clause 52 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)

the date on which all amounts payable by the Obligors under or in connection with the Finance Documents have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Finance Party otherwise ceases to be a Finance Party.
53	Confidentiality of Funding Rates and Reference Bank Quotations
53.1	Confidentiality and disclosure
(a)

The Agent and each Obligor agree to keep each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (b), (c) and (d) below.

(b)	The Agent may disclose:
(i)	any Funding Rate (but not, for the avoidance of doubt, any Reference Bank Quotation) to the Borrowers pursuant to clause 10.5 (Notification of rates of interest); and
(ii)

any Funding Rate or any Reference Bank Quotation to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Agent and the relevant Lender or Reference Bank, as the case may be.

(c)	The Agent may disclose any Funding Rate or any Reference Bank Quotation, and each Obligor may disclose any Funding Rate, to:
(i)

any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate or Reference Bank Quotation is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or Reference Bank Quotation or is otherwise bound by requirements of confidentiality in relation to it;

(ii)

any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(iii)

any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate or Reference Bank Quotation is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(iv)	any person with the consent of the relevant Lender or Reference Bank, as the case may be.
(d)

The Agent’s obligations in this clause 53 relating to Reference Bank Quotations are without prejudice to its obligations to make notifications under clause 10.5 (Notification of rates of interest) provided that (other than pursuant to paragraph (b)(i) above) the Agent shall not include the details of any individual Reference Bank Quotation as part of any such notification.

53.2	Related obligations
(a)

The Agent and each Obligor acknowledge that each Funding Rate (and, in the case of the Agent, each Reference Bank Quotation) is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate or, in the case of the Agent, any Reference Bank Quotation for any unlawful purpose.

(b)	The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender or Reference Bank, as the case may be:
(i)

of the circumstances of any disclosure made pursuant to clause 53.1(c)(ii) (Confidentiality and disclosure) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(ii)	upon becoming aware that any information has been disclosed in breach of this clause 53.
53.3	No Event of Default

No Event of Default will occur under clause 33.5 (Other obligations) by reason only of an Obligor’s failure to comply with this clause 53.

54	Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

55	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party (and any other Obligor who is a party to any other Finance Document to which this clause is expressed by the terms of that other Finance Document to apply) acknowledges and accepts that any liability of any Finance Party to another Finance Party or to an Obligor under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):
(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;
(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and
(iii)	a cancellation of any such liability; and
(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

Section 12 -  Governing Law and Enforcement

56	Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

57	Enforcement
57.1	Jurisdiction of English courts
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.
(c)

Notwithstanding paragraphs (a) and (b) above, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

57.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor who is a Party (unless it is incorporated in England and Wales):

(a)

irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and
(c)

if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent (including Saville & Co Scrivener Notaries, Cheeswrights LLP and The Law Debenture Corporation p.l.c. or any of their Affiliates providing such professional service) for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1

The original parties

Borrowers and Hedging Guarantors

Name of Borrower:	Wind N1063 Limited (as such company name may subsequently be amended)
Jurisdiction of incorporation:	Republic of Cyprus
Registered office:	23 Kennedy Avenue Globe House, 4th Floor 1075 Nicosia Republic of Cyprus
Registered number:	HE 451060
Shareholder of Borrower:	Parent
Name of Borrower:	Wind N1064 Limited (as such company name may subsequently be amended)
Jurisdiction of incorporation:	Republic of Cyprus
Registered office:	23 Kennedy Avenue Globe House, 4th Floor 1075 Nicosia Republic of Cyprus
Registered number:	HE 451063
Shareholder of Borrower:	Parent

Parent

Name of Parent:	Cadeler A/S
Jurisdiction of incorporation:	Denmark
Registered office:	Arne Jacobsens Allé 7, 7 2300 Copenhagen S Denmark
Registered number:	31180503

Obligor process agent

Name:	Elemental Process Agent Limited
Registered office:	27 Old Gloucester Street WC1N 3AX London United Kingdom

Obligor address for service of notices

Address:	Arne Jacobsens Allé 7, 7 2300 Copenhagen S Denmark
Email:	peter.brogaard@cadeler.com mathias.hartmann@cadeler.com
Attention:	Peter Brogaard Hansen Mathias Hartmann

Original Lenders and their Commitments

Name of Original Lender	Facility Office	Notice Details	Commitment (€)
DNB Bank ASA	Dronning Eufemias Gate 30 0191, Oslo Norway	Address: Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Loan Admin Corporate E-mail Address: loanadmin.corporate@dnb.no	47,000,000
Banco Santander, S.A.	Paseo de Pereda 9-12, 39004 Santander (Cantabria) Spain	Address: Ciudad Financiera Av. de Cantabria s/n Edificio Dehesa 2nd floor 28660 Boadilla del Monte Spain Attention (Operational matters): Export Finance BO Jaime Sanz-Ramos Suarez Ji Nam Lee Attention (Credit matters): Export Finance BO Jaime Sanz-Ramos Suarez Ji Nam Lee Santonja Garcia Carlos Suzuki Kento Email Address (Operational matters): MOExportFinance@gruposantander.com ExportFinanceBO@gruposantander.com jaime.sanzramos@gruposantander.com jinam.lee@gruposantander.com Email Address (Credit matters): MOExportFinance@gruposantander.com jaime.sanzramos@gruposantander.com jinam.lee@gruposantander.com	33,000,000

casantonja@gruposantander.com kento.suzuki@gruposantander.com
Coöperatieve Rabobank U.A.	Croeselaan 18 3521 CB Utrecht The Netherlands	Croeselaan 18 3521 CB Utrecht The Netherlands Attention (operational matters): Eva Lyberis Attention (credit matters): Anne Daems Mireille Bombeld Email Address (operational matters): Eva.lyberis@rabobank.com exportfinance@rabobank.com cos.loansadmin@rabobank.com Email Address (credit matters): Anne.Daems@rabobank.com Mireille.Bombeld@rabobank.com Jeroen.van.aalst@rabobank.com	53,000,000

Credit Agricole Corporate and Investment Bank	12, place des Etats-Unis CS 70052 92547 Montrouge CEDEX France	Address: 12, place des Etats-Unis CS 70052 92547 Montrouge CEDEX France Attention (operational matters): Clementine Costil Romy Roussel Sylvain Tissier Phandieuanh Nguyen Attention: (credit matters): Nils Christian Green Tobias Gilje Jonas Gabrielsen Alexandre Chau Email Address (operational matters): clementine.costil@ca-cib.com romy.roussel@ca-cib.com sylvain.tissier@ca-cib.com phandieuanh.nguyen2@ca-cib.com Email Address (credit matters): nilschristian.green@ca-cib.com tobias.gilje@ca-cib.com jonas.gabrielsen@ca-cib.com alexandre.chau@ca-cib.com	33,000,000
Crédit Industriel et Commercial Singapore Branch	182 Cecil Street #33-01 Frasers Tower Singapore 069547	Address: 182 Cecil Street #33-01 Frasers Tower Singapore 069547 Attention: Lee Chow Wee Yvonne Toh Tan Yew Siong Hong Swee Hon Transaction Management Email Address: chowwee.lee@cic.asia yvonne.toh@cic.asia	33,000,000

		yewsiong.tan@cic.asia sweehon.hong@cic.asia sg-tmd@cic.asia
The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch	10 Marina Boulevard Marina Bay Financial Centre Tower 2 #46-01 Singapore 018983	Address: 10 Marina Boulevard Marina Bay Financial Centre Tower 2 #46-01 Singapore 018983 Attention (credit matters): Valerie Tan Attention (loan administration matters): Jerhythm Lim Jasmine Phoon Email Address (credit matters): valerie.e.tan@hsbc.com.sg Email Address (loan administration matters): jerhythm.lim@hsbc.com.sg jasmine.m.z.phoon@hsbc.com.sg Telephone (loan administration matters): + 65 6658 6305 / 6116 Telephone (loan administration matters): + 65 6658 0999 / 6130	33,000,000
KfW IPEX-Bank GmbH	Palmengartenstraße 5-9 60325 Frankfurt am Main Germany	Address: Palmengartenstraße 5-9 60325 Frankfurt am Main Germany Attention (documentation / credit matters): Clare Shanahan Email Address: Clare.shanahan@kfw.de Attention (loan administrative purposes): Stefan Seibert Email Address: Stefan.Seibert@kfw.de	38,000,000

Oversea- Chinese Banking Corporation Limited	Oversea-Chinese Banking Corporation Limited	Documentation/Credit Matters: Address: 65 Chulia Street #10-00, OCBC Centre, Singapore 049513 Attention: Shaun Lim Melvin Phang Angeline Teo Email Address: ShaunLim2@ocbc.com MelvinPhang@ocbc.com Angeline.Teo@ocbc.com Loan Administrative purposes: Address: 63 Chulia Street #08-01/02 OCBC Centre East Singapore 049514 Attention: BBCSCSyndication Business Banking Commercial Service Centre Telephone No.: +65 6538 2222 (Customer Service Hotline – Attention to Leong Oi Li) Email Address: BBCSCSyndication@ocbc.com BizConnect@ocbc.com	42,000,000
Societe Generale	29 Boulevard Haussmann 75009 Paris France	Address: 29 Boulevard Haussmann 75009 Paris France Address (credit matters): Société Générale 189, rue d’Auberbilliers 75886 PARIS CEDEX 18 Attention: Mehdi Sebti Hongzhou Guo Arnaud Evrin Thi Kim Anh Nguyen Email Address:	47,000,000

		mehdi.sebti@sgcib.com hongzhou.guo@sgcib.com arnaud.evrin@sgcib.com thi-kim-anh.nguyen@sgcib.com
SpareBank 1 SR- Bank ASA	Christen Tranes gate 35 4007 Stavanger Norway	Address: P.O. Box 250 N-4066 Stavanger Norway Attention: Loan Administration Trond Stave Email Address: loanadmin@sr-bank.no trond.stave@sr-bank.no	33,000,000
Standard Chartered Bank (Singapore) Limited	8 Marina Boulevard #19-01 Marina Bay Financial Centre Tower 1 Singapore 018981	Address: 8 Marina Boulevard #19-01 Marina Bay Financial Centre Tower 1 Singapore 018981 Attention (operational matters): Global Lending Services Chonawut Mick Prasatsak Valerie Toh Clara Gan Attention (credit matters): Amy Chow Chonawut Mick Prasatsak Clara Gan Lim Jingyi Leo Xiong Email Address (operational matters): sg.loaninstructions@sc.com sg.loansprocessing@sc.com Chonawut.Prasatsak@sc.com Valerie.Toh@sc.com clara.gan@sc.com Email Address (credit matters): Chow.Amy-See-Bing@sc.com Chonawut.Prasatsak@sc.com Clara.Gan@sc.com Jingyi.Lim@sc.com Leo.xiong@sc.com	33,000,000

Total Commitments:	425,000,000

The Agent

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Agency Syndicated Loans E-mail Address: agentdesk@dnb.no

The Security Agent

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Agency Syndicated Loans E-mail Address: agentdesk@dnb.no

The Sinosure Agent

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Kjell Tore Egge Email Address: kjell.tore.egge@dnb.no

The Arrangers

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Attention: Loan Admin Corporate E-mail Address: loanadmin.corporate@dnb.no
Name:	Banco Santander, S.A.
Facility office and notice details	Ciudad Financiera Av. de Cantabria s/n Edificio Dehesa 2nd floor 28660 Boadilla del Monte Spain Attention (Operational matters):

Export Finance BO
Jaime Sanz-Ramos Suarez
Ji Nam Lee

Attention (Credit matters):

Export Finance BO
Jaime Sanz-Ramos Suarez
Ji Nam Lee
Santonja Garcia Carlos
Suzuki Kento

Email Address (Operational matters):

MOExportFinance@gruposantander.com

ExportFinanceBO@gruposantander.com
jaime.sanzramos@gruposantander.com
jinam.lee@gruposantander.com

Email Address (Credit matters):

MOExportFinance@gruposantander.com

jaime.sanzramos@gruposantander.com
jinam.lee@gruposantander.com
casantonja@gruposantander.com
kento.suzuki@gruposantander.com

Name:	Coöperatieve Rabobank U.A.
Facility office and notice details

Croeselaan 18
3521 CB Utrecht
The Netherlands

Attention (operational matters):

Eva Lyberis

Attention (credit matters):

Anne Daems
Mireille Bombeld

Email Address (operational matters):

Eva.lyberis@rabobank.com
exportfinance@rabobank.com
cos.loansadmin@rabobank.com

Email Address (credit matters):

Anne.Daems@rabobank.com
Mireille.Bombeld@rabobank.com
Jeroen.van.aalst@rabobank.com

Name:	Credit Agricole Corporate and Investment Bank
Facility office and notice details	12, place des Etats-Unis CS 70052 92547 Montrouge Cedex France Attention (operational matters):

Clementine Costil
Romy Roussel
Sylvain Tissier
Phandieuanh Nguyen

Attention (credit matters):

Nils Christian Green
Tobias Gilje
Jonas Ggabrielsen
Alexandre Chau

Email Address (operational matters):

clementine.costil@ca-cib.com
romy.roussel@ca-cib.com
sylvain.tissier@ca-cib.com
phandieuanh.nguyen2@ca-cib.com

Email Address (credit matters):

nilschristian.green@ca-cib.com
tobias.gilje@ca-cib.com
jonas.gabrielsen@ca-cib.com
alexandre.chau@ca-cib.com

Name:	Crédit Industriel et Commercial Singapore Branch
Facility office and notice details

182 Cecil Street
#33-01 Frasers Tower
Singapore 069547

Attention:

Lee Chow Wee
Yvonne Toh

Tan Yew Siong

Hong Swee Hon

Transaction Management

Email Address:

chowwee.lee@cic.asia

yvonne.toh@cic.asia

yewsiong.tan@cic.asia

sweehon.hong@cic.asia
sg-tmd@cic.asia

Name:	The Hongkong and Shanghai Banking Corporation Limited, Singapore Branch
Facility office and notice details	10 Marina Boulevard Marina Bay Financial Centre Tower 2 #46-01 Singapore 018983 Attention (credit matters): Valerie Tan Attention (loan administration matters): Jerhythm Lim

Jasmine Phoon

Email Address (credit matters):

valerie.e.tan@hsbc.com.sg

Email Address (loan administration matters):
jerhythm.lim@hsbc.com.sg

jasmine.m.z.phoon@hsbc.com.sg

Telephone (loan administration matters): + 65 6658 6305 / 6116 Telephone (loan administration matters):

+ 65 6658 0999 / 6130

Name:	KfW IPEX-Bank GmbH
Facility office and notice details

Palmengartenstraße 5-9
60325 Frankfurt am Main
Germany

Attention (documentation / credit matters):

Clare Shanahan

Email Address:
Clare.shanahan@kfw.de

Attention (loan administrative purposes):

Stefan Seibert

Email Address:

Stefan.Seibert@kfw.de

Name:	Oversea-Chinese Banking Corporation Limited
Facility office and notice details

Documentation/Credit Matters:

Address: 65 Chulia Street #10-00, OCBC Centre, Singapore

049513

Attention: Shaun Lim / Melvin Phang / Angeline Teo

Email Address: ShaunLim2@ocbc.com /

MelvinPhang@ocbc.com / Angeline.Teo@ocbc.com

Loan Administrative purposes:

Address: 63 Chulia Street #08-01/02 OCBC Centre East Singapore

049514

Attention: BBCSCSyndication / Business Banking

Commercial Service Centre

Telephone No.: +65 6538 2222 (Customer Service Hotline –

Attention to Leong Oi Li)

Email Address: BBCSCSyndication@ocbc.com /

BizConnect@ocbc.com

Name:	Societe Generale
Facility office and notice details	29 Boulevard Haussmann 75009 Paris France Attention: Mehdi Sebti Hongzhou Guo

Arnaud Evrin Thi Kim Anh Nguyen Email Address: mehdi.sebti@sgcib.com hongzhou.guo@sgcib.com arnaud.evrin@sgcib.com thi-kim-anh.nguyen@sgcib.com
Name:	SpareBank 1 SR-Bank
Facility office and notice details	Christen Tranes gate 35 4007 Stavanger Norway Attention: Loan Administration Trond Stave Email Address: loanadmin@sr-bank.no trond.stave@sr-bank.no
Name:	Standard Chartered Bank (Singapore) Limited
Facility office and notice details

8 Marina Boulevard #19-01
Marina Bay Financial Centre Tower 1
Singapore 018981

Attention (credit matters):

Amy Chow
Chonawut Mick Prasatsak
Clara Gan
Lim Jingyi
Winnie Wong
Kim Zhang Limin

Email Address (credit matters):

Chow.Amy-See-Bing@sc.com
Chonawut.Prasatsak@sc.com
Clara.Gan@sc.com
Jingyi.Lim@sc.com
WinnieWS.Wong@sc.com

Kim.Zhang@sc.com

The Original Hedging Providers

Name:	DNB Bank ASA
Facility office and notice details	Dronning Eufemias Gate 30 0191, Oslo Norway Email address: isda@dnb.no
Name:	Banco Santander, S.A.
Facility office and notice details

Address:

Ciudad Financiera

Av. de Cantabria s/n

Edificio Dehesa
2nd floor

28660 Boadilla del Monte
Spain

Attention (Operational matters):

Export Finance BO
Jaime Sanz-Ramos Suarez
Ji Nam Lee

Attention (Credit matters):

Export Finance BO
Jaime Sanz-Ramos Suarez
Ji Nam Lee
Santonja Garcia Carlos
Suzuki Kento

Email Address (Operational matters):

MOExportFinance@gruposantander.com

ExportFinanceBO@gruposantander.com
jaime.sanzramos@gruposantander.com
jinam.lee@gruposantander.com

Email Address (Credit matters):

MOExportFinance@gruposantander.com

jaime.sanzramos@gruposantander.com
jinam.lee@gruposantander.com
casantonja@gruposantander.com
kento.suzuki@gruposantander.com

Name:	Coöperatieve Rabobank U.A.
Facility office and notice details	Croeselaan 18 3521 CB Utrecht The Netherlands Attention (operational matters): Eva Lyberis

Attention (credit matters):

Anne Daems
Mireille Bombeld

Email Address (operational matters):

Eva.lyberis@rabobank.com
exportfinance@rabobank.com
cos.loansadmin@rabobank.com

Email Address (credit matters):

Anne.Daems@rabobank.com
Mireille.Bombeld@rabobank.com
Jeroen.van.aalst@rabobank.com

Name:	Crédit Industriel et Commercial Singapore Branch
Facility office and notice details

Address:

182 Cecil Street
#33-01 Frasers Tower
Singapore 069547

Attention:

Lee Chow Wee
Yvonne Toh

Tan Yew Siong

Hong Swee Hon

Transaction Management

Email Address:

chowwee.lee@cic.asia

yvonne.toh@cic.asia

yewsiong.tan@cic.asia

sweehon.hong@cic.asia
sg-tmd@cic.asia

Name:	KfW IPEX-Bank GmbH
Facility office and notice details

Address:

Palmengartenstraße 5-9
60325 Frankfurt am Main
Germany

Attention (documentation / credit matters):

Clare Shanahan

Email Address:
Clare.shanahan@kfw.de

Attention (loan administrative purposes):

Stefan Seibert

Email Address:

Stefan.Seibert@kfw.de

Name:	Oversea-Chinese Banking Corporation Limited

Shaun Lim / Melvin Phang / Angeline Teo
Facility office and notice details	65 Chulia Street #10-00 OCBC Centre Singapore 049513 Attention: Shaun Lim / Melvin Phang / Angeline Teo Email Address: ShaunLim2@ocbc.com / MelvinPhang@ocbc.com / Angeline.Teo@ocbc.com
Name:	Societe Generale
Facility office and notice details

29 Boulevard Haussmann
75009 Paris
France

Attention:

Mehdi Sebti
Hongzhou Guo
Arnaud Evrin
Thi Kim Anh Nguyen

Email Address:

mehdi.sebti@sgcib.com
hongzhou.guo@sgcib.com
arnaud.evrin@sgcib.com
thi-kim-anh.nguyen@sgcib.com

Name:	SpareBank 1 SR-Bank
Facility office and notice details	Address: Christen Tranes gate 35 4007 Stavanger Norway Attention: Loan Administration Trond Stave Email Address: loanadmin@sr-bank.no trond.stave@sr-bank.no
Name:	Standard Chartered Bank (Singapore) Limited
Facility office and notice details

8 Marina Boulevard #19-01
Marina Bay Financial Centre Tower 1
Singapore 018981

Attention (operational matters):

Global Lending Services
Chonawut Mick Prasatsak
Valerie Toh
Clara Gan

Attention (credit matters):

Amy Chow
Chonawut Mick Prasatsak
Clara Gan
Lim Jingyi

Email Address (operational matters):

sg.loaninstructions@sc.com
sg.loansprocessing@sc.com
Chonawut.Prasatsak@sc.com
Valerie.Toh@sc.com
clara.gan@sc.com

Email Address (credit matters):

Chow.Amy-See-Bing@sc.com
Chonawut.Prasatsak@sc.com
Clara.Gan@sc.com
Jingyi.Lim@sc.com

The Account Bank

Name:	DNB Bank ASA
Address:	Dronning Eufemias Gate 30 0191, Oslo Norway

Schedule 2

Ship information

Ship A
Hull Number:	N1063
Owner of Ship:	Wind N1063 Limited (as such company name may subsequently be amended)
Scheduled Delivery Date:	During third quarter of 2024
Backstop Date:	28 March 2025
Ship Commitment:	€213,826,505
Expected Flag State:	Denmark
Expected Port of Registry:	Copenhagen
Major Casualty Amount:	€2,000,000
Classification Society:	DNV GL
Classification:

DNV ✠ 1A Self-Elevating Crane Unit Wind Turbine Installation Unit, Battery (Power), Clean(Design), COMF-MOU(C-3, V-3), Crane Offshore, Cyber secure(-), DYNPOS(AUTR-CB), E0, HELDK, LCS, NAUT(AW), Shore Power, SPS, ER(SCR), FUEL READY(LFL[Ti-S-P-MEc-AEc])

Building Contract details:

Ship building contract for the construction and sale of one (1) wind turbine installation vessel (hull no. N1063) between Cadeler A/S as buyer and COSCO Shipping (Qidong) Offshore Co., Ltd (启东中远海运海洋工程有限公司), as builder dated 22 June 2021

Builder’s name:	COSCO Shipping (Qidong) Offshore Co., Ltd. (启东中远海运海洋工程有限公司)
Builder’s jurisdiction of incorporation:	People’s Republic of China
Builder’s registered office:	No.1 Zhongyuan Road, Yinyang, Qidong, Jiangsu, China
Initial Bareboat Charter description	Reference is made to the Initial Bareboat Charter between the Owner and the Parent the form of which has been delivered by the Parent to the Agent prior to the date of this Agreement.
Initial Charters and Initial Charterers description

Reference is made to the list of Initial Charters and the timeline and particulars of employment dated 22 December 2023 delivered by the Parent to the Agent prior to the date of this Agreement, providing for a minimum aggregate fixed hire period or total employment or service of at least 14 months (with one or more option(s) for the relevant charterer(s) to extend by a total period of up to 5 months in aggregate) over the course of a maximum period of 30 months from Delivery, detailing scheduled deliveries or commissioning of the Ship under its Initial Charters which allow for fulfilment of all such Initial Charters within 30 months from Delivery.

Ship B
Hull Number:	N1064
Owner of Ship:	Wind N1064 Limited (as such company name may subsequently be amended)
Scheduled Delivery Date:	During first quarter of 2025
Backstop Date:	26 November 2025
Ship Commitment:	€211,173,495
Expected Flag State:	Denmark
Expected Port of Registry:	Copenhagen
Major Casualty Amount:	€2,000,000
Classification Society:	DNV GL
Classification:

DNV ✠ 1A Self-Elevating Crane Unit Wind Turbine Installation Unit, Battery (Power), Clean(Design), COMF-MOU(C-3, V-3), Crane Offshore, Cyber secure(-), DYNPOS(AUTR-CB), E0, HELDK, LCS, NAUT(AW), Shore Power, SPS, ER(SCR), FUEL READY(LFL[Ti-S-P-MEc-AEc])

Building Contract details:

Ship building contract for the construction and sale of one (1) wind turbine installation vessel (hull no. N1064) between Cadeler A/S as buyer and COSCO Shipping (Qidong) Offshore Co., Ltd (启东中远海运海洋工程有限公司), as builder dated 22 June 2021

Builder’s name:	COSCO Shipping (Qidong) Offshore Co., Ltd. (启东中远海运海洋工程有限公司)
Builder’s jurisdiction of incorporation:	People’s Republic of China
Builder’s registered office:	No.1 Zhongyuan Road, Yinyang, Qidong, Jiangsu, China
Initial Bareboat Charter description	Reference is made to the Initial Bareboat Charter between the Owner and the Parent the form of which has been delivered by the Parent to the Agent prior to the date of this Agreement.
Initial Charters and Initial Charterers description

Reference is made to the list of Initial Charters and the timeline and particulars of employment dated 22 December 2023 delivered by the Parent to the Agent prior to the date of this Agreement, providing for a minimum aggregate fixed hire period or total employment or service of at least 16 months over the course of a maximum period of 30 months from Delivery detailing scheduled deliveries or commissioning of the Ship under its Initial Charters which allow for fulfilment of all such Initial Charters within 30 months from Delivery.

Schedule 3

Conditions precedent

Part 1

Initial conditions precedent

1	Original Obligors' corporate documents
(a)	A copy of the Constitutional Documents of each Original Obligor.
(b)	A copy of a resolution of the board of directors of each Original Obligor (or, if applicable, any committee of such board empowered to approve and authorise the following matters):
(i)

approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party (its Relevant Documents) and resolving that it execute, deliver and perform the Relevant Documents to which it is a party;

(ii)	authorising a specified person or persons to execute its Relevant Documents on its behalf; and
(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and any Selection Notice) to be signed and/or despatched by it under or in connection with its Relevant Documents.

(c)	If applicable, a copy of a resolution of the board of directors of the relevant company, establishing any committee referred to in paragraph (b) above and conferring authority on that committee.
(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to its Relevant Documents and related documents.
(e)

If applicable, a copy of a resolution signed by all the holders of the issued shares in each Original Obligor (other than the Parent), approving the terms of, and the transactions contemplated by, its Relevant Documents.

(f)

A certificate of each Original Obligor (signed by an authorised signatory) confirming that borrowing or guaranteeing or securing, as appropriate, the Total Commitments would not cause any borrowing, guarantee, security or similar limit binding on any Original Obligor (as applicable) to be exceeded.

(g)	A copy of any power of attorney under which any person is appointed by any Original Obligor to execute any of its Relevant Documents on its behalf.
(h)	A copy of a certificate of no winding-up order in respect of each Borrower.
(i)

A certificate of an authorised signatory of each relevant Original Obligor certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2	Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent, Sinosure, the Original Lenders and the Original Hedging Providers, substantially in the form distributed to the Original Lenders, the Original Hedging Providers and Sinosure and approved by the Agent prior to signing this Agreement and capable of being relied upon by any persons who become Lenders or Hedging Providers pursuant to the primary syndication of the Facility:

(a)	a legal opinion of Norton Rose Fulbright LLP on matters of English law;
(b)	a legal opinion of Chrysses Demetriades & Co. LLC on matters of Cyprus law;
(c)	a legal opinion of Moalem Weitemeyer Advokatpartnerselskab on matters of Danish law;
(d)	a legal opinion of Shanghai Pacific Legal on matters of Chinese law (but excluding matters of Hong Kong, Macau Special Administrative Region and Taiwan law);
(e)	legal opinion of Advokatfirmaet Wiersholm AS on matters of Norwegian law; and
(f)	such other opinions or confirmations from relevant legal counsel selected by the Agent in respect of any matters in relation to this Agreement as the Agent shall deem necessary or desirable.
3	Other documents and evidence
(a)

Evidence that any process agent referred to in clause 57.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or around the date of this Agreement, has accepted its appointment.

(b)

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document provided that such Authorisation or other document, opinion or assurance is requested at least five Business Days prior to the date on which the first Utilisation Request is delivered by the Borrowers to the Agent pursuant to clause 5.1 (Delivery of a Utilisation Request).

(c)	The Original Financial Statements.
(d)

The Fee Letters duly executed and evidence that the fees, commissions, costs and expenses then due from the Borrowers pursuant to clause 13 (Fees) and clause 18 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(e)	Confirmation from Sinosure that Sinosure accepts the terms of this Agreement and the other Finance Documents.
4	Bank accounts

Evidence that any Account required to be established under clause 30 (Bank accounts) has been opened and established, that any Account Security in respect of each such Account has been executed and delivered by the relevant Account Holder(s) and that any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security.

5	Construction matters

A copy, certified by an approved person to be a true and complete copy, of the Building Contract Documents for each Ship.

6	Security Documents

Duly executed and dated copies of each of the following Finance Documents, together with all duly executed notices, acknowledgments, letters, transfers, certificates and other documents required to be delivered thereunder:

(a)Share Security; and

(b)Account Security.

7	“Know your customer” information

Such documentation and information as any Finance Party may reasonably request through the Agent to comply with "know your customer" or similar identification procedures under all laws and regulations applicable to that Finance Party.

Part 2

Conditions precedent on each Delivery

1	Corporate documents
(a)

A certificate of an authorised signatory of the Borrowers certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)

A certificate of an authorised signatory of each other Original Obligor which is party to any of the Original Security Documents required to be executed at or before Delivery of the relevant Ship certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2	Security
(a)	The Mortgage, the General Assignment and (if applicable) the Deed of Covenant in respect of the relevant Ship duly executed by the relevant Owner.
(b)	The General Assignment in respect of the relevant Ship executed by the relevant Bareboat Charterer.
(c)

Duly executed notices of assignment (including notices of assignment of the Earnings under each Initial Charter for the relevant Ship) and (on a reasonable efforts basis, unless such notice relates to an assignment of a Bareboat Charter or a Charter for which a Quiet Enjoyment Agreement is to be entered into where the relevant Ship has already been delivered under such Charter) acknowledgements of those notices as required by any of the above Security Documents, provided that no notices should be given in respect of a Charter or Charter Guarantee (as applicable) if an assignment would be in conflict with the relevant Charter or Charter Guarantee (but without prejudice to the provisions of clause 25.8(e)(Chartering)).

(d)	A Subordination Deed, if and to the extent required under the provisions of 31.3 (Financial Indebtedness) or 31.5 (Loans and credit) on account of any Financial Indebtedness incurred by a Borrower.
(e)

Each Quiet Enjoyment Agreement required as a condition to the granting of a Mortgage under a Charter or any other charter commitment and/or the assignment of Earnings under a Charter, where the relevant Ship is to be delivered under such Charter on the relevant Utilisation, duly executed by the relevant Owner or, as applicable, Bareboat Charterer, the Security Agent and the relevant charterer (the Borrowers hereby representing that no such Charter or charter commitment exists at the relevant time).

3	Delivery and registration of Ship

Evidence that the relevant Ship:

(a)

is (or will upon the release of the proceeds of the relevant Utilisation be) legally and beneficially owned by the relevant Owner and registered in the name of the relevant Owner free from any Security Interests (other than Security Interests created under the Finance Documents) through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)

is classed with the relevant Classification free of overdue requirements and overdue recommendations of the relevant Classification Society affecting class (including by way of an interim class certificate);

(c)	is insured in the manner required by the Finance Documents;
(d)	has been delivered to, and accepted for service by, the Bareboat Charterer under the relevant Bareboat Charter;
(e)	is free of any charter commitment (other than a Bareboat Charter and the Initial Charters for such Ship) which would require approval under the Finance Documents; and
(f)

is not subject to any prior registration (other than through the relevant Registry in the relevant Flag State) or that any prior registration has been or will (within such period as may be approved) be cancelled.

4	Mortgage registration

Evidence that the Mortgage in respect of the relevant Ship has been (or will upon the release of the proceeds of the relevant Utilisation be) registered against the relevant Ship through the relevant Registry under the laws and flag of the relevant Flag State.

5	Legal opinions

The following further legal opinions, each addressed to the Agent, the Security Agent, Sinosure, the Original Lenders and the Original Hedging Providers, substantially in the form distributed to the Original Lenders, the Original Hedging Providers and Sinosure and approved by the Agent prior to signing this Agreement in relation to Security Documents and the Sinosure Insurance Policy for the relevant Ship and capable of being relied upon by any persons who become Lenders or Hedging Providers pursuant to the primary syndication of the Facility:

(a)	a legal opinion of Norton Rose Fulbright LLP on matters of English law;
(b)	a legal opinion of Moalem Weitemeyer Advokatpartnerselskab on matters of Danish law;
(c)	a legal opinion of Chrysses Demetriades & Co. LLC on matters of Cyprus law;
(d)	legal opinion of Advokatfirmaet Wiersholm AS on matters of Norwegian law;
(e)	a legal opinion from legal counsel on matters of law of the relevant Flag State of the Ship; and
(f)	such other opinions or confirmations from relevant legal counsel selected by the Agent in respect of any matters in relation to this Agreement as the Agent shall deem necessary or desirable.
6	Insurance

In relation to the relevant Ship’s Insurances:

(a)	an opinion from insurance consultants appointed by the Agent on such Insurances;
(b)	evidence that such Insurances have been placed in accordance with clause 27 (Insurance); and
(c)

evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking (including fleet premium lien waivers) in favour of the Agent in an approved form in relation to the Insurances provided the same is requested at least 5 Business Days prior to the date on which the relevant Utilisation Request is delivered.

7	ISM and ISPS Code

Copies of:

(a)	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the relevant Ship for the purposes of that code; and
(b)

if so requested by the Agent no later than 5 Business Days prior to the date on which the relevant Utilisation Request is delivered by the Borrowers (or the Parent on their behalf), any other certificates issued under any applicable code required to be observed by the relevant Ship or in relation to its operation under any applicable law.

8	Value of security

Valuations of the relevant Ship obtained (not more than 60 days before the relevant Utilisation Date) in accordance with clause 28 (Minimum security value) showing that the Security Value at the relevant time will be not less than 140 per cent of the amount of the Loan (including the Advance for that Ship that is to be drawn) upon execution of the Security Documents specified in paragraph 2 (Security) of this Part 2 of this Schedule and the Utilisation.

9	Construction matters
(a)	Evidence that any Authorisations required from any government entity for the export of the Ship by the Builder have been obtained or that no such Authorisations are required.
(b)

Evidence of the full Contract Price for the relevant Ship (as adjusted in accordance with the Building Contract, including amounts payable thereunder in respect of any variation orders for equipment or liquidated damages) showing that the amount of the relevant Advance is in compliance with the requirements of 5.3 (Currency and amount).

(c)

Evidence that the full Contract Price for the relevant Ship (as adjusted in accordance with its Building Contract, including amounts payable thereunder in respect of any variation orders for equipment) will have been paid upon the relevant Utilisation being made and that the Builder will not have any lien or other right to detain the Ship on its Delivery.

(d)

A copy of the builder's certificate and (if applicable) any bill of sale conveying title to the relevant Owner and the protocol of delivery and acceptance and commercial invoice and, if so requested by the Agent no later than 5 Business Days prior to the date on which the relevant Utilisation Request is delivered, any other certificates or documents required under the relevant Building Contract.

10	Fees and expenses

Evidence that the fees, commissions, costs and expenses then due from the Borrowers pursuant to clause 13 (Fees) and clause 18 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.

11	Inventory of Hazardous Materials

A copy of the certificate being the document listing all the potentially hazardous materials on board the relevant Ship.

12	Initial Bareboat Charter

In relation to the relevant Ship’s Initial Bareboat Charter, a copy of the Initial Bareboat Charter executed by all parties to it (i) evidencing that the terms of such Initial Bareboat Charter reflect the terms of the form of Initial Bareboat Charter provided to the Agent prior to the date of this Agreement and as described in Schedule 2 (Ship information) and providing for charter hire which, for the entire tenor of the same, is not less than the relevant Minimum Bareboat Charter Hire or (ii) in such form and substance acceptable to the Majority Lenders.

13	Initial Charters

In relation to the relevant Ship’s Initial Charters:

(a)	to the extent such disclosure does not constitute a breach of the relevant Initial Charter, a description of the main terms of each Initial Charter; and
(b)

a copy of the timeline and particulars of employment provided to the Agent prior to the date of this Agreement and as described in Schedule 2 (Ship information) (updated to the extent that there have been any changes to such timeline and particulars of employment) certified by an approved person as being a true and complete copy as at a date no earlier than a date approved for this purpose, evidencing that the relevant Ship’s Initial Charters provide for a minimum aggregate fixed hire period or total employment or service of at least 16 months over the course of a maximum period of 30 months from Delivery.

14	Management

Where a manager of the relevant Ship has been approved in accordance with clause 25.4 (Manager), a copy, certified by an approved person to be a true and complete copy, of the Management Agreement relating to such Ship in form and substance in all respects approved.

15	Process Agent

Evidence that any process agent of any Obligor referred to in any provision of any Finance Document to be entered into under this Part 2 has accepted its appointment.

16	Sinosure Insurance Policy
(a)

An original counterpart of the Sinosure Insurance Policy for the relevant Advance, duly executed by Sinosure, in addition to a copy of an English translation of the Sinosure Insurance Policy. For the avoidance of doubt the English translation shall be provided by legal advisers to the Lenders on matters of Chinese law (but excluding matters of Hong Kong, Macau Special Administrative Region and Taiwan law) at the Borrowers’ cost, in form and substance satisfactory to the Agent, the Sinosure Agent and the Lenders.

(b)

A legal opinion of the legal advisers to the Agent in the People’s Republic of China on matters of Chinese law (but excluding matters of Hong Kong, Macau Special Administrative Region and Taiwan law), substantially in the form approved by the Security Agent and the Lenders, which shall include confirmation that the relevant Sinosure Insurance Policy has been duly issued for the benefit of the Lenders by Sinosure and that it is in full force and effect.

(c)

Documents evidencing that the Sinosure Premium in relation to such Sinosure Insurance Policy and any costs and expenses which are then due and payable to Sinosure has been paid by the Borrowers and received by Sinosure in full, including a copy of Sinosure’s premium invoice or invoices for the Sinosure Premium in relation to such Sinosure Insurance Policy.

(d)

Confirmation from the Sinosure Agent to the Agent (in a manner satisfactory to the Agent) that Sinosure has confirmed: (i) that the relevant Sinosure Insurance Policy has become effective and (ii) it has received in full the Sinosure Premium payable pursuant to the relevant notice.

(e)

The Agent has not been informed in writing that Sinosure intends to, nor that Sinosure has stipulated in writing its intention to, repudiate or suspend the application of the Sinosure Insurance Policy for any Advance.

(f)	Sinosure has not instructed the Sinosure Agent that the relevant Advance should not be permitted or made available by the Lenders or, as the case may be, the Agent.

(g)	A copy of the relevant exporter declaration in the form required by Sinosure duly signed by an authorised signatory of the relevant Builder.
17	DSRA Balances

Evidence that the Borrowers are in compliance with the minimum credit balances of the Debt Service Reserve Accounts required under clause 30.3 (Debt Service Reserve Account).

Part 3

Conditions Precedent for Additional Guarantors

1	An Accession Deed duly executed by the relevant Additional Guarantor and the Parent.
2	A copy of the Constitutional Documents of the relevant Additional Guarantor.
3	A copy of a resolution of the board of directors of the relevant Additional Guarantor:
(a)

approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents and resolving that it execute, deliver and perform the Accession Deed and any other Finance Document to which it is party;

(b)	authorising a specified person or persons to execute the Accession Deed and other Finance Documents on its behalf;
(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party; and

(d)	authorising the Parent to act as its agent in connection with the Finance Documents
4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.
5

If applicable, a copy of a resolution signed by all the holders of the issued shares in the relevant Additional Guarantor, approving the terms of, and the transactions contemplated by, the Accession Deed and the Finance Documents.

6

A certificate of the relevant Additional Guarantor (signed by an authorised signatory) confirming that guaranteeing or securing, as appropriate, the Total Commitments would not cause any guarantee, security or similar limit binding on it to be exceeded.

7

A certificate of an authorised signatory of the relevant Additional Guarantor certifying that each copy document listed in this Part 3 of Schedule 3 (Conditions precedent) in respect of the Additional Guarantor is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

8

A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Deed or for the validity and enforceability of any Finance Document.

9	If available, the latest audited financial statements of the relevant Additional Guarantor.
10	The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders:
(a)

A legal opinion of Norton Rose Fulbright LLP, legal advisers to the Agent in England, as to English law in the form distributed to the Lenders, the Agent and Sinosure prior to signing the Accession Deed.

(b)

A legal opinion of the legal advisers to the Agent in the jurisdiction of incorporation of the relevant Additional Guarantor and the jurisdiction of the governing law of each Finance Document to which it is a party (an Applicable Jurisdiction) as to the law of each Applicable Jurisdiction and in the form distributed to the Lenders, the Agent and Sinosure prior to signing the Accession Deed.

11

If the relevant Additional Guarantor is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in clause 57.2 (Service of process), if not an Obligor, has accepted its appointment in relation to that Additional Guarantor.

12	Any Finance Documents which are required by the Agent to be executed by the relevant Additional Guarantor.
13

Such documentary evidence as legal counsel to the Agent may require, that the relevant Additional Guarantor has complied with any law in its jurisdiction relating to financial assistance or analogous process.

Schedule 4

Utilisation Request

From:	[Wind N1063 Limited and Wind N1064 Limited]
[Cadeler A/S]

To:	[DNB Bank ASA as Agent]

Dated:	[⚫]

Dear Sirs

€425,000,000 Facility Agreement dated [⚫] (the Facility Agreement)

1

We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow an Advance under the Ship Commitment for Ship [A][B] on the following terms:

Proposed Utilisation Date:	[⚫] (or, if that is not a Business Day, the next Business Day)
Amount:	€[⚫]

3	We confirm that each condition specified in clause 4.3 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request.
4	The purpose of this Advance is [specify purpose complying with clause 3 of the Facility Agreement] [and its proceeds should be credited to [⚫] [specify account]].
5	We request that the first Interest Period for the relevant Advance be [3] Months.
6	The final Contract Price for Ship [A][B] is €[⚫].
7	This Utilisation Request is irrevocable and cannot be varied without the prior written consent of the Majority Lenders and Sinosure.

Yours faithfully

[…………………………………

authorised signatory for

Wind N1063 Limited

…………………………………

authorised signatory for

Wind N1064 Limited]

[…………………………………

authorised signatory for

Cadeler A/S]

Schedule 5

Form of Disbursement and Repayment Report to Sinosure

DZBH6003201701

提款还款情况通报表

（出口买方信贷保险适用）

Disbursement and Repayment Report of Buyer's Credit Insurance

填表日期 (Date of Reporting):	X年X月X日(DD/MM /YY)	货币单位 (Currency):
项目名称Project Name:		保险单号 Insurance Policy N°:	备注Comments:
借款人Borrower		担保人Guarantor
贷款人Lender(s)		贷款协议号Loan Agreement Ref.
出口方Exporter		项目所在国Host Country

提款情况 Disbursements
计划提款日期Scheduled Disbursement Date	计划提款金额 Scheduled Disbursement Amount	实际提款日期 Actual Disbursement Date	实际提款金额 Actual Disbursement Amount	备注 Comments:

1	X年X月X日(DD/MM /YY)					X年X月X日(DD/MM /YY)
…	…					…
累计提款金额 Accumulated Disbursements:			0.00					0.00
还款情况 Repayments
	计划还款日期Scheduled Repayment Date	计划还款金额 Scheduled Repayment Amount	本金Principle	利息Interest	适用利率Applicable Interest Rate	实际还款日期Actual Repayment Date	实际还款金额 Actual Repayment Amount	本金Principle	利息Interest	适用利率Applicable Interest Rate	备注Comments
1	X年X月X日(DD/MM /YY)					X年X月X日(DD/MM /YY)
…	…					…
累计金额 Accumulated Amount:		0.00	0.00	0.00		累计金额 Accumulated Amount:	0.00	0.00	0.00

填表说明：

1.	本表仅用为贷款银行向中国出口信用保险公司通报贷款协议支付和回收管理情况。

This form is only set for the purpose of reporting to be made by the Lenders to SINOSURE regarding disbursements and payments of the loan.

2.	贷款银行将贷款汇入借款人帐户后，在10个工作日内书面通知中国出口信用保险公司放款情况。

Within 10 days after transfer of funds by the Lenders to the account of the Borrower, the Lenders shall notify SINOSURE in writing the relevant disbursement.

3.	如果按贷款协议规定，出现逾期未收情况，请及时通报说明。

Upon the occurrence of any amount becoming overdue as per the provisions of the Loan Agreement, notification of such shall be made immediately.

4.	本表中利息不包括逾期后产生的利息。

The interest declared in this table does not include any interest for overdue payment.

5.	本表应本着实事求是，最大诚信原则填写。

This table shall be written and reported in good faith.

填表人：                           复核人：                  公章                          - 年 - 月 - 日

Reporting made by:                  Reviewed by:             Company Stamp                   (DD/MM /YY)

Schedule 6

Selection Notice

From:Wind N1063 Limited

and

Wind N1064 Limited

To:[DNB Bank ASA as Agent]

Dated:[⚫]

Dear Sirs

€425,000,000 Facility Agreement dated [⚫] (the Facility Agreement)

1

We refer to the Facility Agreement. This is a Selection Notice. Terms defined in the Facility Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Advance in relation to Ship [A][B] be [•] Months.
3	This Selection Notice is irrevocable.

Yours faithfully

…………………………………

authorised signatory for

Wind N1063 Limited

…………………………………

authorised signatory for

Wind N1064 Limited

Schedule 7

Original Schedule of Repayment Amounts

Repayment Date	Advance A (in relation to Ship A) Amount €213,826,505 (€)	Advance B (in relation to Ship B) Amount €211,173,495 (€)
First Second Third Fourth Fifth Sixth Seventh Eighth Ninth Tenth Eleventh Twelfth Thirteenth Fourteenth Fifteenth Sixteenth Seventeenth Eighteenth Nineteenth Twentieth Twenty First Twenty Second Twenty Third Twenty Fourth Twenty Fifth Twenty Sixth Twenty Seventh Twenty Eighth Twenty Nineth Thirtieth Thirty First Thirty Second Thirty Third Thirty Fourth Thirty Fifth	4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

4,399,447.81

Repayment Date	Advance A (in relation to Ship A) Amount €213,826,505 (€)	Advance B (in relation to Ship B) Amount €211,173,495 (€)
Thirty Sixth Thirty Seventh Thirty Eighth Thirty Nineth Fortieth Forty First Forty Second Forty Third Forty Fourth Forty Fifth Forty Sixth Forty Seventh Forty Eighth	4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85 4,454,718.85	4,399,447.81 4,399,447.81 4,399,447.81 4,399,447.81 4,399,447.81 4,399,447.81 4,399,447.81 4,399,447.81 4,399,447.81 4,399,447.81 4,399,447.81 4,399,447.81 4,399,447.81
TOTAL (€)	213,826,505	211,173,495

Schedule 8

Form of Accession Deed

To:	DNB Bank ASA as Agent and as Security Agent for the other Finance Parties to the Facility Agreement referred to below

From:[insert Additional Guarantor name]

Dated: [⚫]

Dear Sirs

€425,000,000 Facility Agreement dated [⚫] (the Facility Agreement)

1

We refer to the Facility Agreement. This deed (the Accession Deed) shall take effect as an Accession Deed for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Accession Deed unless given a different meaning in this Accession Deed.

2

With effect on the date of this Accession Deed, [⚫] (the NewCo) agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement and the other Finance Documents as an Additional Guarantor pursuant to clause 36.5 (Additional Guarantors) of the Facility Agreement. [⚫] is a [company duly incorporated] under the laws of [name of relevant jurisdiction] with registered number [⚫].

3

With effect on the date of this Accession Deed, the NewCo shall be, and is hereby made, an additional party to the Facility Agreement, as joint and several guarantor with the Guarantors as at the date of the Facility Agreement (the Original Guarantors) and any other Additional Guarantor previously made a guarantor under the Facility Agreement (a Previously Acceded Additional Guarantor), and the Facility Agreement shall henceforth be construed and treated in all respects as if references therein to “Guarantors” included references to the NewCo in addition to the Original Guarantors and any Previously Acceded Additional Guarantor.

4

The NewCo hereby agrees with the Finance Parties, the Original Guarantors, any Previously Acceded Additional Guarantor [and the Parent] that, as and with effect from the date of this Accession Deed, it shall, jointly and severally with the Original Guarantors and any Previously Acceded Guarantor:

(a)	be bound by the terms of the Facility Agreement as if the NewCo had all times been named therein as Guarantor;
(b)

duly and punctually perform all the liabilities and obligations whatsoever from time to time to be performed or discharged by the Original Guarantors and any Previously Acceded Additional Guarantor under the Facility Agreement (and for which the Original Guarantors, any Previously Acceded Additional Guarantor and NewCo hereby agree to be jointly and severally liable); and

(c)

without prejudice to the generality of paragraphs (a) and (b) above, be [indebted for][a guarantor under the Guarantee in respect of] the full amount of the Loan, interest thereon and all other sums which may be or become due to the Finance Parties pursuant to the Facility Agreement.

5	The Parent confirms that no Default is continuing or would occur as a result of NewCo becoming an Additional Guarantor.
6	NewCo’s administrative details for the purposes of the Facility Agreement are as follows:

Address:[⚫]

Attention:[⚫]

7	This Accession Deed and any non-contractual obligations arising out of or in connection with it are governed by English law.

THIS ACCESSION DEED has been signed on behalf of the Agent, signed on behalf of the Security Agent, executed as a deed by the Parent and executed as a deed by [Additional Guarantor] and is delivered on the date stated above.

EXECUTED as a DEED	)
by	)
for and on behalf of	)	......................................
[⚫]	)	Attorney-in-fact
as NewCo and Additional Guarantor	)
in the presence of:	)

......................................
Witness
Name:
Address:
Occupation:

EXECUTED as a DEED	)
by	)
for and on behalf of	)	......................................
CADELER A/S	)	Attorney-in-fact
as Parent	)
in the presence of:	)

......................................
Witness
Name:
Address:
Occupation:

THE AGENT

[DNB BANK ASA]

By:

THE SECURITY AGENT

[DNB BANK ASA]

By:

Schedule 9

Form of Transfer Certificate

To:	DNB BANK ASA as Agent
From:

[The Existing Lender], a company incorporated in [insert jurisdiction of incorporation] (the Existing Lender), and [The New Lender], a company incorporated in [insert jurisdiction of incorporation] (the New Lender)

Dated:

€425,000,000 Facility Agreement dated [⚫] (the Facility Agreement)

8

We refer to the Facility Agreement. This agreement (the Agreement) shall take effect as a Transfer Certificate for the purposes of the Facility Agreement. Terms defined in the Facility Agreement have the same meaning in this Agreement unless given a different meaning in this Agreement.

9	We refer to clause 35.8 (Procedure for assignment) of the Facility Agreement:
(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Facility Agreement and the other Finance Documents which correspond to that portion of the Existing Lender’s Commitment and participations in the Advances under the Facility Agreement as specified in the Schedule.

(b)

The Existing Lender is released from the obligations owed by it which correspond to that portion of the Existing Lender’s Commitment and participations in the Advances under the Facility Agreement specified in the Schedule (but the obligations owed by the Obligors under the Finance Documents shall not be released).

(c)	On the Transfer Date the New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.
(d)	The proposed Transfer Date is [•].
(e)	The Facility Office and address, email address and attention details for notices of the New Lender for the purposes of clause 47.2 (Addresses) of the Facility Agreement are set out in the Schedule.
10	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clause 35.7 (Limitation of responsibility of Existing Lenders) of the Facility Agreement.
11

This Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with clause 35.9 (Copy of Transfer Certificate to Borrowers) of the Facility Agreement, to the Borrowers (on behalf of each Obligor) of the assignment referred to in this Agreement.

12	This Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.
13	This Agreement and any non-contractual obligations connected with it are governed by English law.
14	This Agreement has been entered into on the date stated at the beginning of this Agreement.

Note:The execution of this Transfer Certificate may not assign a proportionate share of the Existing Lender's interest in any Sinosure Insurance Policy or in the Security Documents in all jurisdictions. It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Existing Lender's interest in any Sinosure Insurance Policies or the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, email address and attention details for notices and account details for payments.]

[Existing Lender][New Lender]

By:By:

This Agreement is accepted by the Agent as a Transfer Certificate for the purposes of the Facility Agreement and the Transfer Date is confirmed as [ ].

Signature of this Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[DNB BANK ASA] as Agent

By:

Schedule 10

Form of Compliance Certificate

To: DNB Bank ASA as Agent

From:	Cadeler A/S, a company incorporated in Denmark, as Parent

Dated: [⚫]

Dear Sirs

€425,000,000 Facility Agreement dated [⚫] (the Facility Agreement)

1	Financial Covenants

I/We confirm that as at the Measurement Period ended on [30 June] [31 December] [⚫]:

(a)	Equity Ratio: the Equity Ratio is [⚫]:1.0, calculated as shown in Appendix A and compared against a minimum ratio which is 0.35:1.0.
(b)	Liquidity: the Parent (on a consolidated basis) maintains Cash and Cash Equivalents of €[⚫], calculated as shown in Appendix B and compared against a minimum required amount of €[⚫].
(c)	Working Capital: the Working Capital was higher than zero (0), being €[⚫], calculated as shown in Appendix C.
2	Security Requirement

We confirm that the Security Value is €[⚫] calculated as shown in Appendix D, compared against a Minimum Value of €[⚫], calculated as shown in Appendix E.

3	Distributions

For the purposes of clause 31.13 (Distributions and other payments by Group), the ratio of (a) Net Interest Bearing Debt to (b) EBITDA, was [not] lower than 2.75:1.00.

4	Default

[I/We confirm that no Default has occurred and is continuing.] [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

Signed by:

……………………………………………………

Chief Financial Officer

CADELER A/S

Schedule 11

Form of Green Loan Compliance Certificate

To:[DNB Bank ASA as Agent]

From:Wind N1063 Limited

and

Wind N1064 Limited

Dated:[⚫]

Dear Sirs

€425,000,000 Facility Agreement dated [⚫] (the Facility Agreement)

1

We refer to the Facility Agreement. This is a Green Loan Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Green Loan Compliance Certificate unless given a different meaning in this Green Loan Compliance Certificate.

2	This Green Loan Compliance Certificate is delivered with respect to the financial year ending [ ] (the Relevant Financial Year).
3	We confirm that [Insert details re compliance with the Green Asset Criteria]
4	As shown above, the Green Asset Criteria were [not] complied with. Accordingly:
(a)	[the applicable Green Loan Margin Adjustment is a [decrease] to the Margin of [ ] per cent. per annum]/[there is no Green Loan Margin Adjustment];
(b)	the Margin applicable to the Facility following the Green Loan Margin Adjustment is: [⚫]

[Set out relevant calculations in reasonable detail]

5

We confirm that the Green Loan Report relating to the Relevant Financial Year and attached hereto is a correct and complete copy of the original and has not been amended or superseded as at the date of this Green Loan Compliance Certificate.

Signed	…………………..	……………………..
	Director	Director
	Wind N1063 Limited	Wind N1064 Limited

Schedule 12

Forms of Notifiable Debt Purchase Transaction Notice

Part 1

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:DNB Bank ASA as Agent

From: [The Lender]

Dated:

$425,000,000 Facility Agreement dated [⚫] 2023 (the “Agreement”)

1

We refer to clause 36.3(b) (Disenfranchisement of Debt Purchase Transactions entered into by Parent Affiliates) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	We have entered into a Notifiable Debt Purchase Transaction.
3	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates
[⚫]	[insert amount (of Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part 2

Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with Parent Affiliate

To: DNB Bank ASA as Agent

From: [The Lender]

Dated:

$425,000,000 Facility Agreement dated [⚫] 2023 (the “Agreement”)

1

We refer to clause 36.2 (Prohibition on Debt Purchase Transactions by the Group) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [⚫] has [terminated]/[ceased to be with a Parent Affiliate].
3	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)
[⚫]	[insert amount (of Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

SIGNATURES

THE BORROWERS AND THE HEDGING GUARANTORS

WIND N1063 LIMITED

By: Peter Brogaard Hansen	/s/ Peter Brogaard Hansen

Attorney-in-fact

WIND N1064 LIMITED

By: Peter Brogaard Hansen	/s/ Peter Brogaard Hansen

Attorney-in-fact

THE PARENT

CADELER A/S

By:	/s/ Peter Brogaard Hansen

Peter Brogaard Hansen

THE ARRANGERS

DNB BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

BANCO SANTANDER, S.A.

By:	/s/ Romina Ventura
Romina Ventura
Executive Director

By:	/s/ Jose Luis Vincent
Jose Luis Vincent
Executive Director

COÖPERATIEVE RABOBANK U.A.

By: /s/ [Illegible]

/s/ G.C. Haanschoten
G.C. Haanschoten
Managing Director
Proxy AB

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

CRÉDIT INDUSTRIEL ET COMMERCIAL SINGAPORE BRANCH

By:	/s/ Lee Chow Wee
Lee Chow Wee
Head of Shipping Finance
Asia Pacific

By:	/s/ Benoit Messager
Benoit Messager
Head of Group Clients

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH

By:	/s/ LIM Jit Min
LIM Jit Min
Managing Director
Head of Large Local Corporates
Global Banking
The Hongkong & Shanghai Banking Corporation Limited, Singapore

KFW IPEX-BANK GMBH

By:	/s/ Nicholas Papadopoulos
Nicholas Papadopoulos
Attorney-in-fact

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	/s/ Angeline Teo
Angeline Teo
OCBC Bank

SOCIETE GENERALE

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

SPAREBANK 1 SR-BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

STANDARD CHARTERED BANK (SINGAPORE) LIMITED

By:	/s/ Amy Chow
Amy Chow
Managing Director
Shipping Finance

THE AGENT

DNB BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

THE SECURITY AGENT

DNB BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

THE SINOSURE AGENT

DNB BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

THE BOOKRUNNER AND CO-ORDINATOR

DNB BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

THE LENDERS

DNB BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

BANCO SANTANDER, S.A.

By:	/s/ Romina Ventura
Romina Ventura
Executive Director

By:	/s/ Jose Luis Vincent
Jose Luis Vincent
Executive Director

COÖPERATIEVE RABOBANK U.A.

By: /s/ [Illegible]

/s/ G.C. Haanschoten
G.C. Haanschoten
Managing Director
Proxy AB

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

CRÉDIT INDUSTRIEL ET COMMERCIAL SINGAPORE BRANCH

By:	/s/ Lee Chow Wee
Lee Chow Wee
Head of Shipping Finance
Asia Pacific

By:	/s/ Benoit Messager
Benoit Messager
Head of Group Clients

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH

By:	/s/ LIM Jit Min
LIM Jit Min
Managing Director
Head of Large Local Corporates
Global Banking
The Hongkong & Shanghai Banking Corporation Limited, Singapore

KFW IPEX-BANK GMBH

,
By:	/s/ Nicholas Papadopoulos
Nicholas Papadopoulos,
Attorney-in-fact

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	/s/ Angeline Teo
Angeline Teo
OCBC Bank

SOCIETE GENERALE

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

SPAREBANK 1 SR-BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr,
Attorney-in-fact

STANDARD CHARTERED BANK (SINGAPORE) LIMITED

By:	/s/ Amy Chow
Amy Chow
Managing Director
Shipping Finance

THE HEDGING PROVIDERS

DNB BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr
Attorney-in-fact

BANCO SANTANDER, S.A.

By:	/s/ Romina Ventura
Romina Ventura
Executive Director

By:	/s/ Jose Luis Vincent
Jose Luis Vincent
Executive Director

COÖPERATIEVE RABOBANK U.A.

By: /s/ [Illegible]

/s/ G.C. Haanschoten
G.C. Haanschoten
Managing Director
Proxy AB

CRÉDIT INDUSTRIEL ET COMMERCIAL SINGAPORE BRANCH

By:	/s/ Lee Chow Wee
Lee Chow Wee
Head of Shipping Finance,
Asia Pacific

By:	/s/ Benoit Messager
Benoit Messager
Head of Group Clients

~~THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED, SINGAPORE BRANCH~~

~~By:~~ 		

KFW IPEX-BANK GMBH

By:	/s/ Nicholas Papadopoulos
Nicholas Papadopoulos
Attorney-in-fact

OVERSEA-CHINESE BANKING CORPORATION LIMITED

By:	/s/ Angeline Teo
Angeline Teo
OCBC Bank

SOCIETE GENERALE

By:	/s/ Jennifer Carr
Jennifer Carr,
Attorney-in-fact

SPAREBANK 1 SR-BANK ASA

By:	/s/ Jennifer Carr
Jennifer Carr,
Attorney-in-fact

STANDARD CHARTERED BANK (SINGAPORE) LIMITED

By:	/s/ Amy Chow
Amy Chow
Managing Director
Shipping Finance